 EXECUTION VERSION

Credit Agreement

Dated as of
August 1, 2007

among

McMoRan Exploration Co.,
As Borrower,

JPMorgan Chase Bank, N.A.,
as Administrative Agent,

and

The Lenders Party Hereto

Joint Lead Arrangers and Joint Book Runners

J.P. Morgan Securities Inc.                                                                                                                                Merrill Lynch, Pierce, Fenner & Smith Incorporated

TABLE OF CONTENTS

Page

ARTICLE I DEFINITIONS AND ACCOUNTING MATTERS
Section 1.01 Section 1.02 Section 1.03 Section 1.04 Section 1.05	Terms Defined Above Certain Defined Terms Types of Loans and Borrowings Terms Generally; Rules of Construction Accounting Terms and Determinations: GAAP	1 1 31 31 32
ARTICLE II THE CREDITS
Section 2.01 Section 2.02 Section 2.03	Commitments Procedures for Borrowing Presumption of Funding by the Lenders	32 32 33
ARTICLE III MATURITY, EXCHANGE NOTES; PAYMENTS OF PRINCIPAL AND INTEREST
Section 3.01 Section 3.02 Section 3.03 Section 3.04 Section 3.05	Maturity and Exchange Notes Repayment of Loans Interest Rates and Payment Dates [Intentionally Omitted] Optional and Mandatory Prepayments	33 33 34 34 34
ARTICLE IV PAYMENTS; PRO RATA TREATMENT; SHARING OF SET-OFFS
Section 4.01 Section 4.02 Section 4.03 Section 4.04	Payments Generally; Pro Rata Treatment; Sharing of Set-offs Presumption of Payment by the Borrower Certain Deductions by the Administrative Agent Disposition of Proceeds	36 38 38 38
ARTICLE V INCREASED COSTS; BREAK FUNDING PAYMENTS; TAXES
Section 5.01 Section 5.02 Section 5.03 Section 5.04 Section 5.05	Increased Costs Break Funding Payments Taxes Designation of Different Lending Office Replacement of Lenders	38 39 40 41 42

ARTICLE VI CONDITIONS PRECEDENT
Section 6.01 Section 6.02	Effective Date Each Credit Event	42 44
ARTICLE VII REPRESENTATIONS AND WARRANTIES
Section 7.01 Section 7.02 Section 7.03	Organization; Powers Authority; Enforceability Approvals; No Conflicts	45 45 45

i

Section 7.04
Section 7.05
Section 7.06
Section 7.07
Section 7.08
Section 7.09
Section 7.10
Section 7.11
Section 7.12
Section 7.13
Section 7.14
Section 7.15
Section 7.16
Section 7.17
Section 7.18
Section 7.19
Section 7.20
Section 7.21
Section 7.22

Financial Condition; No Material Adverse Change
Litigation
Environmental Matters
Compliance with the Laws and Agreements; No Defaults
Investment Company Act
Taxes
ERISA
Disclosure; No Material Misstatements
Insurance
Restriction on Liens
Subsidiaries
Location of Business and Offices
Properties; Titles, Etc.
Maintenance of Properties
Gas Imbalances, Prepayments
Marketing of Production
Swap Agreements
Use of Loans
Solvency
45 46 46 47 48 48 48 49 50 50 50 50 50 51 52 52 52 52 52
ARTICLE VIII AFFIRMATIVE COVENANTS
Section 8.01
Section 8.02
Section 8.03
Section 8.04
Section 8.05
Section 8.06
Section 8.07
Section 8.08
Section 8.09
Section 8.10
Section 8.11
Section 8.12
Section 8.13
Section 8.14
Section 8.15
Section 8.16
Section 8.17
Section 8.18
Section 8.19
Section 8.20
Section 8.21

Financial  Statements; Other Information
Notices of Material Events
Existence; Conduct of Business
Payment of Obligations
Performance of Obligations under Loan Documents
Operation and Maintenance of Properties
Insurance
Books and Records; Inspection Rights
Compliance with Laws
Environmental Matters
Further Assurances
Reserve Reports
[Intentionally Omitted]
Additional Guarantors
ERISA Compliance
Unrestricted Subsidiaries
Marketing activities
Swap Agreements
Second Lien
Exchange Notes
Use of Proceeds of the Take-Out Securities
53 55 56 56 56 56 57 57 57 57 58 58 58 58 59 59 59 60 60 60 61
ARTICLE IX NEGATIVE COVENANTS
Section 9.01 Section 9.02 Section 9.03 Section 9.04 Section 9.05	[Intentionally Omitted] Debt Liens Restricted Payments [Intentionally Omitted]	61 61 65 65 69

Section 9.06
Section 9.07
Section 9.08
Section 9.09
Section 9.10
Section 9.11
Section 9.12
Section 9.13
Section 9.14
Section 9.15
Section 9.16
Section 9.17
Section 9.18
Section 9.19
Section 9.20
Section 9.21

Nature of Business; International Operations
Proceeds of Notes
ERISA Compliance
[Intentionally Omitted]
Mergers, Etc.
Sale of Properties and Subsidiary Stock
Environmental Matters
Transactions with Affiliates
Subsidiaries
Dividend Restrictions
[Intentionally Omitted]
[Intentionally Omitted]
[Intentionally Omitted]
Unrestricted Subsidiaries
Change of Control
Payments for Consent
69 69 69 70 70 72 74 74 75 75 77 77 77 77 77 78
ARTICLE X EVENTS OF DEFAULT; REMEDIES
Section 10.01 Section 10.02	Events of Default Remedies	78 80
ARTICLE XI THE ADMINISTRATIVE AGENT
Section 11.01 Section 11.02 Section 11.03 Section 11.04 Section 11.05 Section 11.06 Section 11.07 Section 11.08 Section 11.09 Section 11.10 Section 11.11
Appointment; Powers
Duties and Obligations of Administrative Agent
Action by Administrative Agent
Reliance by Administrative Agent
Subagents
Resignation of Administrative agent
Agents as Lenders
No Reliance
Administrative Agent May File Proofs of Claim
Authority of Administrative Agent to Release Collateral and Liens
The Arrangers and the Agents
81 81 81 82 82 82 83 83 83 84 84

ARTICLE XII MISCELLANEOUS
Section 12.01 Section 12.02 Section 12.03 Section 12.04 Section 12.05 Section 12.06 Section 12.07 Section 12.08 Section 12.09 Section 12.10 Section 12.11 Section 12.12
Notices
Waivers; Amendments
Expenses, Indemnity; Damage Waiver
Successors and Assigns
Survival; Revival; Reinstatement
Counterparts; Integration; Effectiveness
Severability
Right of Setoff
GOVERNING LAW; JURISDICTION; CONSENT TO SERVICE  PROCESS
Headings
Confidentiality
Interest Rate Limitation

84 85 86 88 91 92 92 92 93 94 94 94

Section 12.13 Section 12.14 Section 12.15 Section 12.16	Intercreditor Agreement No Third Party Beneficiaries Acknowledgements USA Patriot Act Notice	95 95 95 95

ANNEX, EXHIBITS AND SCHEDULES

Annex I                                  Commitments

Exhibit A-1                            Form of Initial Note
Exhibit A-2                            Form of Term Note
Exhibit B                                Form of Borrowing Request
Exhibit C                                [Intentionally Omitted]
Exhibit D                                Form of Compliance Certificate
Exhibit E                                Form of Legal Opinion of Jones Walker, special counsel to theBorrower
Exhibit F                                Form of Guaranty Agreement
Exhibit G                                Form of Assignment and Assumption
Exhibit H                                Description of Exchange Notes
Exhibit I                                 Form of Intercreditor Agreement
Exhibit J                                 Form of Exemption Certificate
Exhibit K                                Form of Exchange and Registration Rights Agreement

Schedule 1.02                        Approved Counterparties
Schedule 1.02(b)                   Preferential Purchase Right Properties
Schedule 7.05                        Litigation
Schedule 7.10(d)                   ERISA Plan
Schedule 7.10(f)                    Under-funded ERISA Plan
Schedule 7.12                        Insurance
Schedule 7.14                        Subsidiaries
Schedule 7.16                        Title to Properties
Schedule 7.18                        Gas Imbalances
Schedule 7.19                        Marketing Contracts
Schedule 7.20                        Swap Agreements
Schedule 9.02                        Existing Debt
Schedule 9.03                        Existing Liens
Schedule 9.05                        Investments
Schedule 9.13                        Existing Affiliate Transactions

v

THIS CREDIT AGREEMENT dated as of August 1, 2007, is among: McMoRan Exploration Co., a Delaware corporation (the “Borrower”), each of the Lenders from time to time party hereto; JPMorgan Chase Bank, N.A. (in its individual capacity, “JPMorgan”), as administrative agent for the Lenders (in such capacity, together with its successors in such capacity, the “Administrative Agent”);  and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as syndication agent for the Lenders (in such capacity, together with its successors in such capacity, the “Syndication Agent”).

ARTICLE I
Definitions and Accounting Matters

Section 1.01  Terms Defined Above.  As used in this Agreement, each term defined above has the meaning indicated above.

Section 1.02  Certain Defined Terms.  As used in this Agreement, the following terms have the meanings specified below:

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“Accepting Holder” has the meaning set forth in Section 3.05(d).

“Acquired Debt” means Debt (i) of a Person or any of its Subsidiaries existing at the time such Person becomes a Restricted Subsidiary or (ii) assumed in connection with the acquisition of assets from such Person, in each case whether or not Incurred by such Person in connection with, or in anticipation or contemplation of, such Person becoming a Restricted Subsidiary or such acquisition.  Acquired Debt shall be deemed to have been Incurred, with respect to clause (i) of the preceding sentence, on the date such Person becomes a Restricted Subsidiary and, with respect to clause (ii) of the preceding sentence, on the date of consummation of such acquisition of assets.

“Acquisition” means the acquisition of certain oil, gas and mineral Properties pursuant to the terms and conditions of the Acquisition Documents.

“Acquisition Agreement” means the Purchase and Sale Agreement between Seller and MOXY, as Buyer, dated June 20, 2007, to be effective July 1, 2007.

“Acquisition Documents” means (a) the Acquisition Agreement, (b) the P&A Escrow Agreement, (c) the Transition Services Agreement, (d) the Title Indemnity Agreement and (e) all bills of sale, assignments, agreements, instruments and documents executed and delivered in connection therewith, in each case, as amended from time to time.

“Acquisition Properties” means the Oil and Gas Properties and other properties acquired by MOXY pursuant to the Acquisition Documents.

“Additional Assets” means (a) any property, plant or equipment to be used by the Borrower or a Restricted Subsidiary in the Oil and Gas Business, (b) Capital Expenditures by the Borrower or a Restricted Subsidiary in the Oil and Gas Business, (c) the Equity Interest of a Person that becomes a Restricted Subsidiary as a result of the acquisition of such Equity Interest by the Borrower or a Restricted Subsidiary or (d) Equity Interests constituting a minority interest in any Person that at such time is a Restricted Subsidiary; provided, however, that, in the case of clauses (c) and (d), such Restricted Subsidiary is primarily engaged in the Oil and Gas Business.

“Adjusted Consolidated Net Tangible Assets” means (without duplication), as of the date of determination, the remainder of (a) the sum of: (i) discounted future net revenues from proved oil and gas reserves of the Borrower and its Restricted Subsidiaries calculated in accordance with SEC guidelines before any provincial, territorial, state, federal or foreign income taxes, as estimated by the Borrower in a reserve report prepared as of the end of the Borrower’s most recently completed fiscal year for which audited financial statements are available, as increased by, as of the date of determination, the estimated discounted future net revenues from (A) estimated proved oil and gas reserves acquired since such year end, which reserves were not reflected in such year end reserve report, and (B) estimated oil and gas reserves attributable to upward revisions of estimates of proved oil and gas reserves since such year end due to exploration, development or exploitation activities, in each case calculated in accordance with SEC guidelines(utilizing the prices for the fiscal quarter ending prior to the date of determination), and decreased by, as of the date of determination, the estimated discounted future net revenues from (C) estimated proved oil and gas reserves produced or disposed of since such year end, and (D) estimated oil and gas reserves attributable to downward revisions of estimates of proved oil and gas reserves since such year end due to changes in geological conditions or other factors which would, in accordance with standard industry practice, cause such revisions, in each case calculated on a pre-tax basis and substantially in accordance with SEC guidelines (utilizing the prices for the fiscal quarter ending prior to the date of determination), in each case as estimated by the Borrower’s petroleum engineers or any independent petroleum engineers engaged by the Borrower for that purpose; plus (ii) the capitalized costs that are attributable to oil and gas properties of the Borrower and its Restricted Subsidiaries to which no proved oil and gas reserves are attributable, based on the Borrower’s books and records as of a date no earlier than the date of the Borrower’s latest available annual or quarterly financial statements; plus (iii) the Net Working Capital on a date no earlier than the date of the Borrower’s latest annual or quarterly financial statements; plus (iv) the greater of (A) the net book value of other tangible assets of the Borrower and its Restricted Subsidiaries, as of a date no earlier than the date of the Borrower’s latest annual or quarterly financial statement, and (B) the appraised value, as estimated by independent appraisers, of other tangible assets of the Borrower and its Restricted Subsidiaries, as of a date no earlier than the date of the Borrower’s latest audited financial statements; minus (b) the sum of: (i) Minority Interests; plus (ii) any net gas balancing liabilities of the Borrower and its Restricted Subsidiaries reflected in the Borrower’s latest audited financial statements; plus (iii) to the extent included in (a)(i) above, the discounted future net revenues, calculated in accordance with SEC guidelines (utilizing the prices utilized in the Borrower’s year end reserve report), attributable to reserves which are required to be delivered to third parties to fully satisfy the obligations of the Borrower and its Restricted Subsidiaries with respect to Volumetric Production Payments (determined, if applicable, using the schedules specified with respect thereto); plus (iv) the discounted future net revenues, calculated in accordance with SEC guidelines, attributable to reserves subject to Dollar-Denominated Production Payments which, based on the estimates of production and price assumptions included in determining the discounted future net revenues specified in (a)(i) above, would be necessary to fully satisfy the payment obligations of the Borrower and its Subsidiaries with respect to Dollar-Denominated Production Payments (determined, if applicable, using the schedules specified with respect thereto).  If the Borrower changes its method of accounting from the successful efforts method of accounting to the full cost or a similar method, ‘‘Adjusted Consolidated Net Tangible Assets’’ will continue to be calculated as if the Borrower were still using the successful efforts method of accounting. Until such time as the Reserve Reports for the fiscal year ended December 31, 2007 are available, calculations in this definition that are determined based on the most recent year-end reserve report will be deemed to refer to the Initial Reserve Report. For purposes of calculating the amount referred to in Section 9.02(b)(i), the Borrower will be entitled to rely on the greater of (i) Adjusted Consolidated Net Tangible Assets as calculated as of the date used for determining the borrowing base from time to time under the Borrower’s Senior Credit Agreement or (ii) Adjusted Consolidated Net Tangible Assets as determined above as of the date of determination.

“Adjusted LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to (a) the LIBO Rate for the Interest Period commencing on the Effective Date multiplied by (b) the Statutory Reserve Rate.

“Adjusted Margin” means with respect to any Loan, 0 basis points during the three- month period commencing on the Initial Maturity Date and for each subsequent three-month period thereafter, 50 basis points higher than the Adjusted Margin for the immediately preceding three-month period.

“Adjusted Rate” means the rate equal to 50 basis points plus the interest rate borne by the Loans on the day immediately preceding the Initial Maturity Date.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agents” means, collectively, the Administrative Agent and the Syndication Agent; and “Agent” shall mean the Administrative Agent or the Syndication Agent, as the context requires.

“Aggregated Subsidiaries” means any group of Subsidiaries which in the aggregate would constitute a Significant Subsidiary.

“Agreement” means this Credit Agreement, dated as of August 1, 2007, as the same may from time to time be amended, modified, supplemented or restated.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greater of (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus ½ of 1%.  Any change in the Alternate Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective from and including the effective date of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

“Applicable Margin” means, with respect to any Loan, 0 basis points during the three- month period commencing on the Effective Date and for each subsequent three-month period thereafter until the Initial Maturity Date, 50 basis points higher than the Applicable Margin for the immediately preceding three-month period.

“Approved Counterparty” means (a) any Lender or any Affiliate of a Lender, (b) any other Person whose long term senior unsecured debt rating at the time a particular Swap Agreement transaction is entered into is A/A2 by S&P or Moody’s (or their equivalent) or higher, or (c) with regard to Swap Agreements in respect of commodities, and subject to the conditions set forth therein, any other Person listed on Schedule 1.02.

“Arrangers” means J.P. Morgan Securities Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated., in their capacities as the joint lead arrangers and joint book runners hereunder.

“Asset Disposition” means  any direct or indirect sale, lease (other than an operating lease entered into in the ordinary course of the Oil and Gas Business), transfer, issuance or other disposition (or series of related sales, leases, transfers, issuances or dispositions that are part of a common plan) of shares of

Equity Interests of a Subsidiary (other than directors’ qualifying shares), property or other assets (each referred to for the purposes of this definition as a “disposition”) by the Borrower or any of its Restricted Subsidiaries (including any disposition by means of a merger, consolidation or similar transaction), other than (i) a disposition of assets by a Restricted Subsidiary to the Borrower or by the Borrower or a Restricted Subsidiary to a Restricted Subsidiary; provided that in the case of a sale by a Restricted Subsidiary to another Restricted Subsidiary, the Borrower directly or indirectly owns an equal or greater percentage of the Common Stock of the transferee than of the transferor; (ii) the sale of Cash Equivalents in the ordinary course of business; (iii) disposition of Hydrocarbons, equipment, inventory, accounts receivable or other properties or assets in the ordinary course of business, including any abandonment, farm-in, farm-out, lease or sublease of any oil and gas properties or the forfeiture or other disposition of such properties pursuant to standard form operating agreements, in each case in the ordinary course of business in a manner customary in the Oil and Gas Business; (iv) disposition of obsolete or worn out equipment or equipment that is no longer useful in the conduct of the Borrower’s and/or its Restricted Subsidiaries’ business and that is disposed of in the ordinary course of business;  (v) transactions permitted under Section 9.10; (vi) an issuance of Equity Interests by a Restricted Subsidiary of the Borrower  to the Borrower or to a Restricted Subsidiary; (vii) for purposes of Section 9.11 only, a disposition subject to Section 9.04; (viii) an Asset Swap effected in compliance with Section 9.11; (ix) dispositions of assets in a single transaction or series of related transactions with an aggregate fair market value during each fiscal year of the Borrower of not more than $10,000,000; (x) the creation of a Permitted Lien or dispositions in connection with Permitted Liens; (xi) dispositions of receivables in connection with the compromise, settlement or collection thereof in the ordinary course of business or in bankruptcy or similar proceedings and exclusive of factoring or similar arrangements; (xii) the licensing or sublicensing of intellectual property or other general intangibles and licenses, leases or subleases of other property in the ordinary course of business which do not materially interfere with the business of the Borrower and its Restricted Subsidiaries; (xiii) foreclosure on assets, (xiv) any Production Payments and Reserve Sales, and (xv) Casualty Events of Properties which are not Oil and Gas Properties.

“Asset Disposition Offer” has the meaning set forth in Section 9.11(b).

“Asset Swap” means concurrent purchase and sale or exchange of Additional Assets between the Borrower or any of its Restricted Subsidiaries and another Person; provided that any cash received must be applied in accordance with Section 9.11.

“Assignee” has the meaning set forth in Section 12.04(b).

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 12.04(b)), and accepted by the Administrative Agent, in the form of Exhibit G or any other form approved by the Administrative Agent.

“Attributable Debt” in respect of a Sale/Leaseback Transaction means, as at the time of determination, the present value (discounted at the interest rate implicit in such transaction determined in accordance with GAAP) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale/Leaseback Transaction (including any period for which such lease has been extended).

“Average Life” means, as of the date of determination, with respect to any Debt or Preferred Stock, the quotient obtained by dividing (i) the sum of the products of the numbers of years from the date of determination to the dates of each successive scheduled principal payment of such Debt or redemption or similar payment with respect to such Preferred Stock multiplied by the amount of such payment by (ii) the sum of all such payments.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America or any successor Governmental Authority.

“Board of Directors”: means, as to any Person, the board of directors of such Person or any committee thereof duly authorized to act on behalf of such board.

“Borrowing” means Loans of the same Type, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect.

“Borrowing Request” means a request by the Borrower for a Borrowing in accordance with Section 2.02.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City or Houston, Texas are authorized or required by law to remain closed; and if such day relates to a Borrowing or continuation of, a payment or prepayment of principal of or interest on, or a conversion of or into, or the Interest Period for, a Eurodollar Loan or a notice by the Borrower with respect to any such Borrowing or continuation, payment, prepayment, conversion or Interest Period, any day which is also a day on which dealings in dollar deposits are carried out in the London interbank market.

“Capital Expenditures” means, for any period, (a) the additions to property, plant and equipment and other capital expenditures of Borrower and its Restricted Subsidiaries that are (or would be) set forth in a consolidated statement of cash flows of Borrower for such period prepared in accordance with GAAP and (b) that portion of principal payments on Capitalized Lease Obligations made by Borrower and its Restricted Subsidiaries during such period that are attributable to additions to property, plant and equipment and that have not otherwise been reflected on the consolidated statement of cash flows as additions to property, plant and equipment or other capital expenditures.

“Capital Leases” means, in respect of any Person, all leases which shall have been, or should have been, in accordance with GAAP, recorded as capital leases on the balance sheet of the Person liable (whether contingent or otherwise) for the payment of rent thereunder.

“Capitalized Lease Obligations” means an obligation that is required to be classified and accounted for as a capitalized lease for financial reporting purposes in accordance with GAAP, and the amount of Debt represented by such obligation will be the capitalized amount of such obligation at the time any determination thereof is to be made as determined in accordance with GAAP, and the Stated Maturity thereof will be the date of the last payment of rent or any other amount due under such lease prior to the first date such lease may be terminated without penalty.

“Cash Equivalents” means (i) securities issued or directly and fully guaranteed or insured by the United States Government, or any agency or instrumentality thereof, having maturities of not more than one year from the date of acquisition; (ii) marketable general obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition thereof, having a credit rating of “A” or better from either Standard & Poor’s Ratings Group or Moody’s Investors Service, Inc.; (iii) certificates of deposit, time deposits, eurodollar time deposits, overnight bank deposits or bankers’ acceptances having maturities of not more than one year from the date of acquisition thereof issued by any commercial bank the long-term debt of which is rated at the time of acquisition thereof at least “A” or the equivalent thereof by Standard & Poor’s Rating Group, or “A” or the equivalent thereof by Moody’s Investors Service, Inc., and having capital and surplus in excess of $500,000,000; (iv) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (i), (ii) and (iii) entered into with any bank meeting the qualifications specified in clause (iii) above; (v) commercial paper rated at the time of acquisition thereof at least “A-2” or the equivalent thereof by Standard & Poor’s Rating Group or “P-2” or the equivalent thereof by Moody’s Investors Service, Inc., or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of investments, and in either case maturing within one year after the date of acquisition thereof; and (vi) interests in any investment company which invests solely in instruments of the type specified in clauses (i) through (v) above.

“Casualty Event” means any loss, casualty or other insured damage to, or any nationalization, taking under power of eminent domain or by condemnation or similar proceeding of, any Property of any Loan Party having a fair market value in excess of $1,000,000.

“Change of Control” means the occurrence of any of the following events:

(i)           any “person” or “group” of related persons (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that such person or group shall be deemed to have “beneficial ownership” of all shares that any such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 35% of the total voting power of the Voting Stock of the Borrower (or a successor to the relevant entity by merger, consolidation or purchase of all or substantially all of its assets) (for the purposes of this clause (A), such person or group shall be deemed to beneficially own any Voting Stock of the Borrower held by a parent entity, if such person or group “beneficially owns” (as defined above), directly or indirectly, more than 35% of the voting power of the Voting Stock of such parent entity); or

(ii)           the first day on which a majority of the members of the Board of Directors of the Borrower are not Continuing Directors; or

(iii)           the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Borrower and its Restricted Subsidiaries taken as a whole to any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act); or

(iv)           the adoption by the stockholders of the Borrower of a plan or proposal for the liquidation or dissolution of the Borrower; or

(v)           a “change of control” as defined in the Senior Credit Agreement.

“Change of Control Offer” has the meaning set forth in Section 9.20.

“Change in Law” means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender (or, for purposes of Section 5.01(b)), by any lending office of such Lender or by such Lender’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and any successor statute.

“Collateral” has the meaning set forth in the Senior Loan Security Instruments.

“Commitment” means, as to any Lender, its obligation to make a Loan to the Borrower on the Effective Date in an amount equal to the amount set forth opposite such Lender’s name in Schedule 1.01 under the heading “Commitment”; collectively, as to all such Lenders, the “Commitments”.  As of the Effective Date, the aggregate Commitments of the Lenders are $800,000,000.

“Commitment Percentage” means, as to any Lender at any time, the percentage of the aggregate Commitments then constituted by such Lender’s Commitment (or, after the Loans are made on the Effective Date, the percentage of the aggregate Loans then constituted by such Lender’s Loans).

“Commodity Agreements” means, in respect of any Person, any forward contract, commodity swap agreement, commodity option agreement or other similar agreement or arrangement in respect of Hydrocarbons used, produced, processed or sold by such Person that are customary in the Oil and Gas Business and designed to protect such Person against fluctuation in Hydrocarbon prices.

“Common Stock” means, with respect to any Person, any and all shares, interests or other participations in, and other equivalents (however designated and whether voting or nonvoting) of such Person’s common stock whether or not outstanding on the Effective Date, and includes, without limitation, all series and classes of such common stock.

“Conduit Lender” means any special purpose corporation organized and administered by any Lender for the purpose of making Loans otherwise required to be made by such Lender and designated by such Lender in a written instrument delivered to the Administrative Agent and the Borrower; provided, that the designation by any Lender of a Conduit Lender shall not relieve the designating Lender of any of its obligations under this Agreement if, for any reason, its Conduit Lender fails to meet any such obligations, and the designating Lender (and not the Conduit Lender) shall have the sole right and responsibility to deliver all consents and waivers required or requested under this Agreement with respect to its Conduit Lender, and provided, further, that no Conduit Lender shall (a) be entitled to receive any greater amount pursuant to Section 5.01, 5.02, 5.03 or 12.03 than the designating Lender would have been entitled to receive in respect of the extensions of credit made by such Conduit Lender or (b) be deemed to have any Commitment.

“Consolidated Coverage Ratio” means, as of any date of determination, with respect to any Person, the ratio of (i) the aggregate amount of Consolidated EBITDAX of such Person for the period of the most recent four consecutive fiscal quarters ending prior to the date of such determination for which financial statements are in existence to (ii) Consolidated Interest Expense for such four fiscal quarters, provided, however, that: (1) if the Borrower or any Restricted Subsidiary (x) has Incurred any Debt since the beginning of such period that remains outstanding on such date of determination or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio is an Incurrence of Debt, Consolidated EBITDAX and Consolidated Interest Expense for such period will be calculated after giving effect on a pro forma basis to such Debt as if such Debt had been Incurred on the first day of such period (except that in making such computation, the amount of Debt under any revolving credit facility outstanding on the date of such calculation will be deemed to be (A)  the average daily balance of such Debt during such four fiscal quarters or such shorter period for which such facility was outstanding or  (B) if such facility was created after the end of such four fiscal quarters, the average daily balance of such Debt during the period from the date of creation of such facility to the date of such calculation) and the discharge of any other Debt repaid, repurchased, defeased or otherwise discharged with the proceeds of such new Debt as if such discharge had occurred on the first day of such period; or (y) has repaid, repurchased, defeased or otherwise discharged any Debt since the beginning of the period that is no longer outstanding on such date of determination or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio involves a discharge of Debt (in each case other than Debt Incurred under any revolving credit facility unless such Debt has been permanently repaid and the related commitment terminated), Consolidated EBITDAX and Consolidated Interest Expense for such period will be calculated after giving effect on a pro forma basis to such discharge of such Debt, including with the proceeds of such new Debt, as if such discharge had occurred on the first day of such period; (2) if since the beginning of such period the Borrower or any Restricted Subsidiary will have made any Asset Disposition or disposed of any company, division, operating unit, segment, business, group of related assets or line of business or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio is such an Asset Disposition, (x) the Consolidated EBITDAX for such period will be reduced by an amount equal to the Consolidated EBITDAX (if positive) directly attributable to the assets which are the subject of such Asset Disposition for such period or increased by an amount equal to the Consolidated EBITDAX (if negative) directly attributable thereto for such period and (y) Consolidated Interest Expense for such period will be reduced by an amount equal to the Consolidated Interest Expense directly attributable to any Debt of the Borrower or any Restricted Subsidiary repaid, repurchased, defeased or otherwise discharged with respect to the Borrower and its continuing Restricted Subsidiaries in connection with such Asset Disposition for such period (or, if the Equity Interest of any Restricted Subsidiary is sold, the Consolidated Interest Expense for such period directly attributable to the Debt of such Restricted Subsidiary to the extent the Borrower and its continuing Restricted Subsidiaries are no longer liable for such Debt after such sale); (3) if since the beginning of such period the Borrower or any Restricted Subsidiary (by merger or otherwise) will have made an Investment in any Restricted Subsidiary (or any Person which becomes a Restricted Subsidiary or is merged with or into the Borrower) or an acquisition of assets, including any acquisition of assets occurring in connection with a transaction causing a calculation to be made hereunder, which constitutes all or substantially all of a company, division, operating unit, segment, business, group of related assets or line of business, Consolidated EBITDAX and Consolidated Interest Expense for such period will be calculated after giving pro forma effect thereto (including the Incurrence of any Debt) as if such Investment or acquisition occurred on the first day of such period; and (4) if since the beginning of such period any Person that subsequently became a Restricted Subsidiary or was merged with or into the Borrower or any Restricted Subsidiary since the beginning of such period will have Incurred any Debt or discharged any Debt, made any Asset Disposition or any Investment or acquisition of assets that would have required an adjustment pursuant to clause (2) or (3) above if made by the Borrower or a Restricted Subsidiary during such period, Consolidated EBITDAX and Consolidated Interest Expense for such period will be calculated after giving pro forma effect thereto as if such Asset Disposition or Investment or acquisition of assets occurred on the first day of such period.  For purposes of this definition, whenever pro forma effect is to be given to any calculation under this definition, the pro forma calculations will be determined in good faith by a responsible financial or accounting officer of the Borrower (including proforma expense and cost reductions calculated on a basis consistent with Regulation S-X under the Securities Act).  If any Debt bears a floating rate of interest and is being given pro forma effect, the interest expense on such Debt will be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Interest Rate Agreement applicable to such Debt if such Interest Rate Agreement has a remaining term in excess of 12 months).  If any Debt that is being given pro forma effect bears an interest rate at the option of the Borrower, the interest rate shall be calculated by applying such optional rate chosen by the Borrower.

“Consolidated Current Assets” means, with respect to any Person, at any date, all amounts (other than cash and Cash Equivalents) that would, in conformity with GAAP, be set forth opposite the caption “total current assets” (or any like caption) on a consolidated balance sheet of such Person and its Restricted Subsidiaries at such date.

“Consolidated Current Liabilities” means, with respect to any Person, at any date, all amounts that would, in conformity with GAAP, be set forth opposite the caption “total current liabilities” (or any like caption) on a consolidated balance sheet of such Person and its Restricted Subsidiaries at such date, but excluding the current portion of any Funded Debt of such Person and its Restricted Subsidiaries.

“Consolidated EBITDAX” for any period means the Consolidated Net Income for such period, plus, without duplication,  the following to the extent deducted in calculating such Consolidated Net Income: (i) Consolidated Interest Expense; (ii) Consolidated Income Taxes; (iii) consolidated depletion, depreciation and exploration expenses; (iv) consolidated amortization expense or impairment charges recorded in connection with the application of Financial Accounting Standard No. 142 “Goodwill and Other Intangibles” and Financial Accounting Standard No. 144 “Accounting for the Impairment or Disposal of Long Lived Assets”; and (v) other non-cash charges reducing Consolidated Net Income (excluding any such non-cash charge to the extent it represents an accrual of or reserve for cash charges in any future period or amortization of a prepaid cash expense that was paid in a prior period not included in the calculation), less, to the extent included in calculating such Consolidated Net Income and in excess of any costs or expenses attributable thereto that were deducted in calculating such Consolidated Net Income, the sum of (x) the amount of deferred revenues that are amortized during such period and are attributable to reserves that are subject to Volumetric Production Payments and (y) amounts recorded in accordance with GAAP as repayments of principal and interest pursuant to Dollar-Denominated Production Payments. Notwithstanding the preceding sentence, clauses (ii) through (v) relating to amounts of a Restricted Subsidiary of a Person will be added to Consolidated Net Income to compute Consolidated EBITDAX of such Person only to the extent (and in the same proportion) that the net income (loss) of such Restricted Subsidiary was included in calculating the Consolidated Net Income of such Person and, to the extent the amounts set forth in clauses (ii) through (v) are in excess of those necessary to offset a net loss of such Restricted Subsidiary or if such Restricted Subsidiary has net income for such period included in Consolidated Net Income, only if a corresponding amount would be permitted at the date of determination to be dividended to the Borrower by such Restricted Subsidiary without prior approval (that has not been obtained), pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Restricted Subsidiary or its stockholders.

“Consolidated Income Taxes” means, with respect to any Person for any period, taxes imposed upon such Person or other payments required to be made by such Person by any governmental authority which taxes or other payments are calculated by reference to the income or profits of such Person or such Person and its Restricted Subsidiaries (to the extent such income or profits were included in computing Consolidated Net Income for such period), regardless of whether such taxes or payments are required to be remitted to any governmental authority.

“Consolidated Interest Expense” means, for any period, the total consolidated interest expense of the Borrower and its Restricted Subsidiaries, whether paid or accrued, plus, to the extent not included in such interest expense: (i) interest expense attributable to Capitalized Lease Obligations and the interest portion of rent expense associated with Attributable Debt in respect of the relevant lease giving rise thereto, determined as if such lease were a capitalized lease in accordance with GAAP and the interest component of any deferred payment obligations; (ii) amortization of debt discount and debt issuance cost (provided that any amortization of bond premium will be credited to reduce Consolidated Interest Expense unless, pursuant to GAAP, such amortization of bond premium has otherwise reduced Consolidated Interest Expense); (iii) non-cash interest expense; (iv) commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing; (v) the interest expense on Debt of another Person that is Guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries; (vi) costs associated with Interest Rate Agreements (including amortization of fees); provided, however, that if Interest Rate

Agreements result in net benefits rather than costs, such benefits shall be credited to reduce Consolidated Interest Expense unless, pursuant to GAAP, such net benefits are otherwise reflected in Consolidated Net Income; (vii) the consolidated interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period; (viii) the product of (A) all dividends paid or payable, in cash, Cash Equivalents or Debt or accrued during such period on any series of Disqualified Stock of such Person or on Preferred Stock of its Restricted Subsidiaries that are not Guarantors payable to a party other than the Borrower or a Wholly-Owned Subsidiary, times (B) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state, provincial and local statutory tax rate of such Person, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP; and (ix) the cash contributions to any employee stock ownership plan or similar trust to the extent such contributions are used by such plan or trust to pay interest or fees to any Person (other than the Borrower and its Restricted Subsidiaries) in connection with Debt Incurred by such plan or trust.  For the purpose of calculating the Consolidated Coverage Ratio in connection with the Incurrence of any Debt described in the final paragraph of the definition of “Debt,” the calculation of Consolidated Interest Expense shall include all interest expense (including any amounts described in clauses (i through (ix) above) relating to any Debt of the Borrower or any Restricted Subsidiary described in the final paragraph of the definition of “Debt.”  For purposes of the foregoing, total interest expense will be determined (i) after giving effect to any net payments made or received by the Borrower and its Subsidiaries with respect to Interest Rate Agreements and (ii) exclusive of amounts classified as other comprehensive income in the balance sheet of the Borrower.  Notwithstanding anything to the contrary contained herein, commissions, discounts, yield and other fees and charges Incurred in connection with any transaction pursuant to which the Borrower or its Restricted Subsidiaries may sell, convey or otherwise transfer or grant a security interest in any accounts receivable or related assets shall be included in Consolidated Interest Expense.

“Consolidated Net Income” means, for any period, the consolidated net income (loss) of the Borrower and its Restricted Subsidiaries determined in accordance with GAAP; provided, however, that there will not be included in such Consolidated Net Income: (a) any net income (loss) of any Person if such Person is not a Restricted Subsidiary, except that: (i) subject to the limitations contained in clauses (c), (d) and (e) below, the Borrower’s equity in the net income of any such Person for such period will be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such period to the Borrower or a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution to a Restricted Subsidiary, to the limitations contained in clause (b) below) and (ii) the Borrower’s equity in a net loss of any such Person (other than an Unrestricted Subsidiary) for such period will be included in determining such Consolidated Net Income to the extent such loss has been funded with cash from the Borrower or a Restricted Subsidiary; (b) any net income (but not loss) of any Restricted Subsidiary if such Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions by such Restricted Subsidiary, directly or indirectly, to the Borrower, except that: (i) subject to the limitations contained in clauses (c), (d) and (e) below, the Borrower’s equity in the net income of any such Restricted Subsidiary for such period will be included in such Consolidated Net Income up to the aggregate amount of cash that could have been distributed by such Restricted Subsidiary during such period to the Borrower or another Restricted Subsidiary as a dividend (subject, in the case of a dividend to another Restricted Subsidiary, to the limitation contained in this clause) and (ii) the Borrower’s equity in a net loss of any such Restricted Subsidiary for such period will be included in determining such Consolidated Net Income; (c) any gain (loss) realized upon the sale or other disposition of any property, plant or equipment of the Borrower or its consolidated Restricted Subsidiaries (including pursuant to any Sale/Leaseback Transaction) which is not sold or otherwise disposed of in the ordinary course of business and any gain (loss) realized upon the sale or other disposition of any Equity Interest of any Person; (d) any after-tax extraordinary, unusual or non-recurring gain or loss; (e) the after-tax cumulative effect of a change in accounting principles; (f) any asset impairment writedowns on Oil and Gas Properties under GAAP or SEC guidelines; (g) any unrealized non-cash gains or losses or charges in respect of Hedging Obligations (including those resulting from the application of SFAS 133); (h) non-cash charges relating to employee stock-based compensation; (i) any net after-tax income or loss from discontinued operations and any net after-tax gain or loss on disposal of discontinued operations; (j) any non-cash or non recurring charges associated with any premium or penalty paid, write-off of deferred financing costs or other financial recapitalization charges in connection with redeeming or retiring any Debt prior to its Stated Maturity; and (k) fees, premiums and expenses incurred in connection with the Transactions, this Agreement, the Loan Documents, the Senior Loans, the Acquisition and the repayment of Debt under the Second Lien Term Loan Agreement up to $25,000,000 in the aggregate.

“Consolidated Subsidiaries” means each Restricted Subsidiary of the Borrower (whether now existing or hereafter created or acquired) the financial statements of which shall be (or should have been) consolidated with the financial statements of the Borrower in accordance with GAAP.

“Consolidated Working Capital” means,  with respect to any Person, at any date, the excess of Consolidated Current Assets of such Person on such date over Consolidated Current Liabilities of such Person on such date.

“Continuing Directors” means, as of any date of determination, any member of the Board of Directors of the Borrower who: (1) was a member of such Board of Directors on the date of this Agreement; or (2) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of the relevant Board at the time of such nomination or election.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.

“Covenant Effectiveness Date”: the date on which the Borrower has issued Equity Interests (other than Disqualified Stock and Equity Interests from conversion of the Existing Convertible Notes) generating gross cash proceeds of not less than $300,000,000.

“Currency Agreement” means in respect of a Person any foreign exchange contract, currency swap agreement, currency futures contract, currency option contract or other similar agreement as to which such Person is a party or a beneficiary.

“Debt” means, with respect to any Person on any date of determination (without duplication):

(i)           the principal of and premium (if any) in respect of indebtedness of such Person for borrowed money;

(ii)           the principal of and premium (if any) in respect of obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

(iii)           the principal component of all obligations of such Person in respect of letters of credit, bankers' acceptances or other similar instruments (including reimbursement obligations with respect thereto except to the extent such reimbursement obligation relates to a trade payable and such obligation is satisfied within 30 days of Incurrence);

(iv)           the principal component of all obligations of such Person to pay the deferred and unpaid purchase price of property (except trade payables), which purchase price is due more than six months after the date of placing such property in service or taking delivery and title thereto;

(v)           Capitalized Lease Obligations and all Attributable Debt of such Person;

(vi)           the principal component or liquidation preference of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Stock or, with respect to any Subsidiary that is not a Guarantor, any Preferred Stock (but excluding, in each case, any accrued dividends);

(vii)           the principal component of all Debt of other Persons secured by a Lien on any asset of such Person, whether or not such Debt is assumed by such Person; provided, however, that the amount of such Debt will be the lesser of (a) the fair market value of such asset at such date of determination and (b) the amount of such Debt of such other Persons;

(viii)           the principal component of Debt of other Persons to the extent Guaranteed by such Person; and

(ix)           to the extent not otherwise included in this definition, net obligations of such Person under Commodity Agreements, Currency Agreements and Interest Rate Agreements (the amount of any such obligations to be equal at any time to the termination value of such agreement or arrangement giving rise to such obligation that would be payable by such Person at such time).

Notwithstanding the preceding, Debt shall not include Volumetric Production Payments.  The amount of Debt of any Person at any date will be the outstanding balance at such date of all unconditional obligations as described above and the maximum liability, upon the occurrence of the contingency giving rise to the obligation, of any contingent obligations at such date.

In addition, “Debt” of any Person shall include Debt described in the preceding paragraph that would not appear as a liability on the balance sheet of such Person if:

(1)           such Debt is the obligation of a partnership or joint venture that is not a Restricted Subsidiary (a “Joint Venture”);

(2)           such Person or a Restricted Subsidiary of such Person is a general partner of the Joint Venture (a “General Partner”); and

(3)           there is recourse, by contract or operation of law, with respect to the payment of such Debt to property or assets of such Person or a Restricted Subsidiary of such Person; and then such Debt shall be included in an amount not to exceed:

(a)           the lesser of (i) the net assets of the General Partner and (ii) the amount of such obligations to the extent that there is recourse, by contract or operation of law, to the property or assets of such Person or a Restricted Subsidiary of such Person; or

(b)           if less than the amount determined pursuant to clause (a) immediately above, the actual amount of such Debt that is recourse to such Person or a Restricted Subsidiary of such Person, if the Debt is evidenced by a writing and is for a determinable amount.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Disqualified Stock” means, with respect to any Person, any Equity Interest that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event (i) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise, (ii) is convertible or exchangeable for Debt or Disqualified Stock (excluding Equity Interest that is convertible or exchangeable solely at the option of the Borrower or a Restricted Subsidiary) or (iii) is redeemable at the option of the holder thereof, in whole or in part, in each case, on or prior to the date that is 91 days after the earlier of the Final Maturity Date or the date on which there are no Loans or Exchange Notes outstanding, provided, that only the portion of Equity Interest which so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date shall be deemed to be Disqualified Stock; provided, further, that any Equity Interest that would constitute Disqualified Stock solely because the holders thereof have the right to require the Borrower to repurchase such Equity Interest upon the occurrence of a change of control or asset disposition (each defined in a substantially identical manner to the corresponding definitions in this Agreement) shall not constitute Disqualified Stock if the terms of such Equity Interest (and all such securities into which it is convertible or for which it is ratable or exchangeable) provide that the Borrower may not repurchase or redeem any such Equity Interest (and all such securities into which it is convertible or for which it is ratable or exchangeable) pursuant to such provision prior to compliance by the Borrower with Sections 9.04 and 9.20 and such repurchase or redemption complies with Section 9.11.

“Dollar-Denominated Production Payments” means production payment obligations recorded as liabilities in accordance with GAAP, together with all undertakings and obligations in connection therewith.
“dollars” or “$” refers to lawful money of the United States of America.

“Domestic Subsidiary” means any Restricted Subsidiary of the Borrower that is organized under the laws of the United States of America or any state thereof or the District of Columbia.

“Effective Date” means the date on which the conditions specified in Section 6.01 are satisfied (or waived in accordance with Section 12.02).  The Effective Date is August 6, 2007.

“Environmental Laws” means any and all Governmental Requirements pertaining in any way to health, safety the environment or the preservation or reclamation of natural resources, in effect in any and all jurisdictions in which the Borrower or any Restricted Subsidiary is conducting or at any time has conducted business, or where any Property of the Borrower or any Restricted Subsidiary is located, including without limitation, the Oil Pollution Act of 1990 (“OPA”), as amended, the Clean Air Act, as amended, the Comprehensive Environmental, Response, Compensation, and Liability Act of 1980 (“CERCLA”), as amended, the Federal Water Pollution Control Act, as amended, the Occupational Safety and Health Act of 1970, as amended, the Resource Conservation and Recovery Act of 1976 (“RCRA”), as amended, the Safe Drinking Water Act, as amended, the Toxic Substances Control Act, as amended, the Superfund Amendments and Reauthorization Act of 1986, as amended, the Hazardous Materials Transportation Act, as amended, and other environmental conservation or protection Governmental Requirements.  The term “oil” shall have the meaning specified in OPA, the terms “hazardous substance” and “release” (or “threatened release”) have the meanings specified in CERCLA, the terms “solid waste” and “disposal” (or “disposed”) have the meanings specified in RCRA and the term “oil and gas waste” shall have the meaning specified in Section 91.1011 of the Texas Natural Resources Code (“Section 91.1011”); provided, however, that (a) in the event either OPA, CERCLA, RCRA or Section 91.1011 is amended so as to broaden the meaning of any term defined thereby, such broader meaning shall apply subsequent to the effective date of such amendment and (b) to the extent the laws of the state or other jurisdiction in which any Property of the Borrower or any Restricted Subsidiary is located establish a meaning for “oil,” “hazardous substance,” “release,” “solid waste,” “disposal” or “oil and gas waste” which is broader than that specified in either OPA, CERCLA, RCRA or Section 91.1011, such broader meaning shall apply.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, including Preferred Stock, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such Equity Interest.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute.

“ERISA Affiliate” means each trade or business (whether or not incorporated) which together with the Borrower or any Subsidiary of the Borrower would be deemed to be a “single employer” within the meaning of section 4001(b)(1) of ERISA or subsections (b), (c), (m) or (o) of section 414 of the Code.

“ERISA Event” means (a) a “Reportable Event” described in section 4043 of ERISA and the regulations issued thereunder, (b) the withdrawal of the Borrower, any Loan Party or any ERISA Affiliate from a Plan during a plan year in which it was a “substantial employer” as defined in section 4001(a)(2) of ERISA, (c) the filing of a notice of intent to terminate a Plan or the treatment of a Plan amendment as a termination under section 4041 of ERISA, (d) the institution of proceedings to terminate a Plan by the PBGC, (e) receipt of a notice of withdrawal liability pursuant to Section 4202 of ERISA, (f) any other event or condition which might constitute grounds under section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan or (g) on and after the effectiveness of the Pension Act, a determination that a Plan is, or is expected to be, in “at risk” status (as defined n 303(i)(4) of ERISA or 430(i)(4) of the Code).

“Eurodollar”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

“Event of Default” has the meaning assigned such term in Section 10.01.

“Excess Cash Flow” means for any fiscal year of the Borrower or a lesser period thereof, the excess, if any, of

(a) the sum, without duplication, of

(i) ECF Consolidated Net Income with respect to the Borrower and its Restricted Subsidiaries for such fiscal year or lesser period,

(ii) the amount of all non-cash charges (including depreciation and amortization) deducted in arriving at ECF Consolidated Net Income,

(iii) decreases in Consolidated Working Capital of the Borrower and its Restricted Subsidiaries for such fiscal year or lesser period, and

(iv) the aggregate net amount of non-cash loss on the disposition of property by the Borrower and its Restricted Subsidiaries during such fiscal year or lesser period (other than sales of inventory in the ordinary course of business), to the extent deducted in arriving at ECF Consolidated Net Income over

(b) the sum, to the extent not deducted in arriving at ECF Consolidated Net Income and not included in a prior period reduction of Excess Cash Flow, without duplication, of

(i) the amount of all non-cash credits included in arriving at ECF Consolidated Net Income,

(ii) the amount actually paid by Borrower and its Restricted Subsidiaries in cash during such fiscal year or lesser period on account of Additional Assets in an aggregate amount not to exceed $300,000,000 in such fiscal year (excluding the principal amount of Debt incurred in connection with such expenditures),

(iii) the aggregate amount of all principal payments of Funded Debt of Borrower and its Restricted Subsidiaries (A) made during such fiscal year or lesser period (other than in respect of any revolving credit facility to the extent there is not an equivalent permanent reduction in commitments thereunder) or without duplication (B) payable within 12 months of the date of determination,

(iv) increases in Consolidated Working Capital of the Borrower and its Restricted Subsidiaries for such fiscal year or lesser period,

(v) Restricted Payments made by the Borrower in cash to the extent permitted under Section 9.04 of this Agreement (other than Sections 9.04(b) (i), (ii) (iii) or (iv)),

(vi) amounts actually paid by the Borrower and its Restricted Subsidiaries with respect to costs directly related to abandonment of any Oil and Gas Properties;

(vii) cash payments associated with accrued post-retirement benefit obligations, insurance and other long-term liabilities; and

(viii) the aggregate net amount of non-cash gain on the disposition of property by Borrower and its Restricted Subsidiaries during such fiscal year or lesser period (other than sales of inventory in the ordinary course of business), to the extent included in arriving at such Consolidated Net Income.

For purposes of this definition, “ECF Consolidated Net Income” means with respect to Borrower and its Restricted Subsidiaries, for any period, the aggregate of the net income (or loss) of Borrower and its Restricted Subsidiaries after allowances for taxes for such period determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded from such net income (to the extent otherwise included therein) the following: (a) the net income of any Person in which Borrower or any Restricted Subsidiary thereof has an interest (which interest does not cause the net income of such other Person to be consolidated with the net income of Borrower and the Restricted Subsidiaries thereof in accordance with GAAP), except to the extent of the amount of dividends or distributions actually paid in cash during such period by such other Person to Borrower or to a Restricted Subsidiary thereof, as the case may be; (b) the net income (but not loss) during such period of any Restricted Subsidiary to the extent that the declaration or payment of dividends or similar distributions or transfers or loans by such Restricted Subsidiary is not at the time permitted by operation of the terms of its charter or any agreement, instrument or Governmental Requirement applicable to such Restricted Subsidiary or is otherwise restricted or prohibited, in each case determined in accordance with GAAP; (c) any extraordinary non-cash gains or losses during such period, (d) non-cash gains or losses under FAS 133 resulting from the net change in Borrower’s or any Restricted Subsidiary’s mark to market portfolio of commodity price risk management activities during that period, (e) any gains or losses attributable to writeups or writedowns of assets, including ceiling test writedowns, (f) any non-cash gains or losses attributable to any non-cash impairment charges resulting from the application of Statement of Financial Accounting Standards No. 142 and No. 144 and any amortization of intangibles pursuant to Statement of Financial Accounting Standards No. 141, (g) any net after-tax income or loss from discontinued operations and any net after-tax gain or loss on disposal of discontinued operations, (h) the cumulative effect of a change in accounting principles; (i) fees, premiums and expenses incurred in connection with the Transactions, this Agreement, the Loan Documents, the Senior Loans, the Senior Notes, the Acquisition and the repayment of Debt under the Second Lien Term Loan Agreement up to $25,000,000 in the aggregate, and (j) any non-cash compensation expense under FAS 142R recognized from grants of stock appreciation or similar rights, stock options, restricted stock, restricted stock units or other rights to officers, directors and employees of Borrower or any of its Restricted Subsidiaries, provided that if such non-cash expense subsequently becomes a cash expense, it will be included in the period during which it became a cash expense.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange and Registration Rights Agreement” means an Exchange and Registration Rights Agreement relating to the Exchange Notes substantially in the form of Exhibit K hereto.

“Exchange Documents” means the Exchange Notes Indenture and the Exchange Notes.

“Exchange Note” means each note issued under the Exchange Notes Indenture delivered pursuant to Section 3.01 and 8.20; collectively, the “Exchange Notes”.

“Exchange Notes Indenture” means the Indenture to be entered into relating to the Exchange Notes, having terms and conditions substantially as set forth in Exhibit H hereto (with such changes therein as the Borrower may request and the Administrative Agent may approve, such approval not to be unreasonably withheld), if and when executed and delivered by the Borrower and the Trustee thereunder.

“Exchange Request” has the meaning set forth in Section 8.20.

“Existing Convertible Notes” means approximately $215,870,000 of outstanding convertible notes of the Borrower consisting of (i) its $100,870,000 6% senior convertible notes due 2008 and (ii) its $115,000,000 5 ½ % senior convertible notes due 2011.

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Final Maturity Date” means the seventh anniversary of the Effective Date.

“Financial Officer” means, for any Person, any vice president, the chief financial officer, principal accounting officer, treasurer or controller of such Person.  Unless otherwise specified, all references herein to a Financial Officer means a Financial Officer of the Borrower.

“Financial Statements” means the financial statement or statements of the Borrower and its Consolidated Subsidiaries referred to in Section 7.04, including all footnotes attached thereto.

“Foreign Subsidiary” means any Restricted Subsidiary that is not a Domestic Subsidiary.

“Funded Debt” means, as to any Person, all Debt of such Person that matures more than one year from the date of its creation or matures within one year from such date but is renewable or extendible, at the option of such Person, to a date more than one year from such date or arises under a revolving credit or similar agreement that obligates the lender or lenders to extend credit during a period of more than one year from such date, including all current maturities and current sinking fund payments in respect of such Indebtedness whether or not required to be paid within one year from the date of its creation and, in the case of the Borrower, Debt in respect of the Loans.

“GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time subject to the terms and conditions set forth in Section 1.05.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government over any Loan Party, any of their Properties, any Agent or any Lender.

“Governmental Requirement” means any law, statute, code, ordinance, order, determination, rule, regulation, judgment, decree, injunction, franchise, permit, certificate, license, authorization or other directive or requirement, whether now or hereinafter in effect, including, without limitation, Environmental Laws, energy regulations and occupational, safety and health standards or controls, of any Governmental Authority.

“Guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Debt of any other Person, and any obligation, direct or indirect, contingent or otherwise, of such Person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or other obligation of such other Person (whether arising by virtue of partnership arrangements, or by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise) or (ii) entered into for purposes of assuring in any other manner the obligee of such Debt or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided, however, that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business.  The term “Guarantee” used as a verb has a corresponding meaning.

“Guarantor Subordinated Obligation” means, with respect to a Guarantor, any Debt of such Guarantor (whether outstanding on the date of this Agreement or thereafter Incurred) which is expressly subordinate in right of payment to the obligations of such Guarantor under its Guarantee of the Loans pursuant to a written agreement.

“Guarantors” means:

(a)           MOXY;

(b)           K-Mc Venture I LLC, a Delaware limited liability company;

(c)           Freeport Canadian Exploration Company, a Delaware corporation;

(d)           McMoRan International Inc., a Delaware corporation; and

(e)           each other Domestic Subsidiary which is a Wholly-Owned Subsidiary that guarantees the Indebtedness pursuant to Section 8.14(i).

“Guaranty Agreement” means an agreement executed by the Guarantors in substantially the form of Exhibit F unconditionally guarantying on a joint and several basis, payment of the Indebtedness, as the same may be amended, modified or supplemented from time to time.

“Hedging Obligations” of any Person means the obligations of such Person pursuant to any Commodity Agreement, Currency Agreement or Interest Rate Agreement.

“Holder” or “NoteHolder” means any Person in whose name an Exchange Note or a Loan (and any corresponding Note(s)) is registered.

“Hydrocarbon Interests” means all rights, titles, interests and estates now or hereafter acquired in and to oil and gas leases, oil, gas and mineral leases, or other liquid or gaseous hydrocarbon leases, mineral fee interests, overriding royalty and royalty interests, net profit interests and production payment interests, including any reserved or residual interests of whatever nature.

“Hydrocarbons” means oil, gas, casinghead gas, drip gasoline, natural gasoline, condensate, distillate, liquid hydrocarbons, gaseous hydrocarbons and all products refined or separated therefrom.

“Incur” means issue, create, assume, Guarantee, incur or otherwise become liable for; provided, however, that any Debt or Equity Interest of a Person existing at the time such Person becomes a Restricted Subsidiary (whether by merger, consolidation, acquisition or otherwise) will be deemed to be Incurred by such Restricted Subsidiary at the time it becomes a Restricted Subsidiary; and the terms “Incurred” and “Incurrence” have meanings correlative to the foregoing.

“Indebtedness” means any and all amounts owing or to be owing by any Loan Party (whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising): (a) to the Administrative Agent or any Lender under any Loan Document; and (b) all renewals, extensions and/or rearrangements of any of the above.

“Initial Lenders” means the collective reference to JPMorgan Chase Bank, N.A. and Merrill Lynch Capital Corporation and their respective Affiliates and Approved Funds (as defined in Section 12.04(b)) relating to such Persons.

“Initial Loan” has the meaning set forth in Section 2.01(a).

“Initial Loan Rate” means the rate equal to the greater of (i) the Adjusted LIBO Rate plus 450 basis points and (ii) the Treasury Rate plus 500 basis points.

“Initial Maturity Date” means the first anniversary of the Effective Date.

“Initial Note” has the meaning set forth in Section 12.04(e).

“Initial Reserve Report” means the engineering information provided by the Borrower and delivered to the Administrative Agent, with respect to the value of the Oil and Gas Properties of the Borrower and its Restricted Subsidiaries as of December 31, 2006 and with respect to the Acquisition

Properties the merged report of Ryder Scott Petroleum Company, L.P. and the Seller dated as of June 30, 2007.

“Intercreditor Agreement” means the Intercreditor Agreement to be entered into among the Loan Parties, JPMorgan Chase Bank, N.A., as Administrative Agent for the Lenders and/or the Holders of the Exchange Notes, and JPMorgan Chase Bank, N.A., as administrative agent for the lenders under the Senior Secured Credit Agreement pursuant to Section 8.19, substantially in the form of Exhibit I hereto.

“Interest Payment Date” means (a) with respect to Initial Loans, if any Initial Loans are Eurodollar Loans, for all Initial Loans whether or not Eurodollar Loans, the last day of the Interest Period applicable to the Eurodollar Loan, (b) with respect to Initial Loans, if no Initial Loans are Eurodollar Loans, the last day of each fiscal quarter following the Effective Date, (c) with respect to Term Loans, the last day of each fiscal quarter following the Initial Maturity Date, and (d) the date of any prepayment of any Loan.

“Interest Period” means (a) prior to the Initial Maturity Date, as to any Initial Loan, (i) initially, the period commencing on the Effective Date and ending on the numerically corresponding day (or, if there is no numerically corresponding day, on the last day) in the calendar month that is three months thereafter and (ii) thereafter, each period commencing on the last day of the next preceding Interest Period and ending on the earlier of (A) the numerically corresponding day (or, if there is no numerically corresponding day, on the last day) in the calendar month that is three months thereafter and (B) the Initial Maturity Date, and (b) following the Initial Maturity Date, as to any Term Loan, (i) initially, the period commencing on the Initial Maturity Date and ending on the last day of the fiscal quarter of the Borrower following the Initial Maturity Date and (ii) thereafter, each period commencing on the last day of the next preceding Interest Period and ending on the earlier of (A) the last day of the fiscal quarter of the Borrower following such date, and (B) the Final Maturity Date; provided, however, that if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, in the case of a Eurodollar Loan only, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day.  Interest shall accrue from and including the first day of an Interest Period to but excluding the last day of such Interest Period.

“Interest Rate Agreement” means, with respect to any Person, any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement or other similar agreement or arrangement as to which such Person is party or a beneficiary.

“Investment” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of any direct or indirect advance, loan (other than advances to customers in the ordinary course of business) or other extension of credit (including by way of Guarantee or similar arrangement, but excluding any debt or extension of credit represented by a bank deposit other than a time deposit) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Equity Interest, Debt or other similar instruments issued by, such Person and all other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP; provided that none of the following will be deemed to be an Investment:  (a)  Hedging Obligations entered into in the ordinary course of business and in compliance with this Agreement; (b) endorsements of negotiable instruments and documents in the ordinary course of business; and (c) an acquisition of assets, Equity Interest or other securities by the Borrower or a Subsidiary for consideration to the extent such consideration consists of common equity securities of the Borrower.  For purposes of Section 9.04, (i) “Investment” shall include the portion (proportionate to the Borrower’s equity interest in a Restricted

Subsidiary to be designated as an Unrestricted Subsidiary) of the fair market value of the net assets of such Restricted Subsidiary of the Borrower at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Borrower shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to (x) the Borrower’s “Investment” in such Subsidiary at the time of such redesignation less (y) the portion (proportionate to the Borrower’s equity interest in such Subsidiary) of the fair market value of the net assets of such Subsidiary at the time that such Subsidiary is so redesignated a Restricted Subsidiary; and (ii) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer, in each case as determined in good faith by the Board of Directors of the Borrower.

“Lenders” means the Persons listed on Annex I and any Person that shall have become a party hereto pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption; provided, that unless the context otherwise requires, each reference herein to the Lenders shall be deemed to include any Conduit Lender.

“LIBO Rate” means, with respect to a Eurodollar Loan, the rate per annum determined on the basis of the rate for deposits in dollars for a period equal to the Interest Period commencing on the Effective Date appearing on the Reuters Screen LIBOR01 Page as of 11:00 A.M., London time, two Business Days prior to the beginning of such Interest Period.  In the event that such rate does not appear on such page (or otherwise on such screen), the “LIBO Rate” shall be determined by reference to such other comparable publicly available service for displaying eurodollar rates as may be selected by the Administrative Agent or, in the absence of such availability, by reference to the rate at which the Administrative Agent is offered dollar deposits at or about 11:00 A.M., London time, two Business Days prior to the beginning of such Interest Period in the interbank eurodollar market where its eurodollar and foreign currency and exchange operations are then being conducted for delivery on the first day of such Interest Period for the number of days comprised therein.

“Lien” means  any interest in Property securing an obligation owed to, or a claim by, a Person other than the owner of the Property, whether such interest is based on the common law, statute or contract, and whether such obligation or claim is fixed or contingent, and including but not limited to (a) the lien or security interest arising from a mortgage, encumbrance, pledge, security agreement, conditional sale or trust receipt or a lease, consignment or bailment for security purposes or (b) production payments and the like payable out of Oil and Gas Properties.  The term “Lien” shall include easements, restrictions, servitudes, permits, conditions, covenants, exceptions or reservations. For the purposes of this Agreement, the Borrower and its Restricted Subsidiaries shall be deemed to be the owner of any Property which it has acquired or holds subject to a conditional sale agreement, or leases under a financing lease or other arrangement pursuant to which title to the Property has been retained by or vested in some other Person in a transaction intended to create a financing.

“Loan Documents” means this Agreement, the Notes and the Security Instruments.

“Loan Notes” means the collective reference to the Term Notes and the Initial Notes.

“Loan Party” means the Borrower and the Guarantors.

“Loans” has the meaning set forth in Section 2.01(b).

“Majority Lenders” means, at any time while no Loans are outstanding, Lenders having greater than fifty percent (50%) of the Commitments; and at any time while any Loans are outstanding, Lenders holding greater than fifty percent (50%) of the outstanding aggregate principal amount of the Loans (without regard to any sale by a Lender of a participation in any Loan under Section 12.04(c)).

“Material Adverse Effect” means a material adverse change in, or material adverse effect on (a) the business, operations or financial condition of the Borrower and the Loan Parties taken as a whole, (b) the ability of any Loan Party to perform any of its obligations under any Loan Document to which it is a party, (c) the validity or enforceability of any Loan Document or (d) the rights and remedies of or benefits available to the Administrative Agent, any other Agent or any Lender under the Loan Documents.

“Material Indebtedness” means Debt (other than the Loans), or obligations in respect of one or more Swap Agreements, of any one or more of any Loan Party in an aggregate principal amount exceeding $25,000,000.

“Minority Interest” means the percentage interest represented by any shares of any class of Equity Interest of a Restricted Subsidiary that are not owned by the Borrower or a Restricted Subsidiary.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto that is a nationally recognized rating agency.

“MOXY” means McMoRan Oil & Gas LLC, a Delaware limited liability company.

“Multiemployer Plan” means a Plan which is a multiemployer plan as defined in section 3(37) or 4001 (a)(3) of ERISA.

“Net Available Cash” from an Asset Disposition means cash payments received by the Borrower or any Restricted Subsidiary (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring person of Debt or other obligations relating to the properties or assets that are the subject of such Asset Disposition or received in any other noncash form) therefrom, in each case net of (i) all legal, accounting, investment banking, title and recording tax expenses, commissions and other fees and expenses incurred, and all Federal, state, provincial, foreign and local taxes required to be paid or accrued as a liability under GAAP as a consequence of such Asset Disposition, (ii) all payments made on any Debt that is secured by any assets subject to such Asset Disposition, in accordance with the terms of any Lien upon such assets, or that must by its terms, or in order to obtain a necessary consent to such Asset Disposition, or by applicable law be repaid out of the proceeds from such Asset Disposition, (iii) all distributions and other payments required to be made to minority interest Holders in Subsidiaries or joint ventures as a result of such Asset Disposition and (iv) the deduction of appropriate amounts to be provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the assets disposed of in such Asset Disposition and retained by the Borrower or any Restricted Subsidiary after such Asset Disposition.

“Net Cash Proceeds” means with respect to any issuance or sale of Equity Interests or Debt, the cash proceeds of such issuance or sale net of attorneys’ fees, accountants’ fees, underwriters’ or placement agents’ fees, discounts or commissions and brokerage, consultant and other fees actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result of such issuance or sale (after taking into account any available tax credit or deductions and any tax sharing arrangements).

“Net Working Capital” means (a) Consolidated Current Assets except current assets from commodity price risk management activities arising in the ordinary course of the Oil and Gas Business, less (b) Consolidated Current Liabilities except current liabilities included in Debt and any current liabilities from commodity price risk management activities arising in the ordinary course of the Oil and Gas Business, in each case as set forth in the consolidated financial statements of the Borrower prepared in accordance with GAAP.

“Non-Recourse Debt” means Debt of a Person:

(i)
as to which neither the Borrower nor any Restricted Subsidiary (a) provides any Guarantee or credit support of any kind (including any undertaking, guarantee, indemnity, agreement or instrument that would constitute Debt) or (b) is directly or indirectly liable (as a guarantor or otherwise);

(ii)
no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Debt of the Borrower or any Restricted Subsidiary to declare a default under such other Debt or cause the payment thereof to be accelerated or payable prior to its stated maturity; and

(iii)	the explicit terms of which provide there is no recourse against any of the assets of the Borrower or its Restricted Subsidiaries.

“Non-US Lender” has the meaning set forth in Section 5.03(d).

“Notes” means the Loan Notes and the Exchange Notes, as originally executed or as subsequently amended from time to time pursuant to the applicable provisions hereof.

“Officer” means the Chairman of the Board, the Chief Executive Officer, the President, the Chief Operating Officer, the Chief Financial Officer, any Vice President, the Treasurer or the Secretary of the Borrower.  Officer of any Guarantor has a correlative meaning.

“Officers' Certificate” means a certificate signed by two Officers or by an Officer and either an Assistant Treasurer or an Assistant Secretary of the Borrower.

“Oil and Gas Business” means (a) the business of acquiring, exploring, exploiting, developing, producing, operating and disposing of interests in oil, gas, liquid natural gas and other Hydrocarbon properties, (b) the business of gathering, marketing, treating, processing, storage, refining, selling and transporting of any production from such interests or properties and products produced in association therewith or providing drilling and related services and supplies and equipment and (c) any business or activity relating to, arising from, or necessary, appropriate or incidental to the activities described in the foregoing clauses (a) and (b) of this definition.

“Oil and Gas Properties” means (a) Hydrocarbon Interests; (b) the Properties now or hereafter pooled or unitized with Hydrocarbon Interests; (c) all presently existing or future unitization, pooling agreements and declarations of pooled units and the units created thereby (including without limitation all units created under orders, regulations and rules of any Governmental Authority) which may affect all or any portion of the Hydrocarbon Interests; (d) all operating agreements, contracts and other agreements, including production sharing contracts and agreements, which relate to any of the Hydrocarbon Interests or the production, sale, purchase, exchange or processing of Hydrocarbons from or attributable to such Hydrocarbon Interests; (e) all Hydrocarbons in and under and which may be produced and saved or attributable to the Hydrocarbon Interests, including all oil in tanks, and all rents, issues, profits, proceeds, products, revenues and other incomes from or attributable to the Hydrocarbon Interests; (f) all tenements, hereditaments, appurtenances and Properties in any manner appertaining, belonging, affixed or incidental to the Hydrocarbon Interests and (g) all Properties, rights, titles, interests and estates described or referred to above, including any and all Property, real or personal, now owned or hereinafter acquired and situated upon, used, held for use or useful in connection with the operating, working or development of any of such Hydrocarbon Interests or Property (excluding drilling rigs, automotive equipment, rental equipment or other personal Property which may be on such premises for the purpose of drilling a well or for other similar temporary uses) and including any and all oil wells, gas wells, injection wells or other wells, buildings, structures, fuel separators, liquid extraction plants, plant compressors, pumps, pumping units, field gathering systems, tanks and tank batteries, fixtures, valves, fittings, machinery and parts, engines, boilers, meters, apparatus, equipment, appliances, tools, implements, cables, wires, towers, casing, tubing and rods, surface leases, rights-of-way, easements and servitudes together with all additions, substitutions, replacements, accessions and attachments to any and all of the foregoing.

“Opinion of Counsel” means a written opinion from legal counsel who is acceptable to the Administrative Agent. The counsel may be an employee of or counsel to the Borrower or the Administrative Agent.

“P&A Escrow Agreement” means that certain P&A Escrow Agreement dated as of August 1, 2007 among the Borrower and the Seller.

“Parent Loan” means the intercompany loan agreement by and between MOXY, as borrower, and the Borrower, as lender, dated as of April 17, 2006.

“Pari Passu Debt” means Debt that ranks equally in right of payment to the Loans.

“Participant” has the meaning set forth in Section 12.04(c)(i).

“Payment Sharing Notice” means a written notice from the Borrower or any Lender informing the Administrative Agent that an Event of Default has occurred and is continuing and directing the Administrative Agent to allocate payments thereafter received from or on behalf of the Borrower in accordance with the provisions of Section 4.01.

“PBGC” means the Pension Benefit Guaranty Corporation, or any successor thereto.

“Pension Act”: means the Pension Protection Act of 2006, as it presently exists or as it may be amended from time to time.

“Permitted Business Investment” means any Investment made in the ordinary course of the Oil and Gas Business including investments or expenditures for actively exploiting, exploring for, acquiring, developing, producing, operating, processing, gathering, refining, storing, marketing, selling or transporting oil, gas and other Hydrocarbons through agreements, transactions, interests or arrangements which permit one to share risks or costs, comply with regulatory requirements regarding local ownership or satisfy other objectives customarily achieved through the conduct of the Oil and Gas Business jointly with third parties, including (i) ownership interests in oil and gas properties, liquid natural gas facilities, processing facilities, gathering systems, pipelines or ancillary real property interests, (ii) Investments in the form of or pursuant to operating agreements, processing agreements, farm-in agreements, farm-out agreements, development agreements, area of mutual interest agreements, unitization agreements, pooling agreements, joint bidding agreements, service contracts, joint venture agreements, partnership agreements (whether general or limited), subscription agreements, stock purchase agreements and other similar agreements (including for limited liability companies) with third parties and (iii) direct or indirect ownership interests in drilling rigs and related equipment, including, without limitation, transportation equipment; provided, however, that a ‘‘Permitted Business Investment’’ shall not include Investments in entities that are not classified as pass-through entities for U.S. federal, state and local and foreign income tax purposes.

“Permitted Investment” means an Investment by the Borrower or any Restricted Subsidiary in (i) a Restricted Subsidiary; (ii) cash and Cash Equivalents; (iii) receivables owing to the Borrower or any Restricted Subsidiary, if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the Borrower or any such Restricted Subsidiary deems reasonable under the circumstances; (iv) payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business; (v) loans or advances to officers, directors and employees of the Borrower or any Restricted Subsidiary made in the ordinary course of business consistent with past practices of the Borrower or such Restricted Subsidiary; provided, however, that the Borrower and its Subsidiaries will comply in all material respects with all applicable provisions of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in connection therewith with such loans or advances as if the Borrower has filed a registration statement with the SEC; (vi) Equity Interest, obligations or securities received in settlement of debts created in the ordinary course of business and owing to the Borrower or any Restricted Subsidiary or in satisfaction of judgments or pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of a debtor; (vii) Commodity Agreements, Currency Agreements, Interest Rate Agreements and related Hedging Obligations, in each case entered into in the ordinary course of the Borrower’s or its Restricted Subsidiaries’ businesses incurred in compliance with Section 9.02(b); (viii) the Guaranty Agreement and Guarantees by the Borrower of Debt otherwise permitted to be Incurred by Restricted Subsidiaries of the Borrower under this Agreement; (ix) Investments made as a result of non-cash consideration from Asset Dispositions effected in compliance with Section 9.11; (x) Investments in existence on the Effective Date; and (xi) after the Initial Maturity Date, (A) Investments in a Person that will, upon the making of such Investment, become a Restricted Subsidiary; provided, however, that the primary business of such Restricted Subsidiary is the Oil and Gas Business, (B) Investments in another Person if as a result of such Investment such other Person is merged or consolidated with or into, or transfers or conveys all or substantially all its assets to, the Borrower or a Restricted Subsidiary; provided, however, that such Person’s primary business is the Oil and Gas Business, (C) any Asset Swap made in accordance with Section 9.11(d), (D) Permitted Business Investments, and (E) Investments by the Borrower or any of its Restricted Subsidiaries, together with all other Investments pursuant to this clause (E), in an amount not to exceed $10,000,000 per year (with the fair market value of such Investment being measured at the time made and without giving effect to subsequent changes in value).

“Permitted Liens” means, with respect to any Person, (i) (x) Liens securing Debt and other obligations under the Senior Credit Agreement and related Hedging Obligations and Liens on assets of Restricted Subsidiaries securing Guarantees of Debt and other obligations of the Borrower under the Senior Credit Agreement, and (y) any Liens securing the Indebtedness and any Exchange Notes and any Liens on assets of Restricted Subsidiaries securing the Guarantees under the Guaranty Agreement; (ii) pledges or deposits by such Person under workmen's compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Debt) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or United States government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import or customs duties or for the payment of rent, in each case Incurred in the ordinary course of business; (iii) Liens imposed by law, including carriers', warehousemen's and mechanics' materialmen’s and repairmen’s Liens, in each case for sums not yet due or being contested in good faith by appropriate proceedings if a reserve or other appropriate provisions, if any, as shall be required by GAAP shall have been made in respect thereof; (iv) Liens for taxes, assessments or other governmental charges not yet subject to penalties for non-payment or which are being contested in good faith by appropriate proceedings provided that appropriate reserves required pursuant to GAAP have been made in respect thereof; (v) Liens in favor of issuers of surety or performance bonds or letters of credit or bankers' acceptances issued pursuant to the request of and for the account of such Person in the ordinary course of its business; provided, however, that such letters of credit do not constitute Debt; (vi) encumbrances, ground leases, easements or reservations of, or rights of others for, licenses, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning, building codes or other restrictions (including, without limitation, minor defects or irregularities in title and similar encumbrances) as to the use of real properties or liens incidental to the conduct of the business of such Person or to the ownership of its properties which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person; (vii) Liens securing Hedging Obligations; (viii) leases, licenses, subleases and sublicenses of assets (including, without limitation, real property and intellectual property rights) which do not materially interfere with the ordinary conduct of the business of the Borrower or any of its Restricted Subsidiaries; (ix) judgment Liens not giving rise to an Event of Default so long as such Lien is adequately bonded and any appropriate legal proceedings which may have been duly initiated for the review of such judgment have not been finally terminated or the period within which such proceedings may be initiated has not expired; (x) Liens for the purpose of securing the payment of all or a part of the purchase price of, or Capitalized Lease Obligations, purchase money obligations or other payments Incurred to finance the acquisition, lease, improvement or construction of, assets or property acquired or constructed in the ordinary course of business; provided that (1) the aggregate principal amount of Debt secured by such Liens is otherwise permitted to be Incurred under this Agreement and does not exceed the cost of the assets or property so acquired or constructed and (2) such Liens are created within 180 days of construction or acquisition of such assets or property and do not encumber any other assets or property of the Borrower or any Restricted Subsidiary other than such assets or property and assets affixed or appurtenant thereto; (xi) Liens arising solely by virtue of any statutory or common law provisions relating to banker's Liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a depositary institution; provided that (1) such deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by the Borrower in excess of those set forth by regulations promulgated by the Federal Reserve Board and (2) such deposit account is not intended by the Borrower or any Restricted Subsidiary to provide collateral to the depository institution; (xii) Liens arising from Uniform Commercial Code financing statement filings regarding operating leases entered into by the Borrower and its Restricted Subsidiaries in the ordinary course of business; (xiii) Liens existing on the Effective Date and disclosed on Schedule 9.03; (xiv) Liens on property or shares of stock of a Person at the time such Person becomes a Restricted Subsidiary; provided, however, that such Liens are not created, Incurred or assumed in connection with, or in contemplation of, such other Person becoming a Restricted Subsidiary; provided further, however, that any such Lien may not extend to any other property owned by the Borrower or any Restricted Subsidiary; (xv) Liens on property at the time the Borrower or a Restricted Subsidiary acquired the property, including any acquisition by means of a merger or consolidation with or into the Borrower or any Restricted Subsidiary; provided, however, that such Liens are not created, Incurred or assumed in connection with, or in contemplation of, such acquisition; providedfurther, however, that such Liens may not extend to any other property owned by the Borrower or any Restricted Subsidiary; (xvi) Liens securing Debt or other obligations of a Restricted Subsidiary owing to the Borrower or a Wholly-Owned Subsidiary; (xvii) Liens securing the Loans, the Exchange Notes, the Guaranty Agreement and other obligations under this Agreement; (xviii) Liens securing obligations under Refinancing Debt Incurred to refinance, refund, replace, amend, extend or modify Debt that was previously so secured (other than Liens permitted pursuant to clause (i) above), provided that any such Lien is limited to all or part of the same property or assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof) that secured (or, under the written arrangements under which the original Lien arose, could secure) the Debt being refinanced or is in respect of property that is the security for a Permitted Lien hereunder; (xix) any interest or title of a lessor under any Capitalized

Lease Obligation or operating lease; (xx) Liens in respect of Production Payments and Reserve Sales, which Liens shall be limited to the property that is the subject of such Production Payments and Reserve Sales; (xxi) Liens arising under farm-out agreements, farm-in agreements, division orders, contracts for the sale, purchase, exchange, transportation, gathering or processing of Hydrocarbons, unitizations and pooling designations, declarations, orders and agreements, development agreements, operating agreements, production sales contracts, area of mutual interest agreements, gas balancing or deferred production agreements, injection, repressuring and recycling agreements, salt water or other disposal agreements, seismic or geophysical permits or agreements, and other agreements which are customary in the Oil and Gas Business; provided, however, in all instances that such Liens are limited to the assets that are the subject of the relevant agreement, program, order or contract; (xxii) Liens on pipelines or pipeline facilities that arise by operation of law; (xxiii) Liens on cash or securities pledged or subject to an escrow agreement to secure plugging and abandoning obligations under the P&A Escrow Agreement, performance of tenders, surety and appeal bonds, government contracts, performance and return of money bonds, bids, trade contracts, leases, statutory obligations, regulatory obligations and other obligations of like nature incurred in the ordinary course of business; (xxiv) Liens on and pledges of the Equity Interests of any Unrestricted Subsidiary or any joint venture owned by the Borrower or any Restricted Subsidiary to the extent securing Non-Recourse Debt of such Unrestricted Subsidiary or joint venture; (xxv) Liens on amounts not to exceed the sum of up to three years of regularly scheduled interest payments in respect of any convertible Debt issued by the Borrower permitted hereby, which amounts shall have been placed in interest reserve accounts in connection with the issuance of such convertible Debt to secure the obligations under, such convertible Debt; and (xxvi) Liens securing obligations under Debt (other than Subordinated Obligations and Guarantor Subordinated Obligations) in an aggregate principal amount outstanding at any one time not to exceed the greater of $25,000,000 and 1.5% of Adjusted Consolidated Net Tangible Assets.

“Permitted Refinancing Debt” means Debt (for purposes of this definition, “new Debt”) incurred in exchange for, or proceeds of which are used to refinance, all of any other Debt (the “Refinanced Debt”); provided that (a) such new Debt is in an aggregate principal amount not in excess of the sum of (i) the aggregate principal amount then outstanding of the Refinanced Debt (or, if the Refinanced Debt is exchanged or acquired for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration thereof, such lesser amount) and (ii) an amount necessary to pay interest or premiums required by the instruments governing such Refinanced Debt and fees and expenses Incurred in connection therewith; (b)(x) if the Stated Maturity of the Refinanced Debt is earlier than the Final Maturity Date, the new Debt has a Stated Maturity no earlier than the Stated Maturity of the Refinanced Debt or (y) if the Stated Maturity of the Refinanced Debt is later than the Final Maturity Date, the new Debt has a Stated Maturity at least 91 days later than the Final Maturity Date; (c) the new Debt has an Average Life at the time such new Debt is Incurred that is equal to or greater than the Average Life of the Refinanced Debt; (d) such new Debt (and any guarantees thereof) is secured by no more collateral than the collateral which secured, or is permitted by the terms of this Agreement to secure, the Refinanced Debt; (e) the obligor(s) in respect of such new Debt shall be the same as the obligor(s) in respect of such Refinanced Debt and if such Refinanced Debt is not guarantied by any Loan Party, then such new Debt shall also not be guarantied by any Loan Party; (f) the Liens, if any, securing such new Debt are subordinated to the Liens securing the Indebtedness (or, if applicable, the Guaranty Agreement) to at least the same extent as the Liens securing the Refinanced Debt and (g) if the Refinanced Debt is subordinated in right of payment to the Loans or the Guarantees under the Guaranty Agreement, such new Debt is subordinated in right of payment to the Loans or the Guarantees under the Guaranty Agreement on terms at least as favorable to the Holders as those contained in the documentation governing the Refinanced Debt.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan, as defined in section 3(2) of ERISA, which (a) is currently or hereafter sponsored, maintained or contributed to by a Loan Party or an ERISA Affiliate or (b) was at any time during the six calendar years preceding the date hereof, sponsored, maintained or contributed to by a Loan Party or an ERISA Affiliate.

“Preferential Purchase Right Properties” means each of the Oil and Gas Properties listed in Schedule 1.02(b).

“Preferred Stock,” as applied to the Equity Interests of any corporation, means Equity Interests of any class or classes (however designated) which is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such corporation, over shares of Equity Interest of any other class of such corporation.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by JPMorgan as its prime rate in effect at its principal office in New York City; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.  Such rate is set by the Administrative Agent as a general reference rate of interest, taking into account such factors as the Administrative Agent may deem appropriate; it being understood that many of the Administrative Agent’s commercial or other loans are priced in relation to such rate, that it is not necessarily the lowest or best rate actually charged to any customer and that the Administrative Agent may make various commercial or other loans at rates of interest having no relationship to such rate.

“Production Payments and Reserve Sales” means the grant or transfer by the Borrower or a Restricted Subsidiary to any Person of a royalty, overriding royalty, net profits interest, production payment (whether volumetric or dollar denominated), partnership or other interest in oil and gas properties, reserves or the right to receive all or a portion of the production or the proceeds from the sale of production attributable to such properties where the holder of such interest has recourse solely to such production or proceeds of production, subject to the obligation of the grantor or transferor to operate and maintain, or cause the subject interests to be operated and maintained, in a reasonably prudent manner or other customary standard or subject to the obligation of the grantor or transferor to indemnify for environmental, title or other matters customary in the Oil and Gas Business, including any such grants or transfers pursuant to incentive compensation programs on terms that are reasonably customary in the Oil and Gas Business for geologists, geophysicists or other providers of technical services to the Borrower or a Restricted Subsidiary.

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, including, without limitation, cash, securities, accounts and contract rights.

“Redemption” means with respect to any Debt, the repurchase, redemption, prepayment, repayment, defeasance or any other acquisition or retirement for value (or the segregation of funds with respect to any of the foregoing) of such Debt.  “Redeem” has the correlative meaning thereto.

“Register” has the meaning assigned such term in Section 12.04(b)(iv).

“Regulation D” means Regulation D of the Board, as the same may be amended, supplemented or replaced from time to time.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors (including attorneys, accountants and experts) of such Person and such Person’s Affiliates.

“Remedial Work” has the meaning assigned such term in Section 8.10(a).

“Reserve Report” means the Initial Reserve Report and each other report setting forth the oil and gas reserves attributable to the Oil and Gas Properties of the Borrower and the Restricted Subsidiaries, together with a projection of the rate of production and future net income, taxes, operating expenses and capital expenditures with respect thereto as of such date based upon the economic assumptions consistent with the Administrative Agent’s lending requirements at the time.

“Responsible Officer” means, as to any Person, the Chief Executive Officer, the President, any Financial Officer or any Vice President of such Person.  Unless otherwise specified, all references to a Responsible Officer herein shall mean a Responsible Officer of the Borrower.

“Restricted Investment” means any Investment other than a Permitted Investment.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other Property) with respect to any Equity Interests in any Person, or any payment (whether in cash, securities or other Property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests or any option, warrant or other right to acquire any such Equity Interests.

“Restricted Subsidiary” means any direct or indirect Subsidiary of the Borrower that is not an Unrestricted Subsidiary.

“S&P” means Standard & Poor’s Ratings Group, a division of The McGraw-Hill Companies, Inc., and any successor thereto that is a nationally recognized rating agency.

“Sale/Leaseback Transaction” means an arrangement relating to property now owned or hereafter acquired whereby the Borrower or a Restricted Subsidiary transfers such property to a Person and the Borrower or a Restricted Subsidiary leases it from such Person.

“SEC” means the Securities and Exchange Commission or any successor Governmental Authority.

“Second Lien Notes” means the $100,000,000 Second Lien Term Notes issued pursuant to the Second Lien Term Loan Agreement.

“Second Lien Term Loan Agreement” means that certain Second Lien Term Loan Agreement dated as of January 19, 2007 among MOXY, JPMorgan Chase Bank, N.A., as administrative agent and the lenders party thereto.

“Securities Act” means the Securities Act of 1933, as amended from time to time.

“Security Instruments” means the Guaranty Agreement, the Intercreditor Agreement (if and when executed) and any and all other agreements, instruments, consents or certificates now or hereafter executed and delivered by the Borrower or any other Person (other than Swap Agreements with the Lenders or any Affiliate of a Lender or participation or similar agreements between any Lender and any other lender or creditor with respect to any Indebtedness pursuant to this Agreement) in connection with, or as security for the payment or performance of the Indebtedness, the Notes and this Agreement, as such agreements may be amended, modified, supplemented or restated from time to time.

“Seller” means Newfield Exploration Company, a Delaware corporation.

“Senior Credit Agreement” means with respect to, or guaranteed by, the Borrower, one or more debt facilities  (including, without limitation, the Senior Secured Credit Agreement) or commercial paper facilities with banks or other institutional lenders providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time (and whether or not with the original administrative agent and lenders or another administrative agent or agents or other lenders and whether provided under the original Senior Secured Credit Agreement or any other credit or other agreement or indenture).

“Senior Loan Documents” means the Senior Credit Agreement and the “Loan Documents” as such term is defined in the Senior Credit Agreement.

“Senior Loan Security Instruments” means the “Security Instruments” as such term is defined in the Senior Credit Agreement.

“Senior Loans” means the loans made in favor of MOXY under the Senior Credit Agreement in an aggregate principal amount not to exceed $700,000,000.

“Senior Notes” means (a) any senior, senior subordinated or subordinated Debt issued by the Borrower or MOXY (and any guarantees thereof by any Loan Party) on or after the Effective Date under Section 9.02(b)(iv) which is unsecured and any Permitted Refinancing Debt in respect thereof, and (b) any convertible Debt issued by the Borrower (and any guarantees thereof by any Loan Party) on or after the Effective Date under Section 9.02(b)(iv) which is unsecured and any Permitted Refinancing Debt in respect thereof.

“Senior Secured Credit Agreement” means the Amended and Restated Credit Agreement, dated as of August 1, 2007, among the Borrower, as parent guarantor, MOXY, as borrower, the lenders party thereto from time to time, JPMorgan Chase Bank, N.A., as administrative agent, Merrill Lynch Capital, a division of Merrill Lynch Business Financial Services, Inc., as syndication agent, and BNP Paribas, as documentation agent.

“Significant Subsidiary” has the meaning set forth in the indentures relating to the Existing Convertible Notes.

“Stated Maturity” means, with respect to any security, the date specified in such security as the fixed date on which the payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision, but shall not include any contingent obligations to repay, redeem or repurchase any such principal prior to the date originally scheduled for the payment thereof.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject, with respect to the Adjusted LIBO Rate, for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board).  Such reserve percentages shall include those imposed pursuant to such Regulation D.  Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation.  The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Subordinated Obligation” means any Debt of the Borrower (whether outstanding on the date of this Agreement or thereafter Incurred) which is subordinate or junior in right of payment to the Loans pursuant to a written agreement.

“Subsidiary” means: (a) any Person of which at least a majority of the outstanding Equity Interests having by the terms thereof ordinary voting power to elect a majority of the board of directors, manager or other governing body of such Person (irrespective of whether or not at the time Equity Interests of any other class or classes of such Person shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by the Borrower and/or one or more of its Subsidiaries and (b) any partnership of which the Borrower or any Loan Party is a general partner.  Unless otherwise indicated herein, each reference to the term “Subsidiary” shall mean a direct or indirect Subsidiary of the Borrower.

“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement, whether exchange traded, “over-the-counter” or otherwise, involving, or settled by reference to, one or more interest rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of any Loan Party shall be a Swap Agreement.

“Synthetic Leases” means, in respect of any Person, all leases which shall have been, or should have been, in accordance with GAAP, treated as operating leases on the financial statements of the Person liable (whether contingently or otherwise) for the payment of rent thereunder and which were properly treated as indebtedness for borrowed money for purposes of U.S. federal income taxes, if the lessee in respect thereof is obligated to either purchase for an amount in excess of, or pay upon early termination an amount in excess of, 80% of the residual value of the Property subject to such operating lease upon expiration or early termination of such lease.

“Take-Out Securities” means the Senior Notes and any Equity Interests that may be issued by the Borrower or a Restricted Subsidiary after the Effective Date to refinance the Loans or Exchange Notes.

“Term Loan” has the meaning set forth in Section 2.01(b).

“Term Note” has the meaning set forth in Section 12.04(e).

“Title Indemnity Agreement” means that certain Title Indemnity Agreement dated as of August 1, 2007 between MOXY and the Seller.

“Total Assets” means, with respect to any Person, the total consolidated assets of such Person and its Restricted Subsidiaries, as shown on the most recent balance sheet of such Person.

“Transactions” means, with respect to (a) the Borrower, the execution, delivery and performance by the Borrower of this Agreement and each other Loan Document to which it is a party, the Acquisition and the borrowing of Loans and (b) each Guarantor, the execution, delivery and performance by such Guarantor of each Loan Document and Acquisition Document to which it is a party, the Acquisition and the guaranteeing of the Indebtedness and the other obligations under the Guaranty Agreement by such Guarantor.

“Transferee” means any Assignee or Participant.

“Transition Services Agreement” means that certain Transition Services Agreement dated as of August 1, 2007 between MOXY and the Seller.

“Treasury Rate” means with respect to each day during each Interest Period, the rate per annum determined by the Administrative Agent two days prior to the Effective Date as (x) the rate borne by direct obligations of the United States maturing on the seventh anniversary of the Effective Date or (y) if there are no such obligations, the rate determined by linear interpolation between the rates borne by the two direct obligations of the United States maturing closest to, but straddling, the seventh anniversary of the Effective Date, in each case as most recently published by the Board.

“Treasury Rate Loan” means  a Loan bearing interest at a rate determined by reference to the Treasury Rate in accordance with the provisions of Section 2.

“Trustee” has the meaning set forth in Section 8.20(a).

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Alternate Base Rate or the Adjusted LIBO Rate.

“Unrestricted Subsidiary” means Freeport-McMoRan Energy, LLC, a Delaware limited liability company, any other Subsidiary of the Borrower designated as such on Schedule 7.14 and each other Subsidiary of any of the foregoing.

“Volumetric Production Payments” means production payment obligations recorded as deferred revenue in accordance with GAAP, together with all undertakings and obligations in connection therewith.

“Voting Stock” of any Person as of any date, means the Equity Interests of such Person that is as of such time entitled to vote in the election of the Board of Directors of such Person.

“Wholly-Owned Subsidiary” means any Restricted Subsidiary of which all of the outstanding Equity Interests (other than any directors’ qualifying shares mandated by applicable law), on a fully-diluted basis, are owned by the Borrower and/or one or more of the Wholly-Owned Subsidiaries.

Section 1.03  Types of Loans and Borrowings.  For purposes of this Agreement, Loans and Borrowings, respectively, may be classified and referred to by Type (e.g., a “Eurodollar Loan” or a “Eurodollar Borrowing”).

Section 1.04  Terms Generally; Rules of Construction.  The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.  The word “will” shall be construed to have the same meaning and effect as the word “shall”.  Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth in the Loan Documents), (b) any reference herein to any law shall be construed as referring to such law as amended, modified, codified or reenacted, in whole or in part, and in effect from time to time, (c) any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to the restrictions contained in the Loan Documents), (d) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this

Agreement in its entirety and not to any particular provision hereof, (e) with respect to the determination of any time period, the word “from” means “from and including” and the word “to” means “to and including” and (f) any reference herein to Articles, Sections, Annexes, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Annexes, Exhibits and Schedules to, this Agreement.  No provision of this Agreement or any other Loan Document shall be interpreted or construed against any Person solely because such Person or its legal representative drafted such provision.

Section 1.05  Accounting Terms and Determinations; GAAP.  Unless otherwise specified herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Majority Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until  such notice shall have been withdrawn or such provision  amended in accordance herewith.

ARTICLE II
The Credits

Section 2.01  Commitments.  (a) Subject to the terms and conditions hereof, each Lender severally agrees to make a loan (individually, an “Initial Loan” and collectively, the “Initial Loans”) to the Borrower on the Effective Date, in an aggregate principal amount equal to such Lender’s Commitment.  Any Commitments not drawn on the Effective Date shall terminate.

(b)           Subject to the terms and conditions hereof, the Borrower and each Lender severally agrees, if the Initial Loans have not been repaid or exchanged for Exchange Notes on the Initial Maturity Date, to convert the then outstanding principal amount of its Initial Loans into a loan (individually, a “Term Loan” and collectively, the “Term Loans”; the Initial Loans and the Term Loans, collectively, the “Loans”) to the Borrower, on the Initial Maturity Date, in an aggregate principal amount equal to then outstanding principal amount of the Initial Loans held by such Lender.  Upon the making by such Lender of such Term Loan, each Lender shall cancel on its records a principal amount of the Initial Loans held by such Lender corresponding to the principal amount of Term Loans made by such Lender, which corresponding principal amount of the Initial Loans shall be satisfied by the conversion thereof into Term Loans.

(c)           Prior to the Initial Maturity Date, the Initial Loans shall be comprised entirely of Eurodollar Loans, Treasury Rate Loans or ABR Loans.  Each Lender may at its option make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

(d)           The failure of any Lender to make the Initial Loan to be made by it shall not relieve any other Lender of its obligation, if any, hereunder to make its Initial Loan on the Effective Date, but no Lender shall be responsible for the failure of any other Lender to make the Initial Loan to be made by such other Lender on the Effective Date.

Section 2.02  Procedure for Borrowing.  The Borrower shall give the Administrative Agent an irrevocable Borrowing Request (which request must be received by the Administrative Agent prior to 10:00 A.M., New York City time, three Business Days prior to the anticipated Effective Date or such shorter period agreed to by the Administrative Agent) requesting that the Lenders make the Initial Loans on the Effective Date and specifying the amount to be borrowed.  Upon receipt of the Borrowing Request the Administrative Agent shall promptly notify each Lender thereof.  Not later than 12:00 Noon, New York City time, on the Effective Date each Lender shall make available to the Administrative Agent at its office specified in Section 12.01 an amount in immediately available funds equal to the Initial Loans to be made by such Lender.  The Administrative Agent shall credit the account of the Borrower on the books of such office of the Administrative Agent with the aggregate of the amounts made available to the Administrative Agent by the Lenders in immediately available funds.

Section 2.03  Presumption of Funding by the Lenders.  Unless the Administrative Agent shall have received a written notice from a Lender prior to the Effective Date that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date and may, in reliance upon such assumption, make available to the Borrower a corresponding amount.  In such event, if a Lender has not in fact made its share of the Borrowing available to the Administrative Agent by the required time on the Effective Date, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to ABR Loans.  If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

ARTICLE III
Maturity, Exchange Notes; Payments of Principal and Interest

Section 3.01  Maturity and Exchange Notes.  (a)  All the Initial Loans will mature on the Initial Maturity Date.

(b)           All the Term Loans will mature on the Final Maturity Date.

(c)           Each Lender will have the option on or after the Initial Maturity Date at any time or from time to time to receive Exchange Notes in exchange for the Term Loans or, on the Initial Maturity Date, the Initial Loans, of such Lender then outstanding in accordance with Section 8.20 of this Agreement.  The principal amount of the Exchange Notes will equal 100.0% of the aggregate principal amount (including any accrued and unpaid interest not required to be paid in cash) of the Loans for which they are exchanged.  If a Default (but not an Event of Default) shall have occurred and be continuing on the date of such exchange, any notices given or cure periods commenced while the Loan was outstanding shall be deemed given or commenced (as of the actual dates thereof) for all purposes with respect to the Exchange Note (with the same effect as if the Exchange Note had been outstanding as of the actual dates thereof). If not all Lenders holding Initial Loans elect to receive Exchange Notes in exchange for their Initial Loans on the Initial Maturity Date, no Initial Loans shall be permitted to be exchanged for Exchange Notes unless Lenders holding Initial Loans in an aggregate principal amount of at least $5,000,000 shall so elect.

Section 3.02  Repayment of Loans.  The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Loan in accordance with the terms hereof and of the Loan Notes.  The Borrower hereby further agrees to pay to the Administrative Agent for the account of each Lender interest on the unpaid principal amount of the

Loans from time to time outstanding from the date hereof until payment in full thereof at the rates per annum, and on the dates, set forth in Section 3.03.

Section 3.03  Interest Rates and Payment Dates.  (a) Initial Loans shall bear interest for the period from and including the date such Initial Loans are made to, but excluding, the Initial Maturity Date on the unpaid principal thereof at a rate per annum equal to the Initial Loan Rate plus the Applicable Margin.

(b)           Term Loans shall bear interest for the period from and including the Initial Maturity Date to, but excluding, the Final Maturity Date or date of exchange for an Exchange Note on the unpaid principal thereof at a rate per annum equal to the Adjusted Rate plus the Adjusted Margin.

(c)           Notwithstanding Sections 3.03(a) and (b), the interest rate borne by the Loans shall not exceed 12% per annum nor be less than 10% per annum.

(d)           If all or a portion of (i) the principal amount of any of the Loans, (ii) any interest payable thereon, or (iii) any fee or other amount payable hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise, but taking into account any applicable grace period under Section 10.01(b)), such Loan and any such overdue amount shall, without limiting the rights of the Lenders under Article X, bear interest at a rate per annum which is (x) in the case of overdue principal, the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this Section plus 2% or (y) in the case of overdue interest, fees or other amounts due and payable hereunder, the applicable rate hereunder for any Loan (but without giving effect to the foregoing clause (x)) plus 2%.

(e)           Interest shall be payable in arrears on each Interest Payment Date and upon the maturity date of the Loan in respect of which any such interest is accruing, provided that interest accruing pursuant to Section 3.03(d) shall be payable from time to time on demand.

(f)           Interest, fees and commissions payable pursuant hereto shall be calculated on the basis of a 360-day year for the actual days elapsed, except that, with respect to ABR Loans the rate of interest on which is calculated on the basis of the Prime Rate, the interest thereon shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed.  The Administrative Agent shall as soon as practicable notify the Borrower and the relevant Lenders of each determination of an Adjusted LIBO Rate.  Any change in the interest rate on a Loan resulting from a change in the Alternate Base Rate or the Adjusted LIBO Rate shall become effective as of the opening of business on the day on which such change becomes effective.  The Administrative Agent shall as soon as practicable notify the Borrower and the relevant Lenders of the effective date and the amount of each such change in interest rate.

(g)           Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrower and the Lenders in the absence of manifest error.  The Administrative Agent shall, at the request of the Borrower, deliver to the Borrower a statement showing the quotations used by the Administrative Agent in determining any interest rate pursuant to Sections 3.03(a) and (b).

Section 3.04  [Intentionally Omitted].

Section 3.05  Optional and Mandatory Prepayments.

(a)  Optional Prepayments.  The Borrower may at any time and from time to time prepay the Loans, in whole or in part, without premium or penalty, upon irrevocable notice delivered to the Administrative Agent at least three Business Days prior thereto or such shorter period agreed to by the Administrative Agent, which notice shall specify the date and amount of prepayment; provided, that if a Loan is prepaid on any day other than the last day of the Interest Period applicable thereto, the Borrower shall also pay any amounts owing pursuant to Section 5.02 and provided, further, that on or after the Initial Maturity Date, any prepayment shall be applied pro rata among the Loans and Exchange Notes as provided in Section 3.05(d) below.  Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.  If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with accrued interest to such date on the amount prepaid.

(b)  Mandatory Prepayments.

(i)  If, subsequent to the Effective Date, the Borrower or any of its Subsidiaries shall issue (A) the Take-Out Securities, (B) any other Debt (other than Debt Incurred pursuant to Section 9.02(b) excluding the Senior Notes) or (C) Equity Interests (other than Equity Interests of a Subsidiary issued to the Borrower or any Wholly-Owned Subsidiary of the Borrower), an amount equal to 100% of the Net Cash Proceeds thereof shall be promptly applied toward the prepayment of the Loans as provided in Section 3.05(d) below.

(ii)  If, subsequent to the Effective Date, the Borrower or any of its Subsidiaries shall have any Excess Proceeds (as defined in Section 9.11(b)), the Borrower shall make an Asset Disposition Offer in accordance with Section 9.11(b).

(iii)  Subject to Section 3.04(c)(iv) of the Senior Credit Agreement as in effect on the date hereof, if, for each period of six consecutive months commencing on January 1, 2008, there shall be Excess Cash Flow, the Borrower shall, on the relevant Excess Cash Flow Application Date, apply 100% of such Excess Cash Flow toward the prepayment principal and interest on of the Loans and the Exchange Notes as provided in Section 3.05(c) and (d) below.  Each such prepayment shall be made on a date (an “Excess Cash Flow Application Date”) no later than ten days after the earlier of (i) the date on which the financial statements of the Borrower referred to in Section 8.01(a) or (b), as applicable, for each quarter ending June 30 (commencing June 30, 2008) and for each fiscal year (commencing fiscal year ending December 31, 2008), are required to be delivered to the Lenders and (ii) the date such financial statements are actually delivered.

(iv)  The Borrower shall give the Administrative Agent (which shall promptly notify each Lender) at least three (3) Business Days’ prior notice (or such shorter period agreed to by the Administrative Agent) or, telephone notice promptly confirmed in writing of each prepayment in whole or in part pursuant to this Agreement setting forth the date and amount thereof.

(c)  Accrued and unpaid interest on the amount of any principal of the Loans prepaid under this Section 3.05 shall be paid to and on the date of such prepayment.

(d)  As promptly as practicable after the Administrative Agent receives notice of a prepayment pursuant to Section 3.05(b)(iv) in connection with Section 3.05(a), 3.05(b)(i) or 3.05(b)(iii), the Administrative Agent, in cooperation with the Trustee, shall give notice to each Holder of an Exchange Note of the pro rata amount that would be payable to such Holder in respect of such Holder’s Exchange Note and the expected date of such prepayment.  Any Holder of noncallable Exchange Notes that wishes to accept such prepayment (each, an “Accepting Holder”) shall promptly notify the Trustee and the Administrative Agent in writing.  Payments and offers to prepay the Loans and Exchange Notes shall be made ratably among the Loans and Exchange Notes.  After the Administrative Agent receives the prepayment amount, such prepayment amount shall be distributed by the Administrative Agent, in cooperation with the Trustee, subject to Section 4.01(c), in the following order, with appropriate adjustments being made to account for the receipt by the Trustee of any prepayment in respect of the Exchange Notes:  First, to the payment of all amounts described in clauses “First” and “Second” of Section 4.01(c)(i); Second, to the payment of interest then due and payable on the Loans, Exchange Notes of Accepting Holders and callable Exchange Notes, ratably among the Lenders, the Accepting Holders and Holders of callable Exchange Notes in accordance with the aggregate amount of interest owed to each such Lender, Accepting Holder and Holder; and Third, to the payment of the principal amount of the Loans, the Exchange Notes of Accepting Holders and the callable Exchange Notes that is then due and payable, ratably among the Lenders, the Accepting Holders and Holders of callable Exchange Notes in accordance with the aggregate principal amount owed to each such Lender, Accepting Holder and Holder.  Amounts offered to and rejected by any Exchange Note Holder shall be ratably applied to prepay the Loans, the Exchange Notes held by Accepting Holders and callable Exchange Notes.  Any offers to prepay non-callable Exchange Notes shall be made in accordance with the provisions relating thereto in the Exchange Notes Indenture, and with applicable law, and the distribution of the relevant prepayment amount hereunder shall be made promptly after the expiration of such offer.

(e)  No Premium or Penalty.  Prepayments of Loans permitted or required under this Section 3.05 shall be without premium or penalty, except as required under Section 5.02.

ARTICLE IV
Payments; Pro Rata Treatment; Sharing of Set-offs

Section 4.01  Payments Generally; Pro Rata Treatment; Sharing of Set-offs.

(a)  Payments by the Borrower.  The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest or fees, or of amounts payable under Section 5.01, Section 5.02, Section 5.03 or otherwise) prior to noon, New York, New York time, on the date when due, in immediately available funds, without defense, deduction, recoupment, set-off or counterclaim.  Fees, once paid, shall be fully earned and shall not be refundable under any circumstances.  Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon.  All such payments shall be made to the Administrative Agent at its offices specified in Section 12.01, except that payments pursuant to Section 5.01, Section 5.02, Section 5.03 and Section 12.03 shall be made directly to the Persons entitled thereto.  The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof.  If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension.  All payments hereunder shall be made in dollars.

(b)  Pro Rata Borrowings and Commitment Reductions.  Except to the extent otherwise provided herein, the borrowing of Loans by the Borrower from the Lenders and any reduction of the Commitments of the Lenders hereunder shall be made prorata according to the relevant Commitment Percentages of the Lenders with respect to the Loans borrowed or the Commitments to be reduced.

(c)  Application of Insufficient Payments.  Whenever any payment received by the Administrative Agent under this Agreement or any Note or any Loan Document is insufficient to pay in full all amounts then due and payable to the Administrative Agent and the Lenders under this Agreement:

(i)  if the Administrative Agent has not received a Payment Sharing Notice (or, if the Administrative Agent has received a Payment Sharing Notice but the Event of Default specified in such Payment Sharing Notice has been cured or waived in accordance with the provisions of this Agreement), such payment shall be distributed by the Administrative Agent and applied by the Administrative Agent, in cooperation with the Trustee (if any Exchange Notes are outstanding), and the Lenders in the following order, with appropriate adjustment being made to account for any payment received by the Trustee in respect of any outstanding Exchange Notes:  First, to the payment of reasonable fees and expenses due and payable to the Administrative Agent under and in connection with this Agreement or the Guaranty Agreement or, if any Exchange Notes are outstanding, due and payable to the Trustee under the Exchange Notes Indenture; Second, to the payment of all reasonable expenses due and payable under Section 12.03 and any equivalent section of the Exchange Notes Indenture, ratably among the Lenders and the Exchange Note Holders (if any) in accordance with the aggregate amount of such payments owed to each such Lender or Holder; Third, to the payment of accrued and unpaid interest then due and payable on the Loans and the Exchange Notes (if any) ratably among the Lenders and the Exchange Note Holders (if any) in accordance with the aggregate amount of interest owed to each Lender and Exchange Note Holder; and Fourth, to the payment of the principal amount of the Loans and the Exchange Notes (if any) that is then due and payable, ratably among the Lenders and the Exchange Note Holders (if any) in accordance with the aggregate principal amount owed to each such Lender and Exchange Note Holder (and in the case of any Exchange Notes that are classified as “Fixed Rate Notes” in the Exchange Notes Indenture, subject to the provisions of Section 3.05(d)); or

(ii)  if the Administrative Agent has received a Payment Sharing Notice that remains in effect, all payments received by the Administrative Agent under this Agreement or any Note shall be distributed by the Administrative Agent and applied by the Administrative Agent, in cooperation with the Trustee (if any Exchange Notes are outstanding), and the Lenders in the following order, with appropriate adjustment being made to account for any payment received by the Trustee in respect of any outstanding Exchange Notes:  First, to the payment of all amounts described in clauses “First” and “Second” of the foregoing clause (i), in the order set forth therein; Second, to the payment of the interest accrued and unpaid on all Loans and Exchange Notes (if any), regardless of whether any such amount is then due and payable, ratably among the Lenders and the Exchange Note Holders (if any) in accordance with the aggregate accrued interest plus the aggregate principal amount owed to such Lender and the Exchange Note Holders; and Third, to the payment of the principal amount of all Loans and Exchange Notes (if any), regardless of whether any such amount is then due and payable, ratably among the Lenders and the Exchange Note Holders (if any) in accordance with the aggregate principal amount owed to each Lender and Exchange Note Holder (and in the case of any Exchange Notes that are classified as “Fixed Rate Notes” in the Exchange Notes Indenture, subject to the provisions of Section 3.05(d)).

(d)  Sharing of Payments by Lenders.  If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this Section 4.01(d)

shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to the Borrower or any Restricted Subsidiary or Affiliate thereof (as to which the provisions of this Section 4.01(d) shall apply).  The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

Section 4.02  Presumption of Payment by the Borrower.  Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due.  In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

Section 4.03  Certain Deductions by the Administrative Agent.  If any Lender shall fail to make any payment required to be made by it pursuant to Section 4.02 then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Section until all such unsatisfied obligations are fully paid.

Section 4.04  Disposition of Proceeds.  The Security Instruments (upon effectiveness thereof) contain an assignment by the Borrower and/or the Guarantors unto and in favor of the Administrative Agent for the benefit of the Lenders of all of the Borrower’s or each Guarantor’s interest in and to production and all proceeds attributable thereto which may be produced from or allocated to the Collateral.  The Security Instruments further provide in general for the application of such proceeds to the satisfaction of the Indebtedness and other obligations described therein and secured thereby.  Notwithstanding the assignment contained in any such Security Instruments, until the occurrence of an Event of Default, (A) the Administrative Agent and the Lenders agree that they will neither notify the purchaser or purchasers of such production nor take any other action to cause such proceeds to be remitted to the Administrative Agent or the Lenders, but the Lenders will instead permit such proceeds to be paid to the Borrower and its Restricted Subsidiaries and (B) the Lenders hereby authorize the Administrative Agent to take such actions as may be necessary to cause such proceeds to be paid to the Borrower and/or such Subsidiaries.

ARTICLE V
Increased Costs; Break Funding Payments; Taxes

Section 5.01  Increased Costs.

(a)  Eurodollar Changes in Law.  If any Change in Law shall:

(i)  impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate); or

(ii)  impose on any Lender or the London interbank market any other condition affecting this Agreement or Eurodollar Loans made by such Lender;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Loan (or of maintaining its obligation to make any such Loan) or to reduce the amount of any sum received or receivable by such Lender (whether of principal, interest or otherwise), then the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

(b)  Capital Requirements.  If any Lender determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or the Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c)  Certificates.  A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in Section 5.01(a) or (b) shall be delivered to the Borrower and shall be conclusive absent manifest error.  The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

(d)  Effect of Failure or Delay in Requesting Compensation.  Failure or delay on the part of any Lender to demand compensation pursuant to this Section 5.01 shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section 5.01 for any increased costs or reductions incurred more than 365 days prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 365-day period referred to above shall be extended to include the period of retroactive effect thereof.

Section 5.02  Break Funding Payments.  In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan into an ABR Loan other than on the last day of the Interest Period applicable thereto, or (c) the failure to borrow, convert, continue or prepay any Eurodollar Loan on the date specified in any notice delivered pursuant hereto, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event.  In the case of a Eurodollar Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the eurodollar market.

A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section 5.02 shall be delivered to the Borrower and shall be conclusive absent manifest error.  The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

Section 5.03  Taxes.

(a)  All payments made by any Loan Party under this Agreement or any Loan Document shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, excluding net income taxes and franchise taxes (imposed in lieu of net income taxes) imposed on the Administrative Agent or any Lender as a result of a present or former connection between the Administrative Agent or such Lender and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from the Administrative Agent or such Lender having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement or any other Loan Document).  If any such non-excluded taxes, levies, imposts, duties, charges, fees, deductions or withholdings (“Non-Excluded Taxes”) or other taxes are required to be withheld from any amounts payable to the Administrative Agent or any Lender hereunder, the amounts so payable to the Administrative Agent or such Lender shall be increased to the extent necessary to yield to the Administrative Agent or such Lender (after payment of all Non-Excluded Taxes and other taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement, provided, however, that the Borrower shall not be required to increase any such amounts payable to any Lender with respect to any Non-Excluded Taxes (i) that are attributable to such Lender’s failure to comply with the requirements of Section 5.03(d) or (e) or (ii) that are United States withholding taxes imposed on amounts payable to such Lender at the time such Lender becomes a party to this Agreement, except to the extent that such Lender’s assignor (if any) was entitled, at the time of assignment, to receive additional amounts from the Borrower with respect to such Non-Excluded Taxes pursuant to this Section 5.03(a).

(b)  In addition, the Borrower shall pay any other taxes to the relevant Governmental Authority in accordance with applicable law.

(c)  Whenever any Non-Excluded Taxes or other taxes are payable by a Loan Party, as promptly as possible thereafter such Loan Party shall send to the Administrative Agent for its own account or for the account of the relevant Lender, as the case may be, a certified copy of an original official receipt received by such Loan Party showing payment thereof.  If such Loan Party fails to pay any Non-Excluded Taxes or other taxes when due to the appropriate taxing authority or fails to remit to the Administrative Agent the required receipts or other required documentary evidence, the Borrower shall indemnify the Administrative Agent and the Lenders for any incremental taxes, interest or penalties that may become payable by the Administrative Agent or any Lender as a result of any such failure.

(d)  Each Lender (or Transferee) that is not a “U.S. Person” as defined in Section 7701(a)(30) of the Code (a “Non-U.S. Lender”) shall deliver to the Borrower and the Administrative Agent (or, in the case of a Participant, to the Lender from which the related participation shall have been purchased) two copies of either U.S. Internal Revenue Service Form W-8BEN or Form W-8ECI, or, in the case of a Non-U.S. Lender claiming exemption from U.S. federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest”, a statement substantially in the form of Exhibit J and a Form W-8BEN, or any subsequent versions thereof or successors thereto, properly completed and duly executed by such Non-U.S. Lender claiming complete exemption from, or a reduced rate of, U.S. federal withholding tax on all payments by the Loan Parties under this Agreement and the other Loan Documents.  Such forms shall be delivered by each Non-U.S. Lender on or before the date it becomes a party to this Agreement (or, in the case of any Participant, on or before the date such Participant purchases the related participation).  In addition, each Non-U.S. Lender shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such Non-U.S. Lender.  Each Non-U.S. Lender shall promptly notify the Borrower at any time it determines that it is no longer in a position to provide any previously delivered certificate to the Borrower (or any other form of certification adopted by the U.S. taxing authorities for such purpose).  Notwithstanding any other provision of this Section 5.03(d), a Non-U.S. Lender shall not be required to deliver any form pursuant to this Section 5.03(d) that such Non-U.S. Lender is not legally able to deliver.

(e)  A Lender that is entitled to an exemption from or reduction of non-U.S. withholding tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement or any Loan Document shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by the Borrower, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate, provided that such Lender is legally entitled to complete, execute and deliver such documentation and in such Lender’s judgment such completion, execution or submission would not materially prejudice the legal position of such Lender.

(f)  If the Administrative Agent or any Lender determines, in its sole discretion, that it has received a refund of any Non-Excluded Taxes or other taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 5.03, it shall pay over such refund to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 5.03 with respect to the Non-Excluded Taxes or other taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that the Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. This Section 5.03 shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrower or any other Person.

(g)  The agreements in this Section 5.03 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

Section 5.04  Designation of Different Lending Office.  If any Lender requests compensation under Section 5.01, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 5.03, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 5.01 or Section 5.03, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender.  The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

Section 5.05  Replacement of Lenders.  If (a) any Lender requests compensation under Section 5.01, (b) the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 5.03, (c) any Lender defaults in its obligation to fund Loans hereunder, or (d) any Lender has not approved a proposed waiver or amendment requiring 100% approval or consent but which has been approved by Lenders holding 75% or more of the then outstanding Commitments, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 12.04(b)), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent, which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 5.01 or payments required to be made pursuant to Section 5.03, such assignment will result in a reduction in such compensation or payments.  A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such  assignment and delegation cease to apply.

ARTICLE VI
Conditions Precedent

Section 6.01  Effective Date.  The obligations of the Lenders to make Loans hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 12.02):

(a)  The Administrative Agent, the Arrangers and the Lenders shall have received all fees and other amounts due and payable on or prior to the Effective Date, including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Borrower hereunder.

(b)  The Administrative Agent shall have received a certificate of the Secretary or an Assistant Secretary of the Borrower and each Guarantor setting forth (i) resolutions of its board of directors or other appropriate governing body with respect to the authorization of the Borrower or such Guarantor to execute and deliver the Loan Documents to which it is a party and to enter into the transactions contemplated in those documents, (ii) the officers of the Borrower or such Guarantor (y) who are authorized to sign the Loan Documents to which the Borrower or such Guarantor is a party and (z) who will, until replaced by another officer or officers duly authorized for that purpose, act as its representative for the purposes of signing documents and giving notices and other communications in connection with this Agreement and the transactions contemplated hereby, (iii) specimen signatures of such authorized officers, and (iv) the articles or certificate of incorporation and by-laws or other applicable organizational documents of the Borrower and such Guarantor, certified as being true and complete.  The Administrative Agent and the Lenders may conclusively rely on such certificate until the Administrative Agent receives notice in writing from the Borrower to the contrary.

(c)  The Administrative Agent shall have received certificates of the appropriate State agencies with respect to the existence, qualification and good standing of the Borrower and each Guarantor.

(d)  The Administrative Agent shall have received from each party hereto counterparts (in such number as may be requested by the Administrative Agent) of this Agreement signed on behalf of such party.

(e)  The Administrative Agent shall have received from each party thereto duly executed counterparts (in such number as may be requested by the Administrative Agent) of the Guaranty Agreement.

(f)  The Administrative Agent shall have received an opinion of Jones Walker, special counsel to the Borrower, substantially in a form and of substance reasonably acceptable to the Administrative Agent.

(g)  The Administrative Agent shall have received a certificate of insurance coverage of the Borrower evidencing that the Borrower is carrying insurance in accordance with Section 7.12.

(h)  The Administrative Agent shall have received a certificate of a Responsible Officer of the Borrower certifying that (i) all government and third party approvals necessary in connection with the Transactions have been obtained on satisfactory terms and (ii) no action or proceeding is pending or threatened in any court or before any Governmental Authority seeking to restrain or prohibit the consummation of the transactions contemplated by the Acquisition Documents or to obtain substantial damages from the Borrower related to the Acquisition Documents.

(i)  The Administrative Agent shall have received the financial statements referred to in Sections 7.04(a) and 7.04(b) and the Initial Reserve Report and the officer’s certificate relating thereto which are delivered under the Senior Credit Agreement.  The Administrative Agent and the Lenders shall have received projections (broken down by quarter for the first year and by year thereafter) for the Borrower and its Restricted Subsidiaries after giving effect to the Acquisition and the other transactions contemplated hereby through the fifth anniversary of the Effective Date.

(j)  The Administrative Agent shall have received evidence that the Borrower has purchased one or more commodity price swaps with one or more Approved Counterparties which have aggregate notional volumes of not less than 80% of the reasonably estimated projected crude oil production and not less than 80% of the reasonably estimated projected natural gas production, in each case, from its proved developed, producing Oil and Gas Properties (excluding Main Pass 299) as determined by reference to the Initial Reserve Reports for each year during the calendar years 2008, 2009 and 2010; provided however, that the Swap Agreements for production related to months during July, August, September and October during each such calendar year shall be in the form of puts and/or floors.

(k)  The Administrative Agent shall have received a certificate of a Responsible Officer of the Borrower certifying:  (A) that the Borrower is concurrently consummating the Acquisition in accordance with applicable law and the terms of the Acquisition Documents (with all of the material conditions precedent thereto having been satisfied in all material respects or waived by the parties thereto) and acquiring substantially all of the Acquisition Properties contemplated by the Acquisition Documents (other than the Preferential Purchase Right Properties); (B) that no provision of the Acquisition Agreement has been waived, amended, supplemented or otherwise modified in any respect materially adverse to the Borrower or the Lenders without the prior consent of the Arrangers; (C) that the terms of the other Acquisition Documents are not inconsistent in any material respect with the terms of the Acquisition Agreement; (D) that attached thereto is the Preliminary Closing Statement as defined in the Acquisition Documents in such detail as may reasonably be requested by the

Administrative Agent; and (E) that attached thereto are (i) a true and complete list of all Preferential Purchase Right Properties which are currently pending final decision by a third party regarding purchase of such property in accordance with such preferential right; (ii) a true and complete executed copy of each of the Acquisition Documents; and (iii) original counterparts or copies, certified as true and complete, of the bills of sale and assignment to the Borrower for all of the Acquisition Properties.

(l)  The Administrative Agent shall have received a certificate of a Responsible Officer of the Borrower certifying that immediately after giving effect to the Acquisition, the Borrower and its Restricted Subsidiaries will have outstanding no Debt for borrowed money or Disqualified Stock other than (A) the Indebtedness under this Agreement; (B) Debt associated with the Senior Loans in an aggregate principal amount of not less than $700,000,000; (C) the Existing Convertible Notes and (D) the Parent Loan.

(m)  The Administrative Agent shall have received a certificate of a Financial Officer of the Borrower certifying that, after giving effect to the Acquisition, the borrowings under this Agreement and the Senior Credit Agreement, the Borrower and its Restricted Subsidiaries, taken as a whole, are solvent as contemplated by Section 7.22.

(n)  The Administrative Agent shall have received evidence reasonably satisfactory to Administrative Agent of the payment in full of all amounts due under the Second Lien Term Loan Agreement and the release of all Liens securing such obligations and any other obligations secured thereby contemporaneously with the proceeds of the initial funding under this Agreement.

(o)  The Administrative Agent shall have received (i) a complete and correct copy of the Senior Secured Credit Agreement, in form and substance satisfactory to the Administrative Agent certified as to authenticity by the Borrower and such agreement shall be in full force and effect and none of the provisions thereof shall have been amended, waived, supplemented, or otherwise modified without the prior written consent of the Administrative Agent and (ii) satisfactory evidence that all conditions precedent for the funding of the Senior Secured Credit Agreement shall have been satisfied or waived contemporaneously with the satisfaction of the conditions hereunder and such funding shall occur contemporaneously with the funding of the Initial Loans, in each case on terms and conditions satisfactory to the Administrative Agent, and none of the material terms and conditions of the Senior Secured Credit Agreement shall have been waived without the consent of the Administrative Agent.

The Administrative Agent shall notify the Borrower and the Lenders of the Effective Date, and such notice shall be conclusive and binding.  Notwithstanding the foregoing, the obligations of the Lenders to make Loans hereunder shall not become effective unless each of the foregoing conditions is satisfied (or waived pursuant to Section 12.02) at or prior to 1:00 p.m., New York New York time, on August 15, 2007 (and, in the event such conditions are not so satisfied or waived, the Commitments shall terminate at such time).

Section 6.02  Each Credit Event.  The obligation of each Lender to make a Loan on the Effective Date is also subject to the satisfaction of the following conditions:

(a)  At the time of and immediately after giving effect to such Borrowing, no Default shall have occurred and be continuing.

(b)  The representations and warranties of the Borrower and the Guarantors set forth in this Agreement and in the other Loan Documents shall be true and correct on and as of the Effective Date; provided that with respect to the initial funding on the Effective Date, the Borrower is not required to make the representation contained in Section 7.04(c) and the only representations (and related Defaults) the making of which shall be a condition precedent under this Section 6.02(b) on the Effective Date shall be (i) with respect to the Borrower and its Restricted Subsidiaries, those representations contained in Sections 7.01, 7.02, 7.03(b) (but only with respect to a Loan Party’s charter, by-laws or other organizational documents), 7.08 and 7.22 and (ii) with respect to the Acquisition Properties, such of the representations made by or with respect to the Assets in the Acquisition Agreement as are material to the interests of the Lenders (but only to the extent that the Borrower has the right to terminate its obligations under the Acquisition Agreement as a result of a breach of such representations in the Acquisition Agreement (determined without regard to any waiver, amendment or other modification of the Acquisition Agreement)).

(c)  The receipt by the Administrative Agent of a Borrowing Request in accordance with Section 2.02.

ARTICLE VII
Representations and Warranties

The Borrower represents and warrants to the Lenders that:

Section 7.01  Organization; Powers.  Each of the Borrower and each Restricted Subsidiary is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority, and has all material governmental licenses, authorizations, consents and approvals necessary, to own its assets and to carry on its business as now conducted, and is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required, except where failure to have such power, authority, licenses, authorizations, consents, approvals and qualifications could not reasonably be expected to have a Material Adverse Effect.

Section 7.02  Authority; Enforceability.  The Transactions are within each Loan Party’s corporate powers and have been duly authorized by all necessary corporate and, if required, stockholder action.  Each Loan Document and Acquisition Document to which a Loan Party is a party has been duly executed and delivered by it and constitutes its legal, valid and binding obligation, as applicable, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

Section 7.03  Approvals; No Conflicts.  The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority or any other third Person, nor is any such consent, approval, registration, filing or other action necessary for the validity or enforceability of any Loan Document or the consummation of the transactions contemplated thereby, except such as have been obtained or made and are in full force and effect other than the recording and filing of the Security Instruments as required by this Agreement, (b) will not violate any applicable law or regulation or the charter, by-laws or other organizational documents of any Loan Party or any order of any Governmental Authority, (c) will not violate or result in a default under any indenture, agreement or other instrument binding upon any Loan Party or its Properties, or give rise to a right thereunder to require any payment to be made by any Loan Party and (d) will not result in the creation or imposition of any Lien on any Property of any Loan Party (other than the Liens created by the Loan Documents).

Section 7.04  Financial Condition; No Material Adverse Change.

(a)  The Borrower has furnished to the Lenders (i) its audited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows as of and for the fiscal years ended December 31, 2006, December 31, 2005 and December 31, 2004 (which audit reports for such financial statements are not subject to any qualification), (ii) its unaudited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows for the fiscal quarter ended March 31, 2007, (iii) audited statements of revenues and operating expenses for the Assets for the fiscal year ended December 31, 2006 (which audit reports for such financial statements are not subject to any qualification) and (iv) unaudited statements of revenues and operating expenses for the Assets for the fiscal quarter ending March 31, 2007 (and for the comparable period in the preceding fiscal year), which financial statements shall be prepared in accordance with GAAP.  The financial statements in clauses (i) and (ii) present fairly, in all material respects, consolidated financial condition of the Borrower as of the dates and for the periods set forth above in accordance with GAAP, subject to year-end audit adjustments and the absence of footnotes in the case of the unaudited quarterly financial statements.  The financial statements in clauses (iii) and (iv) present fairly, in all material respects, revenues and operating expenses for the Assets as of the dates and for the periods set forth above in accordance with GAAP, subject to year-end audit adjustments and the absence of footnotes in the case of the unaudited quarterly financial statements.

(b)  The Borrower has heretofore furnished to the Lenders a pro forma consolidated balance sheet of the Borrower as of June 30, 2007 and a pro forma statement of operations as of December 31, 2006, and as of June 30, 2007 and 12-month period ending on June 30, 2007, in each case adjusted to give effect to the Acquisition and the other transactions contemplated hereby, the other transactions related thereto and any other transactions that would be required to be given pro forma effect by Regulation S-X promulgated under the Securities Act and such other adjustments as are agreed between the Borrower and the Arrangers.

(c)  Since December 31, 2006, there has been no event, development or circumstance that has had or could reasonably be expected to have a Material Adverse Effect.

(d)  Neither the Borrower nor any of its Restricted Subsidiaries has on the date hereof any material Debt (including Disqualified Stock) or any contingent liabilities, off-balance sheet liabilities or partnerships, liabilities for taxes, unusual forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments, except as referred to or reflected or provided for in the Financial Statements.

Section 7.05  Litigation.

(a)  Except as set forth on Schedule 7.05, there are no actions, suits, investigations or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Borrower, threatened against or affecting the Borrower and its Restricted Subsidiaries or involving the Acquisition (i) not fully covered by insurance (except for normal deductibles) as to which there is a reasonable possibility of an adverse determination that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect or (ii) that involve any Loan Document, any Acquisition Document or the Transactions.

(b)  Since the date of this Agreement, there has been no change in the status of the matters disclosed in Schedule 7.05 that, individually or in the aggregate, has resulted in, or materially increased the likelihood of, a Material Adverse Effect.

Section 7.06  Environmental Matters.  Except as could not be reasonably expected to have a Material Adverse Effect (or with respect to (c), (d) and (e) below, where the failure to take such actions could not be reasonably expected to have a Material Adverse Effect):

(a)  neither any Property of the Borrower and its Restricted Subsidiaries nor the operations conducted thereon violate any order or requirement of any court or Governmental Authority or any Environmental Laws.

(b)  no Property of the Borrower and its Restricted Subsidiaries nor the operations currently conducted thereon are in violation of or subject to any existing, pending or threatened action, suit, investigation, inquiry or proceeding by or before any court or Governmental Authority or to any remedial obligations under Environmental Laws.

(c)  all notices, permits, licenses, exemptions, approvals or similar authorizations, if any, required to be obtained or filed in connection with the operation or use of any and all Property of the Borrower and its Restricted Subsidiaries, including, without limitation, past or present treatment, storage, disposal or release of a hazardous substance, oil and gas waste or solid waste into the environment, have been duly obtained or filed, and the Borrower and its Restricted Subsidiaries are in compliance with the terms and conditions of all such notices, permits, licenses and similar authorizations.

(d)  all hazardous substances, solid waste and oil and gas waste, if any, generated at any and all Property of the Borrower and its Restricted Subsidiaries have in the past been transported, treated and disposed of in accordance with Environmental Laws and so as not to pose an imminent and substantial endangerment to public health or the environment, and, to the actual knowledge of the Borrower, all such transport carriers and treatment and disposal facilities have been and are operating in compliance with Environmental Laws and so as not to pose an imminent and substantial endangerment to public health or the environment, and are not the subject of any existing, pending or threatened action, investigation or inquiry by any Governmental Authority in connection with any Environmental Laws.

(e)  the Borrower has taken all steps reasonably necessary to determine and has determined that no oil, hazardous substances, solid waste or oil and gas waste, have been disposed of or otherwise released and there has been no threatened release of any oil, hazardous substances, solid waste or oil and gas waste on or to any Property of the Borrower and its Restricted Subsidiaries except in compliance with Environmental Laws and so as not to pose an imminent and substantial endangerment to public health or welfare or the environment.

(f)  to the extent applicable, all Property of the Borrower and its Restricted Subsidiaries currently satisfies all design, operation, and equipment requirements imposed by the OPA, and the Borrower does not have any reason to believe that such Property, to the extent subject to the OPA, will not be able to maintain compliance with the OPA requirements during the term of this Agreement.

(g)  neither the Borrower nor any Restricted Subsidiary has any known contingent liability or Remedial Work in connection with any release or threatened release of any oil, hazardous substance, solid waste or oil and gas waste into the environment.

Section 7.07  Compliance with the Laws and Agreements; No Defaults.

(a)  The Borrower and its Restricted Subsidiaries are in compliance with all Governmental Requirements applicable to it or its Property and all agreements and other instruments binding upon it or its Property, and possesses all licenses, permits, franchises, exemptions, approvals and other governmental authorizations necessary for the ownership of its Property and the conduct of its business, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(b)  Neither the Borrower nor any of its Restricted Subsidiaries are in default nor has any event or circumstance occurred which, but for the expiration of any applicable grace period or the giving of notice, or both, would constitute a default or would require the Borrower or any Restricted Subsidiary to Redeem or make any offer to Redeem all or any portion of any Debt outstanding under any indenture, note, credit agreement or instrument pursuant to which any Material Indebtedness is outstanding or by which the Borrower or any of its Restricted Subsidiaries or any of their Properties is bound.

(c)  No Default has occurred and is continuing.

Section 7.08  Investment Company Act.  No Loan Party is an “investment company” or a company “controlled” by an “investment company,” within the meaning of, or subject to regulation under, the Investment Company Act of 1940, as amended.

Section 7.09  Taxes.  The Borrower and each of its Subsidiaries has timely filed or caused to be filed all tax returns and reports required to have been filed and has paid or caused to be paid all taxes required to have been paid by it, except (a) taxes that are being contested in good faith by appropriate proceedings and for which the Borrower, as applicable, has set aside on its books adequate reserves in accordance with GAAP or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect.  The charges, accruals and reserves on the books of the Borrower in respect of taxes and other governmental charges are, in the reasonable opinion of the Borrower, adequate.  No tax Lien has been filed and, to the knowledge of the Borrower, no claim is being asserted with respect to any such tax or other such governmental charge.

Section 7.10  ERISA.

(a)  The Borrower and each ERISA Affiliate have complied in all material respects with ERISA and, where applicable, the Code regarding each Plan.

(b)  Each Plan is, and has been, maintained in substantial compliance with ERISA and, where applicable, the Code.

(c)  No act, omission or transaction has occurred which could result in imposition on any the Borrower or any of its Subsidiaries or any ERISA Affiliate (whether directly or indirectly) of (i) either a civil penalty assessed pursuant to subsections (c), (i) or (l) of section 502 of ERISA or a tax imposed pursuant to Chapter 43 of Subtitle D of the Code or (ii) breach of fiduciary duty liability damages under section 409 of ERISA.

(d)  Except as provided in Schedule 7.10(d), no Plan (other than a defined contribution plan) or any trust created under any such Plan has been terminated since September 2, 1974.  No liability to the PBGC (other than for the payment of current premiums which are not past due) by the Borrower or any of its Subsidiaries or any ERISA Affiliate has been or is expected by any Loan Party or any ERISA Affiliate to be incurred with respect to any Plan.  No ERISA Event with respect to any Plan has occurred.

(e)  Full payment when due has been made of all amounts which Borrower or any of its Subsidiaries or any ERISA Affiliate is required under the terms of each Plan or applicable law to have paid as contributions to such Plan as of the date hereof, no accumulated funding deficiency (as defined in section 302 of ERISA and section 412 of the Code), whether or not waived, exists with respect to any Plan and, on and after the effectiveness of the Pension Act, and no Plan has failed to satisfy the minimum funding standards (within the meaning of Section 412 of the Code or Section 302 of ERISA) applicable to such Plan.

(f)  Except as provided in Schedule 7.10(f), the actuarial present value of the benefit liabilities under each Plan which is subject to Title IV of ERISA does not, as of the end of the Borrower’s most recently ended fiscal year, exceed the current value of the assets (computed on a plan termination basis in accordance with Title IV of ERISA) of such Plan allocable to such benefit liabilities by an amount in excess of $500,000.  The term “actuarial present value of the benefit liabilities” shall have the meaning specified in section 4041 of ERISA.

(g)  Neither the Borrower and any of its Subsidiaries nor any ERISA Affiliate sponsors, maintains, or contributes to an employee welfare benefit plan, as defined in section 3(1) of ERISA, including, without limitation, any such plan maintained to provide benefits to former employees of such entities, that may not be terminated by the Borrower or any ERISA Affiliate in its sole discretion at any time without any material liability.

(h)  Neither the Borrower and any of its Subsidiaries nor any ERISA Affiliate sponsors, maintains or contributes to, or has at any time in the six-year period preceding the date hereof sponsored, maintained or contributed to, any Multiemployer Plan.

(i)  Neither the Borrower and any of its Subsidiaries nor any ERISA Affiliate is required to provide security under section 401(a)(29) of the Code due to a Plan amendment that results in an increase in current liability for the Plan.

Section 7.11  Disclosure; No Material Misstatements.  The Borrower has disclosed to the Administrative Agent and the Lenders all material agreements, instruments and corporate or other restrictions to which it or any of its Restricted Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.  None of the reports, financial statements, certificates or other information furnished by or on behalf of the Borrower and its Restricted Subsidiaries to the Administrative Agent or any Lender or any of their Affiliates in connection with the negotiation of this Agreement or any other Loan Document or delivered hereunder or under any other Loan Document (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time; and further provided that the representations regarding information and projections with respect to the Acquisition Properties shall be limited to the best knowledge of the Borrower.  There is no fact peculiar to the Borrower and its Restricted Subsidiaries which could reasonably be expected to have a Material Adverse Effect or in the future is reasonably likely to have a Material Adverse Effect and which has not been set forth in this Agreement or the Loan Documents or the other documents, certificates and statements furnished to the Administrative Agent or the Lenders by or on behalf of the Borrower and its Restricted Subsidiaries prior to, or on, the date hereof in connection with the transactions contemplated hereby.  There are no statements or conclusions in any Reserve Report which are based upon or include misleading information or fail to take into account material information regarding the matters reported therein, it being understood that projections concerning volumes attributable to the Oil and Gas Properties and production and cost estimates contained in each Reserve Report are necessarily based upon professional opinions, estimates and projections and that neither the Borrower, Restricted the Subsidiaries nor such Responsible Officer warrants that such opinions, estimates and projections will ultimately prove to have been accurate.

Section 7.12  Insurance.  The Borrower has, and has caused all of its Restricted Subsidiaries to have, (a) all insurance policies sufficient for the compliance by each of them with all material Governmental Requirements and all material agreements and (b) insurance coverage in at least amounts and against such risk (including, without limitation, public liability) that are usually insured against by companies similarly situated and engaged in the same or a similar business for the assets and operations of the Borrower and its Restricted Subsidiaries.  Schedule 7.12, as of the date hereof, sets forth a list of all insurance maintained by the Borrower and all its Restricted Subsidiaries.  The Administrative Agent and the Lenders have been named as additional insureds in respect of such liability insurance policies.

Section 7.13  Restriction on Liens.  Neither the Borrower nor any of its Restricted Subsidiaries is a party to any material agreement or arrangement (other than the Senior Credit Agreement, this Agreement and Capital Leases creating Liens permitted by clause (x) and clause (xxiii) of the definition of Permitted Liens), but then only on the Property subject of such Capital Lease), or subject to any order, judgment, writ or decree, which either restricts or purports to restrict its ability to grant Liens to the Administrative Agent and the Lenders on or in respect of their Properties to secure the Indebtedness and the Loan Documents.

Section 7.14  Subsidiaries.  Except as set forth on Schedule 7.14 or as disclosed in writing to the Administrative Agent (which shall promptly furnish a copy to the Lenders), which shall be a supplement to Schedule 7.14, the Borrower has no Subsidiaries.  Schedule 7.14 sets forth each Subsidiary’s status as a Restricted Subsidiary or an Unrestricted Subsidiary.

Section 7.15  Location of Business and Offices.  The Borrower’s jurisdiction of organization is Delaware; the name of the Borrower as listed in the public records of its jurisdiction of organization is McMoRan Exploration Co.; and the organizational identification number of the Borrower in its jurisdiction of organization is 2927190 (or, in each case, as set forth in a notice delivered to the Administrative Agent pursuant to Section 8.01(m) in accordance with Section 12.01). The Borrower’s principal place of business and chief executive offices are located at the address specified in Section 12.01 (or as set forth in a notice delivered pursuant to Section 8.01(m) and Section 12.01(c)).  Each Subsidiary’s jurisdiction of organization, name as listed in the public records of its jurisdiction of organization, organizational identification number in its jurisdiction of organization, and the location of its principal place of business and chief executive office is stated on Schedule 7.14 (or as set forth in a notice delivered pursuant to Section 8.01(m)).

Section 7.16  Properties; Titles, Etc.

(a)  Except as set forth in Schedule 7.16, each of the Borrower and the Restricted Subsidiaries (as applicable) has good and defensible title to the Oil and Gas Properties evaluated in the most recently delivered Reserve Report and good title to all its personal Properties, in each case, free and clear of all Liens except Liens permitted by Section 9.03.  After giving full effect to the Permitted Liens, the Borrower or the Restricted Subsidiary specified as the owner owns the net interests in production attributable to the Hydrocarbon Interests as reflected in the most recently delivered Reserve Report, and the ownership of such Properties shall not in any material respect obligate the Borrower or such Restricted Subsidiary to bear the costs and expenses relating to the maintenance, development and operations of each such Property in an amount in excess of the working interest of each Property set forth in the most recently delivered Reserve Report that is not offset by a corresponding proportionate increase in the Borrower’s or such Restricted Subsidiary’s net revenue interest in such Property.  The Borrower owns no direct interests in any Oil and Gas Properties.

(b)  All material leases and agreements necessary for the conduct of the business of the Borrower and the Restricted Subsidiaries are valid and subsisting, in full force and effect, and there exists no default or event or circumstance which with the giving of notice or the passage of time or both would give rise to a default under any such lease or leases, which could reasonably be expected to have a Material Adverse Effect.

(c)  The rights and Properties presently owned, leased or licensed by the Borrower and the Restricted Subsidiaries including, without limitation, all easements and rights of way, include all rights and Properties necessary to permit the Borrower and the Restricted Subsidiaries to conduct their business in all material respects in the same manner as its business has been conducted prior to the date hereof.

(d)  All of the Properties of the Borrower and the Restricted Subsidiaries which are reasonably necessary for the operation of their businesses are in good working condition and are maintained in accordance with prudent business standards.

(e)  The Borrower and each Restricted Subsidiary owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual Property material to its business, and the use thereof by the Borrower and such Restricted Subsidiary does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.  The Borrower and its Restricted Subsidiaries either own or have valid licenses or other rights to use all databases, geological data, geophysical data, engineering data, seismic data, maps, interpretations and other technical information used in their businesses as presently conducted, subject to the limitations contained in the agreements governing the use of the same, which limitations are customary for companies engaged in the business of the exploration and production of Hydrocarbons, with such exceptions as could not reasonably be expected to have a Material Adverse Effect.

Section 7.17  Maintenance of Properties.  Except for such acts or failures to act as could not be reasonably expected to have a Material Adverse Effect, the Oil and Gas Properties (and Properties unitized therewith) of the Borrower and its Restricted Subsidiaries have been maintained, operated and developed in a good and workmanlike manner and in conformity with all Governmental Requirements and in conformity with the provisions of all leases, subleases or other contracts comprising a part of the Hydrocarbon Interests and other contracts and agreements forming a part of the Oil and Gas Properties of the Borrower and its Restricted Subsidiaries.  Specifically in connection with the foregoing, except for those as could not be reasonably expected to have a Material Adverse Effect, (i) no Oil and Gas Property of the Borrower or its Restricted Subsidiaries is subject to having allowable production reduced below the full and regular allowable (including the maximum permissible tolerance) because of any overproduction (whether or not the same was permissible at the time) and (ii) none of the wells comprising a part of the Oil and Gas Properties (or Properties unitized therewith) of the Borrower or its Restricted Subsidiaries is deviated from the vertical more than the maximum permitted by Governmental Requirements, and such wells are, in fact, bottomed under and are producing from, and the well bores are wholly within, the Oil and Gas Properties (or in the case of wells located on Properties unitized therewith, such unitized Properties) of the Borrower or such Restricted Subsidiary.  All pipelines, wells, gas processing plants, platforms and other material improvements, fixtures and equipment owned in whole or in part by the Borrower or any of its Restricted Subsidiaries that are necessary to conduct normal operations are being maintained in a state adequate to conduct normal operations, and with respect to such of the foregoing which are operated by the Borrower or any of its Restricted Subsidiaries, in a manner consistent with the Borrower’s or its Restricted Subsidiaries’ past practices (other than those the failure of which to maintain in accordance with this Section 7.17 could not reasonably be expected to have a Material Adverse Effect).

Section 7.18  Gas Imbalances, Prepayments.  Except as set forth on Schedule 7.18, on a net basis there are no gas imbalances, take or pay or other prepayments which would require the Borrower or any of its Restricted Subsidiaries to deliver Hydrocarbons produced from the Oil and Gas Properties at some future time without then or thereafter receiving full payment therefor exceeding two and one-half percent (2.5%) of the aggregate volumes of Hydrocarbons (on an Mcf equivalent basis) listed in the most recent Reserve Report.

Section 7.19  Marketing of Production.  Except for contracts listed and in effect on the date hereof on Schedule 7.19, and thereafter either disclosed in writing to the Administrative Agent or included in the most recently delivered Reserve Report (with respect to all of which contracts the Borrower represents that it or its Restricted Subsidiaries are receiving a price for all production sold thereunder which is computed substantially in accordance with the terms of the relevant contract and are not having deliveries curtailed substantially below the subject Property’s delivery capacity), no material agreements exist which are not cancelable on 60 days notice or less without penalty or detriment for the sale of production from the Borrower’s or its Restricted Subsidiaries’ Hydrocarbons (including, without limitation, calls on or other rights to purchase, production, whether or not the same are currently being exercised) that (a) pertain to the sale of production at a fixed price and (b) have a maturity or expiry date of longer than six (6) months from the date hereof.

Section 7.20  Swap Agreements.  Schedule 7.20, as of the date hereof, and after the date hereof, each report required to be delivered by the Borrower pursuant to Section 8.01(d), sets forth, a true and complete list of all Swap Agreements of the Parent and its Restricted Subsidiaries, the material terms thereof (including the type, term, effective date, termination date and notional amounts or volumes), the net mark to market value thereof, all credit support agreements relating thereto (including any margin required or supplied) and the counterparty to each such agreement.

Section 7.21  Use of Loans.  The proceeds of the Loans shall be used to refinance the Second Lien Notes, to provide funding in connection with the Acquisition, to provide for bonding requirement with the MMS (defined herein), to provide working capital for exploration and production operations and to provide funding for general corporate purposes of the Borrower and its Restricted Subsidiaries.  Neither the Borrower nor any Restricted Subsidiary is engaged principally, or as one of its or their important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying margin stock (within the meaning of Regulation T, U or X of the Board).  No part of the proceeds of any Loan will be used for any purpose which violates the provisions of Regulations T, U or X of the Board.

Section 7.22  Solvency.  After giving effect to the transactions contemplated hereby, (a) the aggregate assets (after giving effect to amounts that could reasonably be received by reason of indemnity, offset, insurance or any similar arrangement), at a fair valuation, of the Loan Parties, taken as a whole, will exceed the aggregate Debt of the Loan Parties on a consolidated basis, as the Debt becomes absolute and matures, (b) each Loan Party will not have incurred or intended to incur, and will not believe that it will incur, Debt beyond its ability to pay such Debt (after taking into account the timing and amounts of cash to be received by it and the amounts to be payable on or in respect of its liabilities, and giving effect to amounts that could reasonably be received by reason of indemnity, offset, insurance or any similar arrangement) as such Debt becomes absolute and matures and (c) each Loan Party will not have (and will have no reason to believe that it will have thereafter) unreasonably small capital for the conduct of its business.

ARTICLE VIII
Affirmative Covenants

Except as modified on the Initial Maturity Date as set forth in Section 12.02, until the principal of and interest on each Loan and all fees payable hereunder and all other amounts payable under the Loan Documents shall have been paid in full, the Borrower covenants and agrees with the Lenders that:

Section 8.01  Financial Statements; Other Information.  The Borrower will furnish to the Administrative Agent and each Lender:

(a)  Annual Financial Statements.  As soon as available, but in any event in accordance with then applicable law and not later than 90 days after the end of each fiscal year of the Borrower, its audited consolidated balance sheets and related statements of operations, stockholders’ equity, as applicable, and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by Ernst & Young LLP or other independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied.

(b)  Quarterly Financial Statements.  As soon as available, but in any event in accordance with then applicable law and not later than 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower, its consolidated balance sheet and related statements of operations and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes.

(c)  Certificate of Financial Officer -- Compliance.  Concurrently with any delivery of financial statements under Section 8.01(a) or Section 8.01(b), commencing with the delivery of financial statements for the fiscal quarter ending September 30, 2007,a certificate of a Financial Officer of the Borrower in substantially the form of Exhibit D hereto certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto.

(d)  Certificate of Financial Officer – Swap Agreements.  Concurrently with any delivery of financial statements under Section 8.01(a) and Section 8.01(b), commencing with the delivery of financial statements for the fiscal quarter ending September 30, 2007, a certificate of a Financial Officer, in form and substance satisfactory to the Administrative Agent, setting forth as of the last Business Day of such fiscal quarter or fiscal year, a true and complete list of all Swap Agreements of each Loan Party, the material terms thereof (including the type, term, effective date, termination date and notional amounts or volumes), the net mark-to-market value therefor, any new credit support agreements relating thereto not listed on Schedule 7.20, any margin required or supplied under any credit support document, and the counterparty to each such agreement.

(e)  Certificate of Financial Officer -- Consolidating Information.  If, at any time, all of the consolidated Subsidiaries of the Borrower are not Consolidated Subsidiaries, then concurrently with any delivery of financial statements under Section 8.01(a) or Section 8.01(b), a certificate of a Financial Officer setting forth consolidating spreadsheets that show all Unrestricted Subsidiaries and the eliminating entries, in such form as would be presentable to the auditors of the Borrower.

(f)  Certificate of Insurer -- Insurance Coverage.  Concurrently with any delivery of financial statements under Section 8.01(a), a certificate of insurance coverage with respect to the insurance required by Section 8.07, in form and substance satisfactory to the Administrative Agent, and, if requested by the Administrative Agent or any Lender, all copies of the applicable policies.

(g)  Other Accounting Reports.  Promptly upon receipt thereof, a copy of each other report or letter submitted to any Loan Party by independent accountants in connection with any annual, interim or special audit made by them of the books of any such Person, and a copy of any response by such Person, or the board of directors or other appropriate governing body of such Person, to such letter or report.

(h)  SEC and Other Filings; Reports to Shareholders.  Promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by the Borrower with the SEC, or  with any national securities exchange, or distributed by the Borrower to its shareholders generally, as the case may be.  Documents required to be delivered pursuant to Section 8.01 may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which the Borrower posts such documents to EDGAR (or such other free, publicly-accessible internet database that may be established and maintained by the SEC as a substitute for or successor to EDGAR).

(i)  Notices Under Material Instruments.  Promptly after the furnishing thereof, copies of any financial statement, report or notice furnished to or by any Person pursuant to the terms of any preferred stock designation, indenture, loan or credit or other similar agreement, other than this Agreement and not otherwise required to be furnished to the Lenders pursuant to any other provision of this Section 8.01.

(j)  Lists of Purchasers.  Concurrently with the delivery of any Reserve Report to the Administrative Agent pursuant to Section 8.12, a list of all Persons purchasing Hydrocarbons from the Borrower or any Restricted Subsidiary.

(k)  Notice of Sales of Oil and Gas Properties.  In the event the Borrower or any Restricted Subsidiary intends to sell, transfer, assign or otherwise dispose of any Oil or Gas Properties or any Equity Interests in any Restricted Subsidiary with a fair market value in excess of $5,000,000 in accordance with Section 9.11, prior written notice of such disposition, the price thereof and the anticipated date of closing and any other details thereof reasonably requested by the Administrative Agent or any Lender.

(l)  Notice of Casualty Events.  Prompt written notice, and in any event within three Business Days, of the occurrence of any Casualty Event or the commencement of any legal action or proceeding that could reasonably be expected to result in a Casualty Event, in each case, of any Property of any Loan Party having a fair market value in excess of $10,000,000.

(m)  Information Regarding Borrower and Guarantors.  Prompt written notice of (and in any event at least ten (10) Business Days following) any change (i) in the Borrower or any Guarantor’s corporate name or in any trade name used to identify such Person in the conduct of its business or in the ownership of its Properties, (ii) in the location of the Borrower or any Guarantor’s chief executive office or principal place of business, (iii) in the Borrower or any Guarantor’s identity or corporate structure or in the jurisdiction in which such Person is incorporated or formed, (iv) in the Borrower or any Guarantor’s jurisdiction of organization or such Person’s organizational identification number in such jurisdiction of organization, and (v) in the Borrower or any Guarantor’s federal taxpayer identification number.

(n)  Production Report and Lease Operating Statements.  In connection with each Reserve Report delivered pursuant to Section 8.12(a), a report setting forth, for each month during the then current fiscal year to date, the volume of production and sales attributable to production (and the prices at which such sales were made and the revenues derived from such sales) for each such calendar month during such period from the Oil and Gas Properties, and setting forth the related ad valorem, severance and production taxes and lease operating expenses attributable thereto and incurred for each such calendar month.

(o)  Notices Relating to Acquisition.  In the event that after the Effective Date:  (i) the Borrower is required to purchase any Preferential Purchase Right Property, (ii) the Borrower and the Seller calculate and agree upon the “final settlement statement” as contemplated by the Acquisition Documents, or (iii) the Borrower furnishes the Seller with any notices or reports under the P&A Escrow Agreement then, in each such case, the Borrower shall promptly give the Administrative Agent notice in reasonable detail of such circumstances.

(p)  Patriot Act.  Promptly upon request, all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act.

(q)  Other Requested Information.  Promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Borrower or any Subsidiary (including, without limitation, any Plan or Multiemployer Plan and any reports or other information required to be filed under ERISA), or compliance with the terms of this Agreement or any other Loan Document, as the Administrative Agent or any Lender may reasonably request.

Section 8.02  Notices of Material Events.  The Borrower will furnish to the Administrative Agent and each Lender prompt written notice of the following:

(a)  the occurrence of any Default;

(b)  the filing or commencement of, or the threat in writing of, any action, suit, proceeding, investigation or arbitration by or before any arbitrator or Governmental Authority against or affecting the Borrower or any Restricted Subsidiary thereof not previously disclosed in writing to the Lenders or any material adverse development in any action, suit, proceeding, investigation or arbitration (whether or not previously disclosed to the Lenders) that, in either case could reasonably be expected to result in liability in excess of $10,000,000, not fully covered by insurance, subject to normal deductibles;

(c)  the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of the Borrower or any Restricted Subsidiary in an aggregate amount exceeding $5,000,000; and

(d)  any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section 8.02 shall be accompanied by a statement of a Responsible Officer setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

Section 8.03  Existence; Conduct of Business.  The Borrower will, and will cause each Restricted Subsidiary to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of its business and maintain, if necessary, its qualification to do business in each other jurisdiction in which its Oil and Gas Properties is located or the ownership of its Properties requires such qualification, except where the failure to so qualify could not reasonably be expected to have a Material Adverse Effect; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 9.10.

Section 8.04  Payment of Obligations.  The Borrower will, and will cause each Restricted Subsidiary to, pay its obligations, including tax liabilities of the Borrower and all of its Restricted Subsidiaries before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) the Borrower or such Restricted Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.

Section 8.05  Performance of Obligations under Loan Documents.  The Borrower will pay the Loans according to the reading, tenor and effect thereof, and the Borrower will, and will cause each Restricted Subsidiary to, do and perform every act and discharge all of the obligations to be performed and discharged by them under the Loan Documents, including, without limitation, this Agreement, at the time or times and in the manner specified.

Section 8.06  Operation and Maintenance of Properties.  The Borrower, at its own expense, will, and will cause each Restricted Subsidiary to:

(a)  operate its Oil and Gas Properties and other material Properties or cause such Oil and Gas Properties and other material Properties to be operated in a careful and efficient manner in accordance with the customary practices of the industry and in compliance with all applicable contracts and agreements and in compliance with all Governmental Requirements, including, without limitation, applicable pro ration requirements and Environmental Laws, and all applicable laws, rules and regulations of every other Governmental Authority from time to time constituted to regulate the development and operation of its Oil and Gas Properties and the production and sale of Hydrocarbons and other minerals therefrom, except, in each case, where the failure to comply could not reasonably be expected to have a Material Adverse Effect.

(b)  keep and maintain in good repair, working order and condition (ordinary wear and tear excepted) all of its material Oil and Gas Properties and other Properties material to the conduct of its business, including, without limitation, all equipment, machinery and facilities, except to the extent any such Property is no longer capable of producing Hydrocarbons in economically reasonable amounts.

(c)  promptly pay and discharge, or make commercially reasonable efforts to cause to be paid and discharged, all delay rentals, royalties, expenses and indebtedness accruing under the leases or other agreements affecting or pertaining to its Oil and Gas Properties.

(d)  promptly perform or make commercially reasonable efforts to cause to be performed, in accordance with industry standards, the obligations required by each and all of the assignments, deeds, leases, sub-leases, contracts and agreements affecting its interests in its Oil and Gas Properties and other material Properties.

(e)  to the extent the Borrower is not the operator of any Property, the Borrower shall use commercially reasonable efforts to cause the operator to comply with this Section 8.06.

Section 8.07  Insurance.  The Borrower will, and will cause each Restricted Subsidiary to, maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations.  The loss payable clauses or provisions in said insurance policy or policies insuring any collateral for the Loans shall be endorsed in favor of and made payable to the Administrative Agent as its interests may appear and such liability policies shall name the Administrative Agent and the Lenders as “additional insureds” and provide that the insurer will endeavor to give at least 30 days prior notice of any cancellation to the Administrative Agent.

Section 8.08  Books and Records; Inspection Rights.  The Borrower will, and will cause each Restricted Subsidiary to, keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities.  The Borrower will, and will cause each Restricted Subsidiary to, permit any representatives designated by the Administrative Agent or any Lender, upon reasonable prior notice, to visit and inspect its Properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested.

Section 8.09  Compliance with Laws.  The Borrower will, and will cause each Restricted Subsidiary to, comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its Property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

Section 8.10  Environmental Matters.

(a)  The Borrower shall at its sole expense: (i) comply, and shall cause its Properties and operations and each Restricted Subsidiary and each Restricted Subsidiary’s Properties and operations to comply, with all applicable Environmental Laws, the breach of which Environmental Laws could be reasonably expected to have a Material Adverse Effect; (ii) not dispose of or otherwise release, and shall cause each Restricted Subsidiary not to dispose of or otherwise release, any oil, oil and gas waste, hazardous substance, or solid waste on, under, about or from any of the Borrower’s or its Restricted Subsidiaries’ Properties or any other Property to the extent caused by the Borrower’s or any of its Restricted Subsidiaries’ operations except in compliance with applicable Environmental Laws, the disposal or release of which could reasonably be expected to have a Material Adverse Effect; (iii) timely obtain or file, and shall cause each Restricted Subsidiary to timely obtain or file, all notices, permits, licenses, exemptions, approvals, registrations or other authorizations, if any, required under applicable Environmental Laws to be obtained or filed in connection with the operation or use of the Borrower’s or its Restricted Subsidiaries’ Properties, which failure to obtain or file could reasonably be expected to have a Material Adverse Effect; (iv) promptly commence and diligently prosecute to completion, and shall cause each Restricted Subsidiary to promptly commence and diligently prosecute to completion, any assessment, evaluation, investigation, monitoring, containment, cleanup, removal, repair, restoration, remediation or other remedial obligations (collectively, the “Remedial Work”) in the event any Remedial Work is required or reasonably necessary under applicable Environmental Laws because of or in connection with the actual or suspected past, present or future disposal or other release of any oil, oil and gas waste, hazardous substance or solid waste on, under, about or from any of the Borrower’s or its Restricted Subsidiaries’ Properties, which failure to commence and diligently prosecute to completion could reasonably be expected to have a Material Adverse Effect; and (v) establish and implement, and shall cause each Restricted Subsidiary to establish and implement, such policies of environmental audit and compliance as may be necessary to continuously determine and assure that the Borrower’s and its Restricted Subsidiaries’ obligations under this Section 8.10(a) are timely and fully satisfied, which failure to establish and implement could reasonably be expected to have a Material Adverse Effect.

(b)  The Borrower will promptly, but in no event later than five days of the occurrence of a triggering event, notify the Administrative Agent and the Lenders in writing of any threatened action, investigation or inquiry by any Governmental Authority or any threatened demand or lawsuit by any landowner or other third party against the Borrower or its Restricted Subsidiaries or their Properties of which the Borrower has knowledge in connection with any Environmental Laws (excluding routine testing and corrective action) if the Borrower reasonably anticipates that such action will result in liability (whether individually or in the aggregate) in excess of $10,000,000, not fully covered by insurance, subject to normal deductibles.

Section 8.11  Further Assurances.

(a)  The Borrower at its sole expense will, and will cause each Restricted Subsidiary to, promptly execute and deliver to the Administrative Agent all such other documents, agreements and instruments reasonably requested by the Administrative Agent to comply with, cure any defects or accomplish the conditions precedent, covenants and agreements of any Loan Party, as the case may be, in the Loan Documents or to further evidence and more fully describe any collateral intended as security for the Indebtedness, or to correct any omissions in this Agreement or the Security Instruments, or to state more fully the obligations secured therein, or to perfect, protect or preserve any Liens created pursuant to this Agreement or any of the Security Instruments or the priority thereof, or to make any recordings, file any notices or obtain any consents, all as may be reasonably necessary or appropriate, in the sole discretion of the Administrative Agent, in connection therewith.

(b)  The Borrower hereby authorizes the Administrative Agent to file one or more financing or continuation statements, and amendments thereto, relative to all or any part of the Mortgaged Property without the signature of the Borrower or any other Guarantor where permitted by law.  A carbon, photographic or other reproduction of the Security Instruments or any financing statement covering the Mortgaged Property or any part thereof shall be sufficient as a financing statement where permitted by law.

Section 8.12  Reserve Reports.  The Borrower shall furnish to the Administrative Agent and the Lenders any Reserve Reports and any officer’s certificate relating thereto promptly after furnishing the same to the administrative agent and lenders under the Senior Credit Agreement.

Section 8.13  [Intentionally Omitted].

Section 8.14  Additional Guarantors.  The Borrower shall promptly cause each newly created or acquired Domestic Subsidiary that is a Wholly-Owned Subsidiary to guarantee the Indebtedness pursuant to the Guaranty Agreement.  In connection with any such guaranty, the Borrower shall, or shall cause such Domestic Subsidiary to: (i) execute and deliver a supplement to the Guaranty Agreement executed by such Subsidiary, and (ii) execute and deliver such other additional closing documents, certificates and legal opinions as shall reasonably be requested by the Administrative Agent.

Section 8.15  ERISA Compliance.  The Borrower will promptly furnish and will cause each Subsidiary and any ERISA Affiliate to promptly furnish to the Administrative Agent (i) immediately upon becoming aware of the occurrence of any ERISA Event or of any “prohibited transaction,” as described in section 406 of ERISA or in section 4975 of the Code, in connection with any Plan or any trust created thereunder, a written notice of the Borrower or such other Loan Party or ERISA Affiliate, as the case may be, specifying the nature thereof, what action such Person is taking or proposes to take with respect thereto, and, when known, any action taken or proposed by the Internal Revenue Service, the Department of Labor or the PBGC with respect thereto, and (ii) immediately upon receipt thereof, copies of any notice of the PBGC’s intention to terminate or to have a trustee appointed to administer any Plan.  With respect to each Plan (other than a Multiemployer Plan), the Borrower will, and will cause each Subsidiary and ERISA Affiliate to, (i) satisfy in full and in a timely manner, without incurring any late payment or underpayment charge or penalty and without giving rise to any lien, all of the contribution and funding requirements of section 412 of the Code (determined without regard to subsections (d), (e), (f) and (k) thereof) and of section 302 of ERISA (determined without regard to sections 303, 304 and 306 of ERISA), and (ii) pay, or cause to be paid, to the PBGC in a timely manner, without incurring any late payment or underpayment charge or penalty, all premiums required pursuant to sections 4006 and 4007 of ERISA.

Section 8.16  Unrestricted Subsidiaries.  The Borrower:

(a)  will cause the management, business and affairs of each of the Borrower and each Restricted Subsidiary to be conducted in such a manner (including, without limitation, by keeping separate books of account, furnishing separate financial statements of the Unrestricted Subsidiaries to creditors and potential creditors thereof and by not permitting Properties of the Borrower and each Restricted Subsidiary to be commingled) so that each Unrestricted Subsidiary that is a corporation will be treated as a corporate entity separate and distinct from Borrower and the Restricted Subsidiaries.

(b)  unless and until the Covenant Effectiveness Date shall occur, will not, and will not permit any of the Restricted Subsidiaries to, incur, assume, guarantee or be or become liable for any Debt of any of the Unrestricted Subsidiaries except that the Borrower may guarantee or otherwise give credit support for Debt (other than Debt in respect of borrowed money) of the Unrestricted Subsidiaries to the extent it could make an Investment in such Unrestricted Subsidiary.

(c)  will not permit any Unrestricted Subsidiary to hold any Equity Interest in, or any Debt of, the Borrower or any Restricted Subsidiary.

Section 8.17  Marketing Activities.  The Borrower will not, and will not permit any of its Restricted Subsidiaries to, engage in marketing activities for any Hydrocarbons or enter into any contracts related thereto other than (i) contracts for the sale of Hydrocarbons scheduled or reasonably estimated to be produced from their proved Oil and Gas Properties during the period of such contract, (ii) contracts for the sale of Hydrocarbons scheduled or reasonably estimated to be produced from proved Oil and Gas Properties of third parties during the period of such contract associated with the Oil and Gas Properties of the Borrower and its Restricted Subsidiaries that the Borrower or one of its Restricted Subsidiaries has the right to market pursuant to joint operating agreements, unitization agreements or other similar contracts that are usual and customary in the oil and gas business and (iii) other contracts for the purchase and/or sale of Hydrocarbons of third parties (A) which have generally offsetting provisions (i.e. corresponding pricing mechanics, delivery dates and points and volumes) such that no “position” is taken and (B) for which appropriate credit support has been taken to alleviate the material credit risks of the counterparty thereto.

Section 8.18  Swap Agreements.  The Borrower shall maintain the hedge position established by the Swap Agreements required under Section 6.01(j) during the period specified therein and shall neither assign, terminate or unwind any such Swap Agreements nor sell any Swap Agreements if the effect of such action (when taken together with any other Swap Agreements executed contemporaneously with the taking of such action) would have the effect of canceling its positions under such Swap Agreements required hereby.

Section 8.19  Second Lien.  If, on the 120th day after the Effective Date, all Loans shall not have been repaid in full, the Borrower will, and will cause each Guarantor to, within 30 days, (i) grant to the Administrative Agent, for the ratable benefit of the Lenders, a security interest in the Collateral as collateral security for the prompt and complete payment and performance when due of the Indebtedness pursuant to documentation substantially in the form of the Senior Loan Security Instruments, such security interest being prior and superior in right to any other Lien on the Collateral (other than the Lien securing the obligations under the Senior Credit Agreement and the related Hedging Obligations and non-consensual Permitted Liens preferred by operation of law) subject to the Intercreditor Agreement and (ii) execute and deliver the Intercreditor Agreement.  The Lenders hereby authorize the Administrative Agent to execute and deliver the appropriate documentation and the Intercreditor Agreement contemplated in this Section 8.19.  Upon reasonable request of the Administrative Agent, the Borrower will, and will cause each Guarantor to, execute and deliver such further instruments, documents and opinions and do such further acts as may be reasonably necessary or proper to carry out more effectively the purpose of this Section 8.19.

Section 8.20  Exchange Notes.  (a)  The Borrower shall, as promptly as practicable after the nine month anniversary of the Effective Date and in any event prior to the Initial Maturity Date, (i) enter into the Exchange Notes Indenture with a bank or trust company acting as indenture trustee thereunder (the “Trustee”), which shall be a corporation organized and doing business under the laws of the United States of America or any state thereof, in good standing, which is authorized under such laws to exercise corporate trust powers and is subject to supervision or examination by Federal or state authority and which has a combined capital and surplus of not less than $50,000,000, (ii) enter into the Exchange and Registration Rights Agreement, and (iii) cause counsel to the Borrower to deliver to the Administrative Agent an executed legal opinion in form and substance customary for a transaction of that type to be mutually agreed upon by the Borrower and the Administrative Agent (including, without limitation, with respect to due authorization, execution and delivery; validity; and enforceability of the Exchange Documents and the Exchange and Registration Rights Agreement).

(b)           The Borrower will, on or prior to the third Business Day following the written request (the “Exchange Request”) of any Lender execute, and cause the Trustee to authenticate, and deliver to such Lender in accordance with the Exchange Notes Indenture an Exchange Note bearing interest as set forth therein in exchange for such Lender’s Loan dated the date of the issuance of such Exchange Note, registered in the name specified by such Lender, in the principal amount equal to 100% of the aggregate principal amount (including any accrued and unpaid interest not required to be paid in cash) of the Loans for which they are exchanged.  Each Exchange Request shall specify the principal amount of the Loans to be exchanged pursuant to this Section 8.20, which shall be at least $1,000,000 and in integral multiples of $100,000 in excess thereof and, if such Lender holds Loan Notes, be accompanied by the Loan Notes to be exchanged for Exchange Notes.  No Exchange Request shall be made more than thirty (30) days prior to, and no Exchange Note will be issued prior to, the Initial Maturity Date.  Any Loan Notes delivered to the Borrower under this Section 8.20 in exchange for Exchange Notes shall be canceled by the Borrower and the corresponding amount of the Lender’s Loan deemed repaid and the Exchange Notes shall be governed by and construed in accordance with the terms of the Exchange Notes Indenture.

(c)           If Exchange Notes are issued pursuant to the terms hereof, the holders of such Exchange Notes shall have the registration rights set forth in Exhibit K.

(d)           It is understood and agreed that the Term Loans exchanged for Exchange Notes constitute the same indebtedness as such Exchange Notes and that no novation shall be effected by any such exchange.

Section 8.21  Use of Proceeds of the Take-Out Securities.  The Borrower shall use the net proceeds received by it from the sale of the Take-Out Securities to repay the Loans and the Exchange Notes pursuant to Section 3.05(d).

ARTICLE IX
Negative Covenants

Except as modified on the Initial Maturity Date as set forth in Section 12.02, until the principal of and interest on each Loan and all fees payable hereunder and all other amounts payable under the Loan Documents have been paid in full, the Borrower covenants and agrees with the Lenders that:

Section 9.01  [Intentionally Omitted].

Section 9.02  Debt.

(a)  The Borrower will not, and will not permit any of its Restricted Subsidiaries to, Incur any Debt (including Acquired Debt); provided, however, that the Borrower and the Guarantors may Incur Debt if on the date thereof (A) the Consolidated Coverage Ratio for the Borrower and its Restricted Subsidiaries is at least 2.50 to 1.00; and (B) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence of Incurring the Debt or transactions relating to such Incurrence.

(b)  Notwithstanding Section 9.02(a), the Borrower and its Restricted Subsidiaries may Incur the following Debt:

(i)  Debt of the Borrower or a Guarantor Incurred pursuant to (x) the Senior Credit Agreement in an aggregate principal amount at any time outstanding not to exceed the greater of (A) $700,000,000, which amount shall be reduced by $300,000,000 in five consecutive and equal quarterly installments of $60,000,000, the initial reduction of which shall occur on December 31, 2007 and the last reduction shall occur on December 31, 2008 and (B) 30% of Adjusted Consolidated Net Tangible Assets, and Guarantees of the Borrower or any Restricted Subsidiaries in respect of the Debt Incurred pursuant to the Senior Credit Agreement, (y) this Agreement, and (z) any Exchange Notes;

(ii)  Debt represented by the Guaranty Agreement and other Guarantees by the Guarantors of Debt Incurred in accordance with the provisions of this Agreement; provided that in the event such Debt that is being Guaranteed is a Subordinated Obligation or a Guarantor Subordinated Obligation, then the related Guarantee shall be subordinated in right of payment to the Guaranty Agreement, as the case may be;

(iii)  Debt of the Borrower owing to and held by any Restricted Subsidiary or Debt of a Restricted Subsidiary owing to and held by the Borrower or any Restricted Subsidiary; provided, however, (A) if the Borrower is the obligor on such Debt, such Debt is expressly subordinated to the prior payment in full in cash of all obligations with respect to the Loans; (B)

if a Guarantor is the obligor on such Debt and the Borrower or a Guarantor is not the obligee, such Debt is subordinated in right of payment to the Guaranty Agreement of such Guarantor; and (C) (1) any subsequent issuance or transfer of Equity Interest or any other event which results in any such Debt being beneficially held by a Person other than the Borrower or a Restricted Subsidiary of the Borrower and (2) any sale or other transfer of any such Debt to a Person other than the Borrower or a Restricted Subsidiary of the Borrower shall be deemed, in each case, to constitute an Incurrence of such Debt by the Borrower or such Subsidiary, as the case may be;

(iv)  Debt represented by (x) the Senior Notes, (y) any Debt (other than Debt described in clauses (i), (ii), (iii), (vi), (viii), (ix) and (x) of this Section 9.02(b)) outstanding on the Effective Date, including without limitation the Existing Convertible Notes, and (z) any Refinancing Debt Incurred in respect of any Debt described in this clause (iv), clause (v), clause (vii) or clause (xvi) of this paragraph or Incurred pursuant to Section 9.02(a);

(v)  Debt of a Restricted Subsidiary Incurred and outstanding on the date on which such Restricted Subsidiary was acquired by, or merged into, the Borrower or any Restricted Subsidiary (other than Debt Incurred (a) to provide all or any portion of the funds utilized to consummate the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was otherwise acquired by the Borrower or (b) otherwise in connection with, or in contemplation of, such acquisition); provided, however, that at the time such Restricted Subsidiary is acquired, the Borrower would have been able to Incur $1.00 of additional Debt pursuant to Section 9.02(a) after giving effect to the Incurrence of such Debt pursuant to this clause (v);

(vi)  Debt under Hedging Obligations that are Incurred in the ordinary course of business or as otherwise required to be incurred under the Senior Credit Agreement (and not for speculative purposes) (x) for the purpose of fixing or hedging interest rate risk with respect to any Debt Incurred without violation of this Agreement; (y) for the purpose of fixing or hedging currency exchange rate risk with respect to any currency exchanges; or (z) for the purpose of fixing or hedging commodity price risk with respect to any commodities;

(vii)  Debt represented by Capitalized Lease Obligations, mortgage financings or purchase money obligations or other Debt, in each case Incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvements of property used in the business of the Borrower or such Guarantor, and Attributable Debt, in an aggregate principal amount not to exceed at any time outstanding the greater of $25,000,000 and 1.5% of Adjusted Consolidated Net Tangible Assets;

(viii)  Debt Incurred in respect of workers' compensation claims, self-insurance obligations, performance, surety and similar bonds and completion guarantees issued for the account of or provided by the Borrower or a Restricted Subsidiary in the ordinary course of business, including guarantees and obligations of the Borrower or any Restricted Subsidiary with respect to letters of credit supporting such obligations (in each case other than an obligation for borrowed money);

(ix)  Debt arising from agreements of the Borrower or a Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, Incurred or assumed in connection with the disposition of any business or assets of the Borrower or any business, assets or Equity Interest of a Restricted Subsidiary, provided that the maximum aggregate liability in respect of all such Debt shall at no time exceed the gross proceeds actually received by the Borrower and its Restricted Subsidiaries in connection with such disposition;

(x)  Debt arising from the honoring by a bank or other financial institution of a check, draft or similar instrument (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, however, that such Debt is extinguished within five business days of Incurrence;

(xi)  Indebtedness Incurred in respect of obligations relating to net gas balancing positions arising in the ordinary course of business;

(xii)  endorsements of negotiable instruments for collection in the ordinary course of business;

(xiii)  Debt (other than for borrowed money) incurred in the ordinary course of business in connection with Hydrocarbon transportation, Hydrocarbon purchasing or other similar arrangements, provided that such arrangements are disclosed to the Administrative Agent;

(xiv)  Debt incurred in connection with vendor financing provided by Midland Pipe Corporation and its affiliates not to exceed $15,000,000 in the aggregate at any one time outstanding;

(xv)  Debt incurred to finance insurance premiums;

(xvi)  Debt in connection with trade payables owed to FM Services, Inc. arising in the ordinary course of business; and

(xvii)  in addition to the items referred to in clauses (i) through (xvi) above, Debt of the Borrower and the Guarantors in an aggregate outstanding principal amount which, when taken together with the principal amount of all other Debt Incurred pursuant to this clause (xvii) (including any Refinancing Debt incurred under clause (iv) above with respect to such Debt) and then outstanding, will not exceed the greater of $30,000,000 and 2% of Adjusted Consolidated Net Tangible Assets.

(c)  Notwithstanding the foregoing, the Borrower will not Incur any Debt under Section 9.02(b) if the proceeds thereof are used, directly or indirectly, to refinance any Subordinated Obligations of the Borrower unless such Debt will be subordinated to the Loans to at least the same extent as such Subordinated Obligations.  No Guarantor will Incur any Debt under Section 9.02(b) if the proceeds thereof are used, directly or indirectly, to refinance any Guarantor Subordinated Obligations of such Guarantor unless such Debt will be subordinated to the obligations of such Guarantor under the Guaranty Agreement to at least the same extent as such Guarantor Subordinated Obligations.  No Restricted Subsidiary (other than a Guarantor) may Incur any Debt if the proceeds are used to refinance Debt of the Borrower.

(d)  For purposes of determining compliance with, and the outstanding principal amount of any particular Debt Incurred pursuant to and in compliance with, this covenant:

(i)  in the event that Debt meets the criteria of more than one of the types of Debt described in Section 9.02(a) or 9.02(b), the Borrower, in its sole discretion, will classify such item of Debt on the date of Incurrence and, subject to clause (ii) below, may later classify such item of Debt in any manner that complies with this covenant and only be required to include the amount and type of such Debt in one of such clauses; provided that all Debt outstanding on the Effective Date under the Senior Credit Agreement shall be deemed initially Incurred on the Effective Date under Section 9.02(b)(i) and not Section 9.02(a) or 9.02(b)(iv) and may not later be reclassified;

(ii)  Guarantees of, or obligations in respect of letters of credit relating to, Debt which is otherwise included in the determination of a particular amount of Debt shall not be included;

(iii)  if obligations in respect of letters of credit are Incurred pursuant to the Senior Credit Agreement and are being treated as Incurred pursuant to Section 9.02(b)(i) and the letters of credit relate to other Debt, then such other Debt shall not be included;

(iv)  the principal amount of any Disqualified Stock of the Borrower or a Restricted Subsidiary, or Preferred Stock of a Restricted Subsidiary that is not a Guarantor, will be equal to the greater of the maximum mandatory redemption or repurchase price (not including, in either case, any redemption or repurchase premium) or the liquidation preference thereof;

(v)  Debt permitted by this covenant need not be permitted solely by reference to one provision permitting such Debt but may be permitted in part by one such provision and in part by one or more other provisions of this covenant permitting such Debt; and

(vi)  the amount of Debt issued at a price that is less than the principal amount thereof will be equal to the amount of the liability in respect thereof determined in accordance with GAAP.

Accrual of interest, accrual of dividends, the accretion of accreted value, the payment of interest in the form of additional Debt and the payment of dividends in the form of additional shares of Preferred Stock or Disqualified Stock will not be deemed to be an Incurrence of Debt for purposes of this covenant.

(e)  If at any time an Unrestricted Subsidiary becomes a Restricted Subsidiary, any Debt of such Subsidiary shall be deemed to be Incurred by a Restricted Subsidiary as of such date (and, if such Debt is not permitted to be Incurred as of such date under this Section 9.02, the Borrower shall be in Default of this covenant).

(f)  For purposes of determining compliance with any U.S. dollar-denominated restriction on the Incurrence of Debt, the U.S. dollar-equivalent principal amount of Debt denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Debt was Incurred, in the case of term Debt, or first committed, in the case of revolving credit Debt; provided that if such Debt is Incurred to refinance other Debt denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar-dominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-dominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Debt does not exceed the principal amount of such Debt being refinanced.  Notwithstanding any other provision of this covenant, the maximum amount of Debt that the Borrower may Incur pursuant to this covenant shall not be deemed to be exceeded solely as a result of fluctuations in the exchange rate of currencies.  The principal amount of any Debt Incurred to refinance other Debt, if Incurred in a different currency from the Debt being refinanced, shall be calculated  based on the currency exchange rate applicable to the currencies in which such Refinancing Debt is denominated that is in effect on the date of such refinancing.

(g)  Unless and until the Covenant Effectiveness Date shall occur, the Borrower, notwithstanding any other provision of this Section 9.02 to the contrary, will not, and will not permit any of its Restricted Subsidiaries to, Incur any Debt except Debt permitted to be Incurred pursuant to Section 9.02 of the Senior Secured Credit Agreement as in effect on the date hereof the terms of which are hereby incorporated by reference whether or not the Senior Secured Credit Agreement shall then be in effect.

Section 9.03  Liens.  (a) The Borrower will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, Incur or suffer to exist any Lien (other than Permitted Liens) upon any of its property or assets (including Equity Interest of Restricted Subsidiaries), whether owned on the Effective Date or acquired after that date, which Lien is securing any Debt, unless contemporaneously with the Incurrence of such Liens effective provision is made to secure the Loans or, in respect of Liens on any Restricted Subsidiary’s property or assets, the Guaranty Agreement, equally and ratably with (or senior in priority to in the case of Liens with respect to Subordinated Obligations or Guarantor Subordinated Obligations, as the case may be) the Debt secured by such Lien for so long as such Debt is so secured.

(b)           Unless and until the Covenant Effectiveness Date shall occur, the Borrower, notwithstanding any other provision of this Section 9.03 to the contrary, will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, Incur or suffer to exist any Lien on any of its Property except Liens permitted under Section 9.03 of the Senior Secured Credit Agreement as in effect on the date hereof the terms of which are hereby incorporated by reference whether or not the Senior Secured Credit Agreement shall then be in effect.

Section 9.04  Restricted Payments.

(a)  The Borrower shall not, and shall not permit any Restricted Subsidiary, directly or indirectly, to (i) declare or pay any dividend or make any distribution (whether made in cash, securities or other property) on or in respect of its Equity Interests (including any payment in connection with any merger or consolidation involving the Borrower or any of its Restricted Subsidiaries) except dividends or distributions payable solely in Equity Interests of the Borrower (other than Disqualified Stock) or in options, warrants or rights to purchase such Equity Interest and except dividends or distributions payable to the Borrower or any Restricted Subsidiary (and if such Restricted Subsidiary is not a Wholly-Owned Subsidiary, its other holders of Equity Interests on a pro rata basis),  (ii) purchase, redeem, retire or otherwise acquire for value any Equity Interest of the Borrower or any direct or indirect parent of the Borrower held by Persons other than the Borrower or a Restricted Subsidiary of the Borrower (other in exchange for its Equity Interest (other than Disqualified Stock)), (iii) purchase, repurchase, redeem, defease or otherwise acquire or retire for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment any Subordinated Obligations or Guarantor Subordinated Obligations (other than (x) Debt of the Borrower owing to and held by any Restricted Subsidiary or Debt of a Restricted Subsidiary owing to and held by the Borrower or any other Restricted Subsidiary permitted under Section 9.02(b)(iii) or (y) the purchase, repurchase, redemption, defeasance or other acquisition or retirement of Subordinated Obligations or Guarantor Subordinated Obligations purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of purchase, repurchase, redemption, defeasance or other acquisition or retirement) or (iv) make any Restricted Investment in any Person (any such dividend, distribution, purchase, redemption, repurchase, defeasance, other acquisition, retirement or Restricted Investment referred to in clauses (i) through (iv) being herein referred to as a “Restricted Payment”) if at the time the Borrower or such Restricted Subsidiary makes such Restricted Payment: (1) a Default shall have occurred and be continuing (or would result therefrom); or (2) the Borrower is not able to Incur an additional $1.00 of Debt pursuant to Section 9.02(a) after giving effect, on a pro forma basis, to such Restricted Payment; or (3) the aggregate amount of such Restricted Payment and all other Restricted Payments declared or made subsequent to the Effective Date would exceed the sum of: (A) 50% of Consolidated Net Income for the period (treated as one accounting period) from the beginning of the fiscal quarter in which the Effective Date occurs to the end of the most recent fiscal quarter ending prior to the date of such Restricted Payment for which financial statements are in existence (or, in case such Consolidated Net Income is a deficit, minus 100% of such deficit); (B) 100% of the aggregate Net Cash Proceeds received by the Borrower from the issue or sale of its Equity Interest (other than Disqualified

Stock) or other capital contributions subsequent to the Effective Date (other than Net Cash Proceeds received from an issuance or sale of such Equity Interest to a Subsidiary of the Borrower or an employee stock ownership plan, option plan or similar trust to the extent such sale to an employee stock ownership plan or similar trust is financed by loans from or Guaranteed by the Borrower or any Restricted Subsidiary unless such loans have been repaid with cash on or prior to the date of determination) or the merger or consolidation of an Unrestricted Subsidiary with and into the Borrower or any of its Restricted Subsidiaries; (C) the amount by which Debt of the Borrower or its Restricted Subsidiaries is reduced on the Borrower's balance sheet upon the conversion or exchange (other than by a Subsidiary of the Borrower) subsequent to the Effective Date of any Debt of the Borrower or its Restricted Subsidiaries convertible or exchangeable for Equity Interest (other than Disqualified Stock) of the Borrower (less the amount of any cash, or the fair market value of any other property, distributed by the Borrower upon such conversion or exchange); and (D) the amount equal to the net reduction in Restricted Investments made by the Borrower or any of its Restricted Subsidiaries in any Person resulting from: (x) repurchases or redemptions of such Restricted Investments by such Person, proceeds realized upon the sale of such Restricted Investment to an unaffiliated purchaser, repayments of loans or advances or other transfers of assets (including by way of dividend or distribution) by such Person to the Borrower or any Restricted Subsidiary (other than for reimbursement of tax payments); or (y) the redesignation of Unrestricted Subsidiaries as Restricted Subsidiaries or the merger or consolidation of an Unrestricted Subsidiary with and into the Borrower or any of its Restricted Subsidiaries (valued in each case as provided in the definition of “Investment”) not to exceed the amount of Investments previously made by the Borrower or any Restricted Subsidiary in such Unrestricted Subsidiary, which amount in each case under this clause (D) was included in the calculation of the amount of Restricted Payments; provided, however,  that no amount will be included under this clause (D) to the extent it is already included in Consolidated Net Income.

(b)  The provisions of Section 9.04(a) will not prohibit:

(i)  any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Equity Interest, Disqualified Stock or Subordinated Obligations of the Borrower or Guarantor Subordinated Obligations of any Guarantor made by exchange for, or out of the proceeds of the substantially concurrent sale of, Equity Interest of the Borrower (other than Disqualified Stock and other than Equity Interest issued or sold to a Subsidiary or an employee stock ownership plan or similar trust to the extent such sale to an employee stock ownership plan or similar trust is financed by loans from or Guaranteed by the Borrower or any Restricted Subsidiary unless such loans have been repaid with cash on or prior to the date of determination); provided, however, that (a) such purchase, repurchase, redemption, defeasance, acquisition or retirement will be excluded from subsequent calculations of the amount of Restricted Payments and (b) the Net Cash Proceeds from such sale of Equity Interest will be excluded from clause Section 9.04(a)(3)(B);

(ii)  any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Subordinated Obligations of the Borrower or Guarantor Subordinated Obligations of any Guarantor made by exchange for, or out of the proceeds of the substantially concurrent sale of, Subordinated Obligations of the Borrower or any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Guarantor Subordinated Obligations made by exchange for or out of the proceeds of the substantially concurrent sale of Guarantor Subordinated Obligations that, in each case, is permitted to be Incurred pursuant to Section 9.02 and that in each case constitutes Refinancing Debt; provided, however, that such purchase, repurchase, redemption, defeasance, acquisition or retirement will be excluded from subsequent calculations of the amount of Restricted Payments;

(iii)  any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Disqualified Stock of the Borrower or a Restricted Subsidiary made by exchange for or out of the proceeds of the substantially concurrent sale of Disqualified Stock of the Borrower or such Restricted Subsidiary, as the case may be, that, in each case, is permitted to be Incurred pursuant to Section 9.02 and that in each case constitutes Refinancing Debt; provided, however, that such purchase, repurchase, redemption, defeasance, acquisition or retirement will be excluded from subsequent calculations of the amount of Restricted Payments;

(iv)  so long as no Default or Event of Default has occurred and is continuing, any purchase or redemption of Subordinated Obligations or Guarantor  Subordinated Obligations of a Guarantor from Net Available Cash to the extent permitted under Section 9.11; provided, however, that such purchase or redemption will be excluded from subsequent calculations of the amount of Restricted Payments;

(v)  dividends paid within 60 days after the date of declaration or the consummation of any irrevocable redemption within 60 days after the date of giving the redemption price if at such date of declaration or notice of redemption such dividend or redemption payment would have complied with this provision; provided, however, that such dividends or redemption payments will be included in subsequent calculations of the amount of Restricted Payments;

(vi)  so long as no Default or Event of Default has occurred and is continuing, (A) the purchase, redemption or other acquisition, cancellation or retirement for value of Equity Interest, or options, warrants, equity appreciation rights or other rights to purchase or acquire Equity Interest of the Borrower or any parent of the Borrower held by any existing or former employees or directors of the Borrower or any Subsidiary of the Borrower or their assigns, estates or heirs, in each case in connection with the repurchase provisions under employee stock option or stock purchase agreements or other agreements to compensate employees or directors; provided that such purchase, redemption, acquisition, cancellation or retirement pursuant to this clause will not exceed $5,000,000 in the aggregate during any calendar year; provided, however, that the amount of any such purchase, redemption, acquisition, cancellation or retirement will be excluded from subsequent calculations of the amount of Restricted Payments; and (B) loans or advances to employees or directors of the Borrower or any Subsidiary of the Borrower the proceeds of which are used to purchase Equity Interest of the Borrower, in an aggregate amount not in excess of $5,000,000 at any one time outstanding; provided, however, that the Borrower and its Subsidiaries shall comply in all material respects with all applicable provisions of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in connection therewith in connection with such loans or advances as if the Borrower had filed a registration statement with the SEC; provided, further, that the amount of such loans and advances will be included in subsequent calculations of the amount of Restricted Payments;

(vii)  so long as no Default or Event of Default has occurred and is continuing, the declaration and payment of dividends to holders of any class or series of Disqualified Stock of the Borrower, or Preferred Stock of a Restricted Subsidiary that is not a Guarantor, issued in accordance with the terms of this Agreement to the extent such dividends are included in the definition of “Consolidated Interest Expense”;  provided that the payment of such dividends will be excluded from subsequent calculations of the amount of Restricted Payments;

(viii)  repurchases of Equity Interest deemed to occur upon the exercise of stock options, warrants or other convertible securities if such Equity Interest represents a portion of the exercise price thereof; provided, however, that such repurchases will be excluded from subsequent calculations of the amount of Restricted Payments;

(ix)  the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of any Subordinated Obligation (A) at a purchase price not greater than 101% of the principal amount of such Subordinated Obligation in the event of a Change of Control in accordance with provisions similar to Section 9.20 or (B) at a purchase price not greater than 100% of the principal amount thereof in accordance with provisions similar to Section 9.11; provided that, prior to or simultaneously with such purchase, repurchase, redemption, defeasance or other acquisition or retirement, the Borrower has made the Change of Control Offer or Asset Disposition Offer, as applicable, as provided in such covenant with respect to the Loans and Notes and has completed the repurchase or redemption of all Loans and Notes validly tendered for payment in connection with such Change of Control Offer or Asset Disposition Offer; provided, further, that any such purchase, repurchase, redemption, defeasance or other acquisition will be excluded from subsequent calculations of the amount of Restricted Payments;

(x)  MOXY may make Restricted Payments to the Borrower and each other Restricted Subsidiary may make Restricted Payments to the Borrower, MOXY or any other Restricted Subsidiary (which, in the case of Restricted Subsidiaries that are not Wholly-Owned Subsidiaries, shall be made to the Borrower, to MOXY or to any Restricted Subsidiary that is the direct or indirect parent of such Restricted Subsidiary and to each other owner of Equity Interests of such Restricted Subsidiary ratably, based on the relative ownership interests in such Restricted Subsidiary);

(xi)  so long as no Default or Event of Default has occurred and is continuing, the declaration and payment of dividends to holders of any class or series of Preferred Stock of the Borrower, provided, however, to the extent the cash proceeds of such equity issuance were used to make an Investment under clause (xii)(B) below, such dividends may be paid only to the extent of cash actually received by the Borrower as dividends, interest or a return of capital in respect of such Investment;

(xii)  Restricted Payments to Unrestricted Subsidiaries, provided that the aggregate amount of all such Restricted Payments shall not exceed (A) $20,000,000 in any fiscal year plus (B) an amount equal to the net cash proceeds of any Equity Issuance (other than Disqualified Stock) in excess of $300,000,000 after the Effective Date; and

(xiii)  Restricted Payments in an amount not to exceed $25,000,000; provided that the amount of such Restricted Payments will be included in subsequent calculations of the amount of Restricted Payments.

The amount of all Restricted Payments (other than cash) shall be the fair market value on the date of such Restricted Payment of the asset(s) or securities proposed to be paid,  transferred or issued by the Borrower or such Restricted Subsidiary, as the case may be, pursuant to such Restricted Payment. The fair market value of any cash Restricted Payment shall be its face amount and any non-cash Restricted Payment shall be determined conclusively by the Board of Directors of the Borrower acting in good faith whose resolution with respect thereto shall be delivered to the Administrative Agent, such determination to be based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of recognized standing (as determined in good faith by the Board of Directors of the Borrower) if such fair market value is estimated in good faith by the Board of Directors of the Borrower to exceed $25,000,000. Not later than the date of making any Restricted Payment, the Borrower shall deliver to the Administrative Agent an Officers' Certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by this covenant were computed, together with a copy of any fairness opinion or appraisal required hereby.

(c)  Unless and until the Covenant Effectiveness Date shall occur, the Borrower, notwithstanding any other provision of this Section 9.04 to the contrary, shall not, and shall not permit any Restricted Subsidiary, directly or indirectly, to declare or make, or agree to pay or make, any Restricted Payment, return any capital or make any distribution of Property to its Equity Interest holders except Restricted Payments (as defined in the Senior Secured Credit Agreement as in effect on the date hereof, the terms of which are hereby incorporated by reference whether or not the Senior Secured Credit Agreement shall then be in effect), return of capital or distributions permitted pursuant to Section 9.04 of such Senior Secured Credit Agreement and, to the extent included therein and notwithstanding the restrictions set forth in this Section 9.04, any Investment (as defined in such Senior Secured Credit Agreement) permitted pursuant to Section 9.05 of such Senior Secured Credit Agreement.

Section 9.05  [Intentionally Omitted].

Section 9.06  Nature of Business; International Operations.  The Borrower will not, and will not permit any Restricted Subsidiary to, engage in any business other than the Oil and Gas Business.  Except in an amount not to exceed an amount of $5,000,000 per year, the Borrower and its Restricted Subsidiaries will not acquire or make any other expenditures (whether such expenditure is capital, operating or otherwise) in or related to, any Oil and Gas Properties not located within the geographical boundaries of the United States or Canada.

Section 9.07  Proceeds of Notes.  The Borrower will not permit the proceeds of the Notes to be used for any purpose other than those permitted by Section 7.21.  No Loan Party nor any Person acting on behalf of the Borrower has taken or will take any action which might cause any of the Loan Documents to violate Regulations T, U or X or any other regulation of the Board or to violate Section 7 of the Securities Exchange Act of 1934 or any rule or regulation thereunder, in each case as now in effect or as the same may hereinafter be in effect.  If requested by the Administrative Agent, the Borrower will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form U-1 or such other form referred to in Regulation U, Regulation T or Regulation X of the Board, as the case may be.

Section 9.08  ERISA Compliance.  The Borrower will not, and will not permit any Subsidiary to, at any time:

(a)  engage in, or permit any ERISA Affiliate to engage in, any transaction in connection with which any Subsidiary or any ERISA Affiliate could be subjected to either a civil penalty assessed pursuant to subsections (c), (i) or (l) of section 502 of ERISA or a tax imposed by Chapter 43 of Subtitle D of the Code.

(b)  terminate, or permit any ERISA Affiliate to terminate, any Plan in a manner, or take any other action with respect to any Plan, which could result in any liability of the Borrower or any Subsidiary or any ERISA Affiliate to the PBGC.

(c)  fail to make, or permit any ERISA Affiliate to fail to make, full payment when due of all amounts which, under the provisions of any Plan, agreement relating thereto or applicable law, any Subsidiary or any ERISA Affiliate is required to pay as contributions thereto.

(d)  permit to exist, or allow any ERISA Affiliate to permit to exist, any accumulated funding deficiency within the meaning of section 302 of ERISA or section 412 of the Code, or, on and after the effectiveness of the Pension Act, fail to satisfy the minimum funding standards (within the meaning of Section 412 of the Code or Section 302 of ERISA), in any case whether or not waived, with respect to any Plan.

(e)  except as provided in Schedule 7.10(f), permit, or allow any ERISA Affiliate to permit, the actuarial present value of the benefit liabilities under any Plan maintained by any Loan Party or any ERISA Affiliate which is regulated under Title IV of ERISA to exceed the current value of the assets (computed on a plan termination basis in accordance with Title IV of ERISA) of such Plan allocable to such benefit liabilities.  The term “actuarial present value of the benefit liabilities” shall have the meaning specified in section 4041 of ERISA.

(f)  contribute to or assume an obligation to contribute to, or permit any ERISA Affiliate to contribute to or assume an obligation to contribute to, any Multiemployer Plan.

(g)  acquire, or permit any ERISA Affiliate to acquire, an interest in any Person that causes such Person to become an ERISA Affiliate with respect to any Subsidiary or with respect to any ERISA Affiliate if such Person sponsors, maintains or contributes to, or at any time in the six-year period preceding such acquisition has sponsored, maintained, or contributed to, (1) any Multiemployer Plan, or (2) any other Plan that is subject to Title IV of ERISA under which the actuarial present value of the benefit liabilities under such Plan exceeds the current value of the assets (computed on a plan termination basis in accordance with Title IV of ERISA) of such Plan allocable to such benefit liabilities.

(h)  incur, or permit any ERISA Affiliate to incur, a liability to or on account of a Plan under sections 515, 4062, 4063, 4064, 4201 or 4204 of ERISA.

(i)  contribute to or assume an obligation to contribute to, or permit any ERISA Affiliate to contribute to or assume an obligation to contribute to, any employee welfare benefit plan, as defined in section 3(1) of ERISA, including, without limitation, any such plan maintained to provide benefits to former employees of such entities, that may not be terminated by such entities in their sole discretion at any time without any material liability.

(j)  amend, or permit any ERISA Affiliate to amend, a Plan resulting in an increase in current liability such that any Subsidiary or ERISA Affiliate is required to provide security to such Plan under section 401(a)(29) of the Code.

Section 9.09  [Intentionally Omitted].

Section 9.10  Mergers, Etc.  (a)  The Borrower will not consolidate with or merge with or into, or convey, transfer or lease all or substantially all its assets to, any Person, unless:

(i)  the resulting, surviving or transferee Person (the “Successor Company”) will be a corporation organized and existing under the laws of the United States of America, any State of the United States or the District of Columbia and the Successor Company (if not the Borrower) will expressly assume, by an assumption agreement supplemental hereto, executed by the Successor Company and delivered to the Administrative Agent, in form and substance satisfactory to the Administrative Agent, all the obligations of the Borrower under the Notes, the Loans and this Agreement;

(ii)  immediately after giving effect to such transaction (and treating any Debt that becomes an obligation of the Successor Company or any Subsidiary of the Successor Company as a result of such transaction as having been Incurred by the Successor Company or such Subsidiary at the time of such transaction), no Default or Event of Default shall have occurred and be continuing;

(iii)  immediately after giving effect to such transaction, the Successor Company would be able to Incur at least an additional $1.00 of Debt pursuant to Section 9.02(a);

(iv)  each Guarantor (unless it is the other party to the transactions above, in which case clause (i) shall apply) shall have confirmed that the Guaranty Agreement shall apply to such Person’s obligations in respect of the Notes and the Loans shall continue to be in effect; and

(v)  the Borrower shall have delivered to the Administrative Agent an Officers’ Certificate and an Opinion of Counsel to the Borrower, each stating that such consolidation, merger or transfer and such assumption agreement (if any) comply with this Agreement.

(b)           For purposes of this Section 9.10, the sale, lease, conveyance, assignment, transfer, or other disposition of all or substantially all of the properties and assets of one or more Subsidiaries of the Borrower, which properties and assets, if held by the Borrower instead of such Subsidiaries, would constitute all or substantially all of the properties and assets of the Borrower on a consolidated basis, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Borrower.

(c)           The predecessor Borrower will be released from its obligations under this Agreement and the Successor Company will succeed to, and be substituted for, and may exercise every right and power of, the Borrower under this Agreement, but, in the case of a lease of all or substantially all its assets, the predecessor Borrower will not be released from the obligation to pay the principal of and interest on the Notes and the Loans.

(d)           Notwithstanding Section 9.10(a)(ii), (1) any Restricted Subsidiary may consolidate or merge with, merge into or transfer all or part of its properties and assets to the Borrower and (2) the Borrower may merge with an Affiliate incorporated solely for the purpose of reincorporating the Borrower in another jurisdiction to realize tax benefits; provided that, in the case of a Restricted Subsidiary that merges into the Borrower, the Borrower will not be required to comply with Section 9.10(a)(v).

(e)           The Borrower will not permit any Guarantor to consolidate with or merge with or into any person (other than another Guarantor) and will not permit the conveyance, transfer or lease of substantially all of the assets of any Guarantor unless (i) (A) the resulting, surviving or transferee Person will be a corporation, partnership, trust or limited liability company organized and existing under the laws of the United States of America, any State of the United States or the District of Columbia and such Person (if not such Guarantor) will expressly assume, by an assumption agreement supplemental to the Guaranty Agreement, executed and delivered to the Administrative Agent, all the obligations of such Guarantor under the Guaranty Agreement;  (B) immediately after giving effect to such transaction (and treating any Debt that becomes an obligation of the resulting, surviving or transferee Person or any Restricted Subsidiary as a result of such transaction as having been Incurred by such Person or such Restricted Subsidiary at the time of such transaction), no Default of Event of Default shall have occurred and be continuing; and (C) the Borrower will have delivered to the Administrative an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such assumption agreement (if any) comply with this Agreement; and (ii) the transaction is made in compliance with Section 9.11 and this Section 9.10.

(f)           Unless and until the Covenant Effectiveness Date shall occur, the Borrower, notwithstanding any other provision of this Section 9.10 to the contrary, will not, and will not permit any Restricted Subsidiary, to merge into or with or consolidate with any other Person, or sell, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its

Property to any other Person, except as permitted pursuant to Section 9.10 of the Senior Secured Credit Agreement as in effect on the date hereof the terms of which are hereby incorporated by reference whether or not the Senior Secured Credit Agreement shall then be in effect.

Section 9.11  Sale of Properties and Subsidiary Stock.

(a)  The Borrower will not, and will not permit any of its Restricted Subsidiaries to, make any Asset Disposition unless: (i) the Borrower or such Restricted Subsidiary, as the case may be, receives consideration at least equal to the fair market value (such fair market value to be determined on the date of contractually agreeing to such Asset Disposition), as determined in good faith (A) if the consideration is less than or equal to $10,000,000, by a Responsible Officer of the Borrower or (B) if the consideration is greater than such amount, by the Board of Directors (including as to the value of all non-cash consideration), of the shares and assets subject to such Asset Disposition; and (ii) unless and until the Covenant Effectiveness Date shall occur, 100%, and thereafter, at least 75% of the consideration from such Asset Disposition received by the Borrower or such Restricted Subsidiary, as the case may be, is in the form of cash or Cash Equivalents; of which the Borrower shall apply the Net Available Cash from such Asset Disposition to reduce the Debt outstanding under the Senior Secured Credit Agreement as in effect on the date hereof (and to the extent applicable, the commitments of the lenders thereunder) to an amount not greater than the principal amount of Debt permitted to be outstanding thereunder after giving effect to the Borrower’s obligations under this Section 9.11(a).

(b)  Any Net Available Cash from Asset Dispositions that are not applied as provided in clause (a) above will be deemed to constitute “Excess Proceeds.”  Not later than the 10th day after the later of the date of an Asset Disposition or the receipt of such Net Available Cash, the Borrower will be required to make an offer (“Asset Disposition Offer”) to all Holders and to the extent required by the terms of other Pari Passu Debt, to all holders of other Pari Passu Debt outstanding with similar provisions requiring the Borrower to make an offer to purchase such Pari Passu Debt with the proceeds from any Asset Disposition, to purchase the maximum principal amount of Loans and any such Pari Passu Debt to which the Asset Disposition Offer applies that may be purchased out of the Excess Proceeds, at an offer price in cash in an amount equal to 100% of the principal amount of the Loans and Pari Passu Debt plus accrued and unpaid interest to the date of purchase (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), in accordance with the procedures set forth in this Agreement or the agreements governing the Pari Passu Debt, as applicable, in each case in denominations of $2,000 and larger integral multiples of $1,000. To the extent that the aggregate amount of Loans and Pari Passu Debt so validly tendered and not properly withdrawn pursuant to an Asset Disposition Offer is less than the Excess Proceeds, the Borrower may use any remaining Excess Proceeds for general corporate purposes, subject to other covenants contained in this Agreement.   If the aggregate principal amount of Loans and other Pari Passu Debt surrendered by holders or lenders, collectively, exceeds the amount of Excess Proceeds, the Administrative Agent, in consultation with the trustee(s) with respect to such other Pari Passu Debt shall select the Loans and Pari Passu Debt to be purchased on a prorata basis on the basis of the aggregate principal amount of tendered Loans and Pari Passu Debt.  Upon completion of such Asset Disposition Offer, the amount of Excess Proceeds shall be reset at zero.  The Asset Disposition Offer will remain open for a period of 20 Business Days following its commencement, except to the extent that a longer period is required by applicable law (the “Asset Disposition Offer Period”). No later than five Business Days after the termination of the Asset Disposition Offer Period (the “Asset Disposition Purchase Date”), the Borrower will purchase the principal amount of Loans and Pari Passu Debt required to be purchased pursuant to this covenant (the “Asset Disposition Offer Amount”) or, if less than the Asset Disposition Offer Amount has been so validly tendered, all Loans and Pari Passu Debt validly tendered in response to the Asset Disposition Offer.  If the Asset Disposition Purchase Date is

on or after an interest record date and on or before the related interest payment date, any accrued and unpaid interest will be paid to the Person in whose name a Loan or Note is registered at the close of business on such record date, and no additional interest will be payable to holders who tender Loans or Notes pursuant to the Asset Disposition Offer.  On or before the Asset Disposition Purchase Date, the Borrower will, to the extent lawful, accept for payment, on a pro rata basis to the extent necessary, the Asset Disposition Offer Amount of Loans and Pari Passu Debt or portions of Loans and Pari Passu Debt so validly tendered and not properly withdrawn pursuant to the Asset Disposition Offer, or if less than the Asset Disposition Offer Amount has been validly tendered and not properly withdrawn, all Loans and Pari Passu Debt so validly tendered and not properly withdrawn, in each case in denominations of $2,000 and larger integral multiples of $1,000.  The Borrower will deliver to the Administrative Agent an Officers’ Certificate stating that such Loans or portions thereof were accepted for payment by the Borrower in accordance with the terms of this covenant and, in addition, the Borrower will deliver all certificates and notes required, if any, by the agreements governing the Pari Passu Debt.  The Borrower or the paying agent, as the case may be, will promptly (but in any case not later than five Business Days after termination of the Asset Disposition Offer Period) mail or deliver to each tendering holder of Loans or holder or lender of Pari Passu Debt, as the case may be, an amount equal to the purchase price of the Loans or Pari Passu Debt so validly tendered and not properly withdrawn by such holder or lender, as the case may be, and accepted by the Borrower for purchase, and the Borrower will promptly issue a new Note (if required), and with respect to any Exchange Notes, the Trustee, upon delivery of an Officers’ Certificate from the Borrower, will authenticate and mail or deliver such new Note to such holder, in a principal amount equal to any unpurchased portion of the Note surrendered; provided that each such new Note will be in a principal amount of $2,000 or larger integral multiples of $1,000.  In addition, the Borrower will take any and all other actions required by the agreements governing the Pari Passu Debt.  Any Note not so accepted will be promptly mailed or delivered by the Borrower to the holder thereof.  The Borrower will publicly announce the results of the Asset Disposition Offer on the Asset Disposition Purchase Date.

(c)  For the purposes of this covenant, the following will be deemed to be cash: (x) the assumption by the transferee of Debt or other liabilities (other than Subordinated Obligations or Disqualified Stock) of the Borrower or Debt of a Restricted Subsidiary (other than Guarantor Subordinated Obligations or Disqualified Stock of any Wholly-Owned Subsidiary that is a Guarantor) and the release of the Borrower or such Restricted Subsidiary from all liability on such Debt in connection with such Asset Disposition (in which case the Borrower will, without further action, be deemed to have applied such deemed cash to Debt in accordance with clause (a)(iii)(A) above); and (y) securities, notes or other obligations received by the Borrower or any Restricted Subsidiary from the transferee that are promptly converted by the Borrower or such Restricted Subsidiary into cash.

(d)  The Borrower will not, and will not permit any Restricted Subsidiary to, engage in any Asset Swaps, unless: (i) at the time of entering into such Asset Swap and immediately after giving effect to such Asset Swap, no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof; (ii) in the event such Asset Swap involves the transfer by the Borrower or any Restricted Subsidiary of assets having an aggregate fair market value, as determined by the Board of Directors of the Borrower in good faith, in excess of $10,000,000, the terms of such Asset Swap have been approved by a majority of the members of the Board of Directors of the Borrower; and (iii) in the event such Asset Swap involves the transfer by the Borrower or any Restricted Subsidiary of assets having an aggregate fair market value, as determined by the Board of Directors of the Borrower in good faith, in excess of $25,000,000, the Borrower has received a written opinion from an independent investment banking firm of recognized standing (as determined in good faith by the Board of Directors of the Borrower) that such Asset Swap is fair to the Borrower or such Restricted Subsidiary, as the case may be, from a financial point of view.

(e)  The Borrower will comply, to the extent applicable, with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws or regulations in connection with the repurchase of Exchange Notes pursuant to the Exchange Notes Indenture. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, the Borrower will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Exchange Notes Indenture by virtue of any conflict.

(f)  The Borrower will not, and will not permit any Restricted Subsidiary to, transfer, convey, sell, lease or otherwise dispose of any Voting Stock of any Restricted Subsidiary or to issue any of the Voting Stock of a Restricted Subsidiary (other than, if necessary, shares of its Voting Stock constituting directors’ qualifying shares) to any Person except (i) to the Borrower or a Wholly-Owned Subsidiary or (ii) in compliance with the other provisions of this Section 9.11 and immediately after giving effect to such issuance or sale, such Restricted Subsidiary would continue to be a Restricted Subsidiary.  Notwithstanding the preceding sentence, the Borrower or any Restricted Subsidiary may sell all the Voting Stock of a Restricted Subsidiary as long as the Borrower complies with the terms of the other provisions of this Section 9.11.

Section 9.12  Environmental Matters.  The Borrower will not, and will not permit any Restricted Subsidiary to, cause or permit any of its Property to be in violation of, or do anything or permit anything to be done which will subject any such Property to any Remedial Work under any Environmental Laws, assuming disclosure to the applicable Governmental Authority of all relevant facts, conditions and circumstances, if any, pertaining to such Property where such violations or remedial obligations in connection with any such Remedial Work could reasonably be expected to have a Material Adverse Effect.

Section 9.13  Transactions with Affiliates.

(a)  The Borrower will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into or conduct any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of the Borrower (an “Affiliate Transaction”) unless: (i) the terms of such Affiliate Transaction are no less favorable to the Borrower or such Restricted Subsidiary, as the case may be, than those that could be obtained in a comparable transaction at the time of such transaction in arm's-length dealings with a Person who is not such an Affiliate; (ii) in the event such Affiliate Transaction involves an aggregate consideration in excess of $5,000,000 prior to the Initial Maturity Date and $10,000,000 thereafter, the terms of such transaction have been approved by a majority of the members of the Board of Directors of the Borrower and by a majority of the members of such Board having no personal stake in such transaction, if any (and such majority or majorities, as the case may be, determines that such Affiliate Transaction satisfies the criteria in clause (i) above); and (iii) in the event such Affiliate Transaction involves an aggregate consideration in excess of $10,000,000 prior to the Initial Maturity Date and $20,000,000 thereafter, the Borrower has received a written opinion from an independent investment banking, accounting or appraisal firm of recognized standing (as determined in good faith by the Board of Directors of the Borrower) that such Affiliate Transaction is not materially less favorable than those that might reasonably have been obtained in a comparable transaction at such time on an arm’s-length basis from a Person that is not an Affiliate.

(b)  The foregoing provisions of Section 9.13(a) will not apply to (i) any Restricted Payment permitted to be made pursuant to Section 9.04; (ii) any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment agreements and other compensation arrangements, options to purchase Equity Interest of the Borrower, restricted stock plans, long-term incentive plans, stock appreciation rights plans,  participation plans or similar employee benefits plans and/or indemnity provided on behalf of officers and employees approved by the Board of Directors of the Borrower; (iii) loans or advances to employees, officers or directors in the ordinary course of business of the Borrower or any of its Restricted Subsidiaries but in any event not to exceed $5,000,000 in the aggregate outstanding at any one time with respect to all loans or advances made since the Issue Date; provided, however, that the Borrower and its Subsidiaries will comply in all material respects with all applicable provisions of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in connection therewith that would be applicable to an issuer with debt securities registered under the Securities Act relating to such loans and advances; (iv) any transaction between the Borrower and a Restricted Subsidiary or between Restricted Subsidiaries and Guarantees issued by the Borrower or a Restricted Subsidiary for the benefit of the Borrower or a Restricted Subsidiary, as the case may be, in accordance with Section 9.02; (v) the payment of reasonable and customary fees paid to, and indemnity provided on behalf of, directors of the Borrower or any Restricted Subsidiary; (vi) the existence of, and the performance of obligations of the Borrower or any of its Restricted Subsidiaries under the terms of any agreement to which the Borrower or any of its Restricted Subsidiaries is a party as of or on the Effective Date and identified on Schedule 9.13, as these agreements may be amended, modified, supplemented, extended or renewed from time to time; provided, however, that any future amendment, modification, supplement, extension or renewal entered into after the Effective Date will be permitted to the extent that its terms are not more disadvantageous to the Lenders than the terms of the agreements in effect on the Effective Date; (vii) transactions in the ordinary course of the business of the Borrower and its Restricted Subsidiaries; provided that such transactions are on terms that are no less favorable to the Borrower  or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Borrower or such Restricted Subsidiary with an unrelated Person; and (viii) any issuance or sale of Equity Interest (other than Disqualified Stock) for fair consideration, in the reasonable judgment of the Board of Directors of the Borrower, to Affiliates of the Borrower and the granting of registration and other customary rights in connection therewith.

Section 9.14  Subsidiaries.  The Borrower will not, and will not permit any Restricted Subsidiary to, create or acquire any additional Subsidiaries unless the Borrower gives written notice to the Administrative Agent of such creation or acquisition and complies with Section 8.14.

Section 9.15  Dividend Restrictions.  The Borrower will not, and will not permit any Restricted Subsidiary to, create or otherwise cause or permit to exist or become effective any consensual encumbrance or consensual restriction on the ability of any Restricted Subsidiary to (i) pay dividends or make any other distributions on its Equity Interest or pay any Debt or other obligations owed to the Borrower or any Restricted Subsidiary (it being understood that the priority of any Preferred Stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on Common Stock shall not be deemed a restriction on the ability to make distributions on Equity Interest); (ii) make any loans or advances to the Borrower or any Restricted Subsidiary (it being understood that the subordination of loans or advances made to the Borrower or any Restricted Subsidiary to other Debt Incurred by the Borrower or any Restricted Subsidiary shall not be deemed a restriction on the ability to make loans or advances); or (iii) transfer any of its property or assets to the Borrower or any Restricted Subsidiary; except:

(1)  any encumbrance or restriction pursuant to an agreement in effect at or entered into on the Effective Date, including this Agreement and the Senior Secured Credit Agreement, or pursuant to the Exchange Notes Indenture;

(2)  any encumbrance or restriction with respect to a Restricted Subsidiary pursuant to an agreement relating to any Equity Interest or Debt Incurred by a Restricted Subsidiary on or before the date on which such Restricted Subsidiary was acquired by the Borrower or a Restricted

Subsidiary (other than Equity Interest or Debt Incurred as consideration in, or to provide all or any portion of the funds utilized to consummate, the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was acquired by the Borrower or in contemplation of the transaction) and outstanding on such date provided, that any such encumbrance or restriction shall not extend to any assets or property of the Borrower or any other Restricted Subsidiary other than the assets and property so acquired;

(3)  any encumbrance or restriction with respect to a Restricted Subsidiary pursuant to an agreement effecting a refunding, replacement or refinancing of Debt Incurred pursuant to an agreement referred to in clause (1) or (2) or this clause (3) or contained in any amendment, restatement, modification, renewal, supplement, refunding, replacement or refinancing of an agreement referred to in clause (1) or (2) or this clause (3); provided, however, that the encumbrances and restrictions with respect to such Restricted Subsidiary contained in any such agreement are no less favorable in any material respect, taken as a whole, to the Lenders, in the reasonable judgment of the Borrower’s Board of Directors or senior management, than the encumbrances and restrictions contained in such agreements referred to in clauses (1) or (2) on the Effective Date or the date such Restricted Subsidiary became a Restricted Subsidiary or was merged into a Restricted Subsidiary, whichever is applicable;

(4)  in the case of clause (iii) above, any encumbrance or restriction: (A) that restricts in a customary manner the subletting, assignment or transfer of any property or asset that is subject to a lease, license or similar contract, or the assignment or transfer of any such lease, license or other contract; (B) contained in mortgages, pledges or other security agreements permitted under this Agreement securing Debt of the Borrower or a Restricted Subsidiary to the extent such encumbrances or restrictions restrict the transfer of the property subject to such mortgages, pledges or other security agreements; or (C) pursuant to customary provisions restricting dispositions of real property interests set forth in any reciprocal easement agreements of the Borrower or any Restricted Subsidiary;

(5)  (A) purchase money obligations for property acquired in the ordinary course of business and (B) Capitalized Lease Obligations permitted under this Agreement, in each case, that impose encumbrances or restrictions of the nature described in clause (iii) above on the property so acquired;

(6)  any restriction with respect to a Restricted Subsidiary (or any of its property or assets) imposed pursuant to an agreement entered into for the direct or indirect sale or disposition of all or substantially all the Equity Interest or assets of such Restricted Subsidiary (or the property or assets that are subject to such restriction) pending the closing of such sale or disposition;

(7)  customary encumbrances or restrictions imposed pursuant to any agreement referred to in the definition of ‘‘Permitted Business Investment’’;

(8)  net worth provisions in leases and other agreements entered into by the Borrower or any Restricted Subsidiary in the ordinary course of business;

(9)  encumbrances or restrictions arising or existing by reason of applicable law or any applicable rule, regulation or order; and

(10)  encumbrances or restrictions contained in indentures or debt instruments or other debt arrangements Incurred by Guarantors in accordance with Section 9.02 that are not more restrictive, taken as a whole, than those applicable to the Borrower in either this Agreement or the Senior Secured Credit Agreement on the Effective Date (which results in encumbrances or restrictions comparable to those applicable to the Borrower at a Restricted Subsidiary level).

Section 9.16  [Intentionally Omitted].

Section 9.17  [Intentionally Omitted].

Section 9.18  [Intentionally Omitted].

Section 9.19  Unrestricted Subsidiaries.  Unless and until the Covenant Effectiveness Date shall occur, the Borrower will not permit its Unrestricted Subsidiaries to incur or suffer to exist any Debt for borrowed money except Non-Recourse Debt.  No Unrestricted Subsidiary will be redesignated as a Restricted Subsidiary and no Restricted Subsidiary will be redesignated as an Unrestricted Subsidiary.

Section 9.20  Change of Control.  (a)  Upon a Change of Control, each Holder shall have the right to require that the Borrower repurchase all or any part of such Holder’s Loans and Exchange Notes (if any) at a purchase price in cash equal to 100% of the principal amount thereof (and in the case of any Exchange Notes that are classified as “Fixed Rate Notes” in the Exchange Notes Indenture, 101% of the principal amount thereof) plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of Holders of record on the relevant record date to receive interest on the relevant interest payment date), such repurchase to be made in accordance with Section 9.20(b).

(b)           Within thirty (30) days following any such Change of Control, the Borrower shall mail a notice to each Holder (the “Change of Control Offer”) with a copy to the Administrative Agent stating:

(i)  that a Change of Control has occurred and that such Holder has the right to require the Borrower to purchase such Holder’s Loans and Exchange Notes (if any)  at a purchase price in cash equal to 100% of the principal amount thereof (and in the case of any Exchange Notes that are classified as “Fixed Rate Notes” in the Exchange Notes Indenture, 101% of the principal amount thereof) plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of Holders of record on a record date to receive interest on the relevant interest payment date);

(ii)  the repurchase date (which shall be no earlier than thirty (30) days nor later than sixty (60) days from the date such notice is mailed); and

(iii)  the procedures determined by the Borrower, consistent with this Section, that a Holder must follow in order to have its Loans and Exchange Notes (if any) purchased.

(c)           Holders electing to have a Loan or Exchange Note purchased will be required to give notice in writing to the Borrower at the address specified in Section 12.01 at least three (3) Business Days prior to the purchase date.  Each Holder will be entitled to withdraw its election if the Borrower receives, not later than one Business Day prior to the purchase date, a facsimile transmission or letter from such Holder setting forth the name of such Holder, the principal amount of the Loan or Exchange Note which was to be purchased and a statement that such Holder is withdrawing its election to have such Loan or Exchange Note purchased.

(d)           On the purchase date, the Borrower shall pay the purchase price for the Loans and Exchange Notes to be purchased, to the Holders entitled thereto upon surrender of the corresponding Notes.

(e)           The Borrower shall comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Loans and Exchange Notes pursuant to this Section.  To the extent that the provisions of any securities laws or regulations conflict with provisions of this Section, the Borrower shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under this Section by virtue thereof.

Section 9.21  Payments for Consent.  The Borrower will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any Lender for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of this Agreement or the Loans unless such consideration is offered to be paid and is paid to all Lenders that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

ARTICLE X
Events of Default; Remedies

Section 10.01  Events of Default.  Except as modified on the Initial Maturity Date as set forth in Section 12.02, one or more of the following events shall constitute an “Event of Default”:

(a)  the Borrower shall fail to pay any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof, by acceleration or otherwise.

(b)  the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in Section 10.01(a)) payable under any Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three (3) Business Days.

(c)  any representation or warranty made or deemed made by or on behalf of the Borrower or any Restricted Subsidiary in or in connection with any Loan Document or any amendment or modification of any Loan Document or waiver under such Loan Document, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, shall prove to have been incorrect when made or deemed made.

(d)  the Borrower or any Restricted Subsidiary shall fail to observe or perform any covenant, condition or agreement contained in Section 8.01(j), Section 8.01(m), Section 8.02, Section 8.03, Section 8.14 or in ARTICLE IX.

(e)  the Borrower or any Restricted Subsidiary shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in Section 10.01(a), Section 10.01(b) or Section 10.01(d)) or any other Loan Document, and such failure shall continue unremedied for a period of 30 days after the earlier to occur of (i) notice thereof from the Administrative Agent to the Borrower (which notice will be given at the request of any Lender) or (ii) a Responsible Officer of the Borrower or such Restricted Subsidiary otherwise becoming aware of such default.

(f)  (i) the Borrower or any Guarantor shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable or (ii) so long as any Existing Convertible Notes remain outstanding, (A) any Significant Subsidiary fails to make any payment by the end of the applicable grace period, if any, after the final scheduled payment date for such payment with respect to any indebtedness for borrowed money in an aggregate amount in excess of $10,000,000 or (B) indebtedness for borrowed money of any Significant Subsidiary in an aggregate amount in excess of $10,000,000 shall have been accelerated or otherwise declared due and payable, or required to be prepaid or repurchased (other than by regularly scheduled required prepayment) prior to the scheduled maturity thereof as a result of a default with respect to such indebtedness, in either case without such indebtedness referred to in subclause (A) or (B) above having been discharged, cured, waived, rescinded or annulled, for a period of 30 days after receipt by the Borrower of a notice of default.

(g)  any event or condition occurs (i) that results in any Material Indebtedness becoming due prior to its scheduled maturity or (ii) that enables or permits (following any applicable grace period and notice) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the Redemption thereof or any offer to Redeem to be made in respect thereof, prior to its scheduled maturity or require the Borrower or any Restricted Subsidiary to make an offer in respect thereof; provided, however, that an event referred to in clause (ii) arising under the Senior Secured Credit Agreement shall not become an Event of Default unless such event or condition is continuing after the expiration of a standstill period ending 45 days after the occurrence of such event or condition.

(h)  an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Borrower, any Restricted Subsidiary or, so long as any Existing Convertible Notes remain outstanding, any Significant Subsidiary or any Aggregated Subsidiaries, or its or their debts, or of a substantial part of its or their assets, under any  Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower, any Restricted Subsidiary or, so long as any Existing Convertible Notes remain outstanding, any Significant Subsidiary or any Aggregated Subsidiaries or for a substantial part of its or their assets, and, in any such case, such proceeding or petition shall continue undismissed for thirty (30) days or an order or decree approving or ordering any of the foregoing shall be entered.

(i)  the Borrower, any Restricted Subsidiary or, so long as any Existing Convertible Notes remain outstanding, any Significant Subsidiary or any Aggregated Subsidiaries, shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in Section 10.01(h), (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower, any Restricted Subsidiary or, so long as any Existing Convertible Notes remain outstanding, any Significant Subsidiary or any Aggregated Subsidiaries, or for a substantial part of its or their assets, (iv) file an answer admitting the material allegations of a petition filed against it or them in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing; or any stockholder of the Borrower shall make any request or take any action for the purpose of calling a meeting of the stockholders of the Borrower to consider a resolution to dissolve and wind up the Borrower’s affairs.

(j)  the Borrower or any Restricted Subsidiary shall become unable, admit in writing its inability or fail generally to pay its debts as they become due.

(k)  (i) one or more judgments for the payment of money in an aggregate amount in excess of $25,000,000 (to the extent not covered by independent third party insurance provided by insurers of the highest claims paying rating or financial strength as to which the insurer does not dispute coverage and is not subject to an insolvency proceeding) or (ii) any one or more non-monetary judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, shall be rendered against any Loan Party or any combination thereof and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of any Loan Party to enforce any such judgment.

(l)  the Loan Documents after delivery thereof shall for any reason, except to the extent permitted by the terms thereof, cease to be in full force and effect and valid, binding and enforceable in accordance with their terms against the Borrower or a Guarantor party thereto or shall be repudiated by any of them, or cease to create a valid and perfected Lien of the priority required thereby on any collateral purported to be covered thereby, except to the extent permitted by the terms of this Agreement, or the Borrower or any Restricted Subsidiary or any of their Affiliates shall so state in writing.

(m)  an ERISA Event shall have occurred that, in the opinion of the Majority Lenders, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in liability of the Borrower and its Subsidiaries in an aggregate amount exceeding $25,000,000 in any year.

Section 10.02  Remedies.  Except as modified on the Initial Maturity Date as set forth in Section 12.02:

(a)  In the case of an Event of Default other than one described in Section 10.01(h), Section 10.01(i) or Section 10.01(j), at any time thereafter during the continuance of such Event of Default, the Majority Lenders shall, by notice to the Borrower, take either or both of the following actions, at the same or different times:  (i) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Loan Parties accrued hereunder and under the Loans and the other Loan Documents shall become due and payable immediately, without presentment, demand, protest, notice of intent to accelerate, notice of acceleration or other notice of any kind, all of which are hereby waived by each Loan Party; and in case of an Event of Default described in Section 10.01(h), Section 10.01(i) or Section 10.01(j), the Notes and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and the other obligations of the Borrower and the Guarantors accrued hereunder and under the Notes and the other Loan Documents shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Loan Party.

(b)  In the case of the occurrence of an Event of Default, the Administrative Agent and the Lenders will have all other rights and remedies available at law and equity.

(c)  All proceeds realized from the liquidation or other disposition of any collateral or otherwise received after maturity of the Notes, whether by acceleration or otherwise, shall be applied in accordance with Section 4.01(c).

ARTICLE XI
The Administrative Agent

Section 11.01  Appointment; Powers.  Each of the Lenders hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof and the other Loan Documents, together with such actions and powers as are reasonably incidental thereto.

Section 11.02  Duties and Obligations of Administrative Agent.  The Administrative Agent shall not have any duties or obligations except those expressly set forth in the Loan Documents.  Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing (the use of the term “agent” herein and in the other Loan Documents with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law; rather, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties), (b) the Administrative Agent shall have no duty to take any discretionary action or exercise any discretionary powers, except as provided in Section 11.03, and (c) except as expressly set forth herein, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any Loan Party that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity.  The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Borrower or a Lender, and shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or under any other Loan Document or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or in any other Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, (v) the satisfaction of any condition set forth in ARTICLE VI or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent or as to those conditions precedent expressly required to be to the Administrative Agent’s satisfaction, (vi) the existence, value, perfection or priority of any collateral security or the financial or other condition of the Borrower and the Loan Parties or any other obligor or guarantor, or (vii) any failure by the Borrower or any other Person (other than itself) to perform any of its obligations hereunder or under any other Loan Document or the performance or observance of any covenants, agreements or other terms or conditions set forth herein or therein.  For purposes of determining compliance with the conditions specified in ARTICLE VI, each Lender shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received written notice from such Lender prior to the proposed closing date specifying its objection thereto.

Section 11.03  Action by Administrative Agent.  The Administrative Agent shall have no duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise in writing as directed by the Majority Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 12.02) and in all cases the Administrative Agent shall be fully justified in failing or refusing to act hereunder or under any other Loan Documents unless it shall (a) receive written instructions from the Majority Lenders or the Lenders, as applicable, (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 12.02) specifying the action to be taken and (b) be indemnified to its satisfaction by the Lenders against any and all liability and expenses which may be incurred by it by reason of taking or continuing to take any such action.  The instructions as aforesaid and any action taken or failure to act pursuant thereto by the Administrative Agent shall be binding on all of the Lenders.  If a Default has occurred and is continuing, then the Administrative Agent shall take such action with respect to such Default as shall be directed by the requisite Lenders in the written instructions (with indemnities) described in this Section 11.03, provided that, unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default as it shall deem advisable in the best interests of the Lenders.  In no event, however, shall the Administrative Agent be required to take any action which exposes the Administrative Agent to personal liability or which is contrary to this Agreement, the Loan Documents or applicable law.  If a Default has occurred and is continuing, the Syndication Agent shall have no obligation to perform any act in respect thereof.  No Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Majority Lenders or the Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 12.02), and otherwise no Agent shall be liable for any action taken or not taken by it hereunder or under any other Loan Document or under any other document or instrument referred to or provided for herein or therein or in connection herewith or therewith INCLUDING ITS OWN ORDINARY NEGLIGENCE, except for its own gross negligence or willful misconduct.

Section 11.04  Reliance by Administrative Agent.  The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person.  The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon and each of the Borrower and the Lenders hereby waives the right to dispute the Administrative Agent’s record of such statement, except in the case of gross negligence or willful misconduct by the Administrative Agent.  The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.  The Administrative Agent may deem and treat the payee of any Note as the holder thereof for all purposes hereof unless and until a written notice of the assignment or transfer thereof permitted hereunder shall have been filed with the Administrative Agent.

Section 11.05  Subagents.  The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent.  The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties.  The exculpatory provisions of the preceding Sections of this ARTICLE XI shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

Section 11.06  Resignation of Administrative Agent.  Subject to the appointment and acceptance of a successor Agent as provided in this Section 11.06, any Agent may resign at any time by notifying the Lenders and the Borrower. Upon any such resignation, the Majority Lenders shall have the right, in consultation with the Borrower, to appoint a successor.  If no successor shall have been so appointed by the Majority Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation of the retiring Agent, then the retiring Agent may, on behalf of the Lenders, appoint a successor Agent.  Upon the acceptance of its appointment as Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder.  The fees payable by the Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor.  After the Agent’s resignation hereunder, the provisions of this ARTICLE XI and Section 12.03 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Agent.

Section 11.07  Agents as Lenders.  Each bank serving as an Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any Loan Party or other Affiliate thereof as if it were not an Agent hereunder.

Section 11.08  No Reliance.  Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent, any other Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and each other Loan Document to which it is a party.  Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent, any other Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document, any related agreement or any document furnished hereunder or thereunder.  The Agents shall not be required to keep themselves informed as to the performance or observance by the Borrower or any of its Restricted Subsidiaries of this Agreement, the Loan Documents or any other document referred to or provided for herein or to inspect the Properties or books of any such Person.  Except for notices, reports and other documents and information expressly required to be furnished to the Lenders by the Administrative Agent hereunder, no Agent or the Arrangers shall have any duty or responsibility to provide any Lender with any credit or other information concerning the affairs, financial condition or business of the Borrower or any Loan Party (or any of their Affiliates) which may come into the possession of such Agent or any of its Affiliates.  Each other party hereto will consult with its own legal counsel to the extent that it deems necessary in connection with the Loan Documents and the matters contemplated therein.

Section 11.09  Administrative Agent May File Proofs of Claim.  In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to the Borrower or any of its Restricted Subsidiaries, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a)  to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Indebtedness that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Section 12.03) allowed in such judicial proceeding; and

(b)  to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Section 12.03.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Indebtedness or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

Section 11.10  Authority of Administrative Agent to Release Collateral and Liens.  Each Lender hereby authorizes the Administrative Agent to release any collateral that is permitted to be sold or released pursuant to the terms of the Loan Documents.  Each Lender hereby authorizes the Administrative Agent to execute and deliver to the Borrower, at the Borrower’s sole cost and expense, any and all releases of Liens, termination statements, assignments or other documents reasonably requested by the Borrower in connection with any sale or other disposition of Property to the extent such sale or other disposition is permitted by the terms of Section 9.11 or is otherwise authorized by the terms of the Loan Documents.

Section 11.11  The Arrangers and the Agents.  The Arrangers and the Syndication Agent shall have no duties, responsibilities or liabilities under this Agreement and the other Loan Documents other than their duties, responsibilities and liabilities in their capacity as Lenders hereunder.

ARTICLE XII
Miscellaneous

Section 12.01  Notices.

(a)  Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to Section 12.01(b)), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(i)   if to the Borrower, to it at 1615 Poydras Street, New Orleans, Louisiana  70112, Attention of Kathleen Quirk (Telecopy No. (504) 582-4511);

(ii)  if to the Administrative Agent, to it at:  1 Chase Tower, 10 South Dearborn, IL1-0010, Chicago, Illinois 60603 Attention:  Mi Y Kim, Phone No. 312.732.4853, Fax No. 312.385.7096, and for all other correspondence other than borrowings, continuation and conversion requests 712 Main, 8th Floor, Houston, Texas 77002, Attention of Ronald Dierker (Telecopy No. (713) 216-7770);

(iii)  if to any other Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.

(b)  Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to ARTICLE II, ARTICLE III, ARTICLE IV and ARTICLE V unless otherwise agreed by the Administrative Agent and the applicable Lender.  The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(c)  Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto.  All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

Section 12.02  Waivers; Amendments.

(a)  No failure on the part of the Administrative Agent or any Lender to exercise and no delay in exercising, and no course of dealing with respect to, any right, power or privilege, or any abandonment or discontinuance of steps to enforce such right, power or privilege, under any of the Loan Documents shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege under any of the Loan Documents preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  The rights and remedies of the Administrative Agent and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have.  No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by Section 12.02(b), and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.  Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender may have had notice or knowledge of such Default at the time.

(b)  Neither this Agreement nor any provision hereof nor any Security Instrument nor any provision thereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Majority Lenders or by the Borrower and the Administrative Agent with the consent of the Majority Lenders; provided that no such agreement shall (i) reduce the principal amount of any Loan or reduce the rate of interest thereon, or reduce any fees payable hereunder, or reduce any other Indebtedness hereunder or under any other Loan Document, without the written consent of each Lender affected thereby, (ii) postpone the scheduled date of payment or prepayment of the principal amount of any Loan, or any interest thereon, or any fees payable hereunder, or any other Indebtedness hereunder or under any other Loan Document, or reduce the amount of, waive or excuse any such payment, or postpone or extend the Initial Maturity Date or the Final Maturity Date without the written consent of each Lender affected thereby, (iii) change Section 4.01(b), Section 4.01(c) or Section 4.01(d) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender, (iv) waive or amend Section 10.02(c) without the written consent of each Lender, (v) release any Guarantor (except as set forth in the Guaranty Agreement), release any collateral (other than as provided in Section 11.10) without the written consent of each Lender, (vi) restrict the right of each Lender to exchange Term Loans or Initial Loans on the Initial Maturity Date, for Exchange Notes or amend the rate of such exchange without the written consent of each Lender directly affected thereby, (vii) amend, modify or waive any provision in the Exchange Notes that require (or would, if any Exchange Notes were outstanding, require) the approval of all holders of Exchange Notes without the consent of all the Lenders, or (viii) change any of the provisions of this Section 12.02(b) or the definitions of “Majority Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or under any other Loan Documents or make any determination or grant any consent hereunder or any other Loan Documents, without the written consent of each Lender; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent or any other Agent hereunder or under any other Loan Document without the prior written consent of the Administrative Agent or such other Agent, as the case may be.  Notwithstanding the foregoing, any supplement to Schedule 7.14 (Subsidiaries) shall be effective simply by delivering to the Administrative Agent a supplemental schedule clearly marked as such and, upon receipt, the Administrative Agent will promptly deliver a copy thereof to the Lenders.

(c)  Notwithstanding anything in clause (a) above or in this Agreement and the other Loan Documents to the contrary, without notice to or the consent of any Lender, the Administrative Agent or the Borrower, immediately following the Initial Maturity Date:

(i) the affirmative covenants set forth in Article VIII (other than (A) Section 8.20 (Exchange Notes) and (B) for so long as any Loans are outstanding, Section 8.01 (Financial Statements; Other Information), Section 8.14 (Additional Guarantors) and Section 8.19 (Second Lien)) shall be deemed deleted;

(ii) for so long as any Loans are outstanding, Sections 9.07, 9.08, 9.12, 9.14 and 9.19 shall be deleted and the other negative covenants set forth in Article IX (other than Section 9.20 (Change of Control)) shall be deemed to have been automatically replaced by the corresponding covenants set forth in Exhibit H hereto, and

(iii) the Events of Default and remedies set forth in Article X shall be deemed to have been automatically replaced by the defaults and remedies described in Exhibit H hereto under the heading “Events of default,”

each as applicable, which replacement provisions, along with the relevant defined terms used therein for the purposes thereof, will thereupon be deemed incorporated by reference herein, with references therein to the “Issuer” and the “Trustee” being deemed to be references to the “Borrower” and the “Administrative Agent,” respectively, and with such other modifications to this Agreement necessary to give effect to the foregoing; in furtherance of the foregoing, the Administrative Agent will, at the request of the Borrower, enter into such technical amendments to the Loan Documents reasonably necessary to effect the foregoing; provided that following the Initial Maturity Date, the proceeds of any mandatory prepayment event set forth in Section 3.05(b) shall continue to be applied in accordance with Section 3.05(b) and 3.05(d), as applicable.

Section 12.03  Expenses, Indemnity; Damage Waiver.

(a)  The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates, including, without limitation, the reasonable fees, charges and disbursements of counsel and other outside consultants for the Administrative Agent, the reasonable travel, photocopy, mailing, courier, telephone and other similar expenses, and the cost of environmental audits and surveys and appraisals, in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration (both before and after the execution hereof and including advice of counsel to the Administrative Agent as to the rights and duties of the Administrative Agent and the Lenders with respect thereto) of this Agreement and the other Loan Documents and any amendments, modifications or waivers of or consents related to the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all costs, expenses, taxes, assessments and other charges incurred by the any Agent or any Lender in connection with any filing, registration, recording or perfection of any security interest contemplated by this Agreement or any Security Instrument or any other document referred to therein, (iii) all out-of-pocket expenses incurred by any Agent or any

Lender, including the fees, charges and disbursements of any counsel for any Agent or any Lender, in connection with the enforcement or protection of its rights in connection with this Agreement or any other Loan Document, including its rights under this Section 12.03, or in connection with the Loans made hereunder, including, without limitation, all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.

(b)  THE BORROWER SHALL INDEMNIFY EACH AGENT, THE ARRANGER AND EACH LENDER, AND EACH RELATED PARTY OF ANY OF THE FOREGOING PERSONS (EACH SUCH PERSON BEING CALLED AN “INDEMNITEE”) AGAINST, AND HOLD EACH INDEMNITEE HARMLESS FROM, ANY AND ALL LOSSES, CLAIMS, DAMAGES, LIABILITIES AND RELATED EXPENSES, INCLUDING THE FEES, CHARGES AND DISBURSEMENTS OF ANY COUNSEL FOR ANY INDEMNITEE, INCURRED BY OR ASSERTED AGAINST ANY INDEMNITEE ARISING OUT OF, IN CONNECTION WITH, OR AS A RESULT OF (i) THE EXECUTION OR DELIVERY OF THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR ANY AGREEMENT OR INSTRUMENT CONTEMPLATED HEREBY OR THEREBY, (ii) THE PERFORMANCE BY THE PARTIES HERETO OR THE PARTIES TO ANY OTHER LOAN DOCUMENT OF THEIR RESPECTIVE OBLIGATIONS HEREUNDER OR THEREUNDER OR THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED HEREBY OR BY ANY OTHER LOAN DOCUMENT, (iii) THE FAILURE OF THE BORROWER OR ANY LOAN PARTY TO COMPLY WITH THE TERMS OF ANY LOAN DOCUMENT, INCLUDING THIS AGREEMENT, OR WITH ANY GOVERNMENTAL REQUIREMENT, (iv) ANY INACCURACY OF ANY REPRESENTATION OR ANY BREACH OF ANY WARRANTY OR COVENANT OF THE BORROWER OR ANY LOAN PARTY SET FORTH IN ANY OF THE LOAN DOCUMENTS OR ANY INSTRUMENTS, DOCUMENTS OR CERTIFICATIONS DELIVERED IN CONNECTION THEREWITH, (v) ANY LOAN OR THE USE OF THE PROCEEDS THEREFROM, (vi) ANY OTHER ASPECT OF THE LOAN DOCUMENTS, (vii) THE OPERATIONS OF THE BUSINESS OF THE BORROWER OR ANY LOAN PARTY BY SUCH PERSONS, (viii) ANY ASSERTION THAT THE LENDERS WERE NOT ENTITLED TO RECEIVE THE PROCEEDS RECEIVED PURSUANT TO THE SECURITY INSTRUMENTS, (ix) ANY ENVIRONMENTAL LAW APPLICABLE TO THE BORROWER OR ANY RESTRICTED SUBSIDIARY OR ANY OF THEIR PROPERTIES, INCLUDING WITHOUT LIMITATION, THE PRESENCE, GENERATION, STORAGE, RELEASE, THREATENED RELEASE, USE, TRANSPORT, DISPOSAL, ARRANGEMENT OF DISPOSAL OR TREATMENT OF OIL, OIL AND GAS WASTES, SOLID WASTES OR HAZARDOUS SUBSTANCES ON ANY OF THEIR PROPERTIES, (x) THE BREACH OR NON-COMPLIANCE BY THE BORROWER OR ANY RESTRICTED SUBSIDIARY WITH ANY ENVIRONMENTAL LAW APPLICABLE TO THE BORROWER OR ANY RESTRICTED SUBSIDIARY, (xi) THE PAST OWNERSHIP BY THE BORROWER OR ANY RESTRICTED SUBSIDIARY OF ANY OF THEIR PROPERTIES OR PAST ACTIVITY ON ANY OF THEIR PROPERTIES WHICH, THOUGH LAWFUL AND FULLY PERMISSIBLE AT THE TIME, COULD RESULT IN PRESENT LIABILITY, (xii) THE PRESENCE, USE, RELEASE, STORAGE, TREATMENT, DISPOSAL, GENERATION, THREATENED RELEASE, TRANSPORT, ARRANGEMENT FOR TRANSPORT OR ARRANGEMENT FOR DISPOSAL OF OIL, OIL AND GAS WASTES, SOLID WASTES OR HAZARDOUS SUBSTANCES ON OR AT ANY OF THE PROPERTIES OWNED OR OPERATED BY THE BORROWER OR ANY RESTRICTED SUBSIDIARY OR ANY ACTUAL OR ALLEGED PRESENCE OR RELEASE OF HAZARDOUS MATERIALS ON OR FROM ANY PROPERTY OWNED OR OPERATED BY THE BORROWER OR ANY OF ITS RESTRICTED SUBSIDIARIES, (xiii) ANY ENVIRONMENTAL LIABILITY RELATED IN ANY WAY TO THE BORROWER OR ANY OF ITS RESTRICTED SUBSIDIARIES, (xiv) ANY OTHER ENVIRONMENTAL, HEALTH OR SAFETY CONDITION IN CONNECTION WITH THE LOAN DOCUMENTS, OR (xv) ANY ACTUAL OR PROSPECTIVE CLAIM, LITIGATION, INVESTIGATION OR PROCEEDING

RELATING TO ANY OF THE FOREGOING, WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY AND REGARDLESS OF WHETHER ANY INDEMNITEE IS A PARTY THERETO, AND SUCH INDEMNITY SHALL EXTEND TO EACH INDEMNITEE NOTWITHSTANDING THE SOLE OR CONCURRENT NEGLIGENCE OF EVERY KIND OR CHARACTER WHATSOEVER, WHETHER ACTIVE OR PASSIVE, WHETHER AN AFFIRMATIVE ACT OR AN OMISSION, INCLUDING WITHOUT LIMITATION, ALL TYPES OF NEGLIGENT CONDUCT IDENTIFIED IN THE RESTATEMENT (SECOND) OF TORTS OF ONE OR MORE OF THE INDEMNITEES OR BY REASON OF STRICT LIABILITY IMPOSED WITHOUT FAULT ON ANY ONE OR MORE OF THE INDEMNITEES; PROVIDED THAT SUCH INDEMNITY SHALL NOT, AS TO ANY INDEMNITEE, BE AVAILABLE TO THE EXTENT THAT SUCH LOSSES, CLAIMS, DAMAGES, LIABILITIES OR RELATED EXPENSES ARE DETERMINED BY A COURT OF COMPETENT JURISDICTION BY FINAL AND NONAPPEALABLE JUDGMENT TO HAVE RESULTED FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF SUCH INDEMNITEE.

(c)  To the extent that the Borrower fails to pay any amount required to be paid by it to any Agent or the Arrangers under Section 12.03(a) or (b), each Lender severally agrees to pay to such Agent or the Arrangers, as the case may be, such Lender’s Commitment Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against such Agent or the Arrangers in their capacity as such.

(d)  To the extent permitted by applicable law, no Loan Party shall assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the Transactions, any Loan or the use of the proceeds thereof.

(e)  All amounts due under this Section 12.03 shall be payable not later than 10 days after written demand therefor.

Section 12.04  Successors and Assigns.

(a)  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 12.04.  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (to the extent provided in Section 12.04(c)) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)  (i) Subject to the conditions set forth in Section 12.04(b)(ii), any Lender may assign to one or more assignees (each an “Assignee”) all or a portion of its rights and obligations under this Agreement (including all or a portion of the Loans at the time owing to it) with the prior written consent of:

(A)  the Borrower solely if such assignment is made prior to the Initial Maturity Date and after giving effect to such assignment, the Initial Lenders will hold less than 50% of the outstanding aggregate principal of the Loans, provided that no consent of the Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund (as defined below), or, if an Event of Default under Section 10.01(a), (h), (i) or (j) has occurred and is continuing; and

(B)  the Administrative Agent (such consent not to be unreasonably withheld).

(ii)  Assignments shall be subject to the following additional conditions:

(A)  except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Loans, the amount of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 unless each of the Borrower and the Administrative Agent otherwise consent, provided that (1) no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing and (2) such amounts shall be aggregated in respect of each Lender and its Affiliates or Approved Funds;

(B)  the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; and

(C)  the Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

For the purposes of this Section 12.04, “Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) Person or an Affiliate of a Person that administers or manages a Lender.

(iii)  Subject to Section 12.04(b)(iv) and the acceptance and recording thereof, from and after the effective date specified in each Assignment and Assumption the Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Section 5.01, Section 5.02, Section 5.03 and Section 12.03).  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 12.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 12.04(c).

(iv)  The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the principal amount of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the

“Register”).  The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v)  Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the Assignee’s completed Administrative Questionnaire and, if required hereunder, applicable tax forms (unless the Assignee shall already be a Lender hereunder), the processing and recordation fee referred to in Section 12.04(b) and any written consent to such assignment required by Section 12.04(b), the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register.  No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this Section 12.04(b).

(c)  (A)  Any Lender may, without the consent of the Borrower but subject to the prior approval of the Administrative Agent (such approval not to be unreasonably withheld), sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (C) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and (D) such Lender shall continue to give prompt attention to and process (including, if required, through discussions with Participants) requests for waivers or amendments hereunder.  Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the proviso to Section 12.02 that affects such Participant.  In addition such agreement must provide that the Participant be bound by the provisions of Section 12.03.  Subject to Section 12.04(c)(ii), the Borrower agrees that each Participant shall be entitled to the benefits of Section 5.01, Section 5.02 and Section 5.03 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 12.04(b).  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 12.08 as though it were a Lender, provided such Participant agrees to be subject to Section 4.01(d) as though it were a Lender.

(i)  A Participant shall not be entitled to receive any greater payment under Section 5.01 or Section 5.03 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent.  A Participant that is a Non-U.S. Lender shall not be entitled to the benefits of Section 5.03 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 5.03(d) as though it were a Lender.

(d)  Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including, without limitation, any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section 12.04(d) shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or Assignee for such Lender as a party hereto.

(e)  (B)  To the extent requested by any Lender, the Borrower shall execute and deliver to such Lender an Initial Note dated the Effective Date substantially in the form of Exhibit A-1 hereto to evidence the portion of the Initial Loan made by such Lender and with appropriate insertions (“Initial Notes”).

(i)  Unless converted to an Exchange Note and, to the extent requested by any Lender, the Borrower shall execute and deliver to such Lender a Term Note dated the Initial Maturity Date substantially in the form of Exhibit A-2 hereto to evidence the Term Loan made on such date, in the principal amount of the Initial Notes held by such Lender on such date and with other appropriate insertions (collectively, the “Term Notes”).

(ii)  On or prior to the effective date of any Assignment and Assumption, the assigning Lender shall surrender any outstanding Loan Notes held by it all or a portion of which are being assigned, and the Borrower, at its own expense, shall, upon a request to the Administrative Agent by the assigning Lender or the Assignee, as applicable, execute and deliver to the Administrative Agent (in exchange for outstanding Loan Notes of the assigning Lender, if any) a new Loan Note to the order of such Assignee in an amount equal to the amount of such Assignee’s Loans after giving effect to such Assignment and Assumption and, if the assigning Lender has retained a Loan hereunder, a new Loan Note, to the order of the assigning Lender in an amount equal to the amount of such Lender’s Loans after giving effect to such Assignment and Assumption.  Any such new Loan Notes shall be dated the Effective Date and shall otherwise be in the form of the Loan Note replaced thereby.  Any Loan Notes surrendered by the assigning Lender shall be returned by the Administrative Agent to the Borrower marked “cancelled.”

(f)  Notwithstanding the foregoing, any Conduit Lender may assign any or all of the Loans it may have funded hereunder to its designating Lender without the consent of the Borrower or the Administrative Agent and without regard to the limitations set forth in Section 12.04(b).  Each of the Borrower, each Lender and the Administrative Agent hereby confirms that it will not institute against a Conduit Lender or join any other Person in instituting against a Conduit Lender any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding under any state bankruptcy or similar law, for one year and one day after the payment in full of the latest maturing commercial paper note issued by such Conduit Lender; provided, however, that each Lender designating any Conduit Lender hereby agrees to indemnify, save and hold harmless each other party hereto for any loss, cost, damage or expense arising out of its inability to institute such a proceeding against such Conduit Lender during such period of forbearance.

(g)  Notwithstanding any other provisions of this Section 12.04, no transfer or assignment of the interests or obligations of any Lender or any grant of participations therein shall be permitted if such transfer, assignment or grant would require the Borrower and the Guarantors to file a registration statement with the SEC or to qualify the Loans under the “Blue Sky” laws of any state.

Section 12.05  Survival; Revival; Reinstatement.

(a)  All covenants, agreements, representations and warranties made by the Loan Parties herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, any other Agent or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid.  The provisions of Section 5.01, Section 5.02, Section 5.03 and Section 12.03 and ARTICLE XI shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans or the termination of this Agreement, any other Loan Document or any provision hereof or thereof.

(b)  To the extent that any payments on the Indebtedness or proceeds of any collateral are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, debtor in possession, receiver or other Person under any bankruptcy law, common law or equitable cause, then to such extent, the Indebtedness so satisfied shall be revived and continue as if such payment or proceeds had not been received and the Administrative Agent’s and the Lenders’ Liens, security interests, rights, powers and remedies under this Agreement and each Loan Document shall continue in full force and effect.  In such event, each Loan Document shall be automatically reinstated and the Borrower shall, and shall cause each other Loan Party to, take such action as may be reasonably requested by the Administrative Agent and the Lenders to effect such reinstatement.

Section 12.06  Counterparts; Integration; Effectiveness.

(a)  This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.

(b)  This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and thereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof and thereof.  This Agreement and the other Loan Documents represent the final agreement among the parties hereto and thereto and may not be contradicted by evidence of prior, contemporaneous or subsequent oral agreements of the parties.  There are no unwritten oral agreements between the parties.

(c)  Except as provided in Section 6.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.  Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 12.07  Severability.  Any provision of this Agreement or any other Loan Document held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof or thereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

Section 12.08  Right of Setoff.  If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations (of whatsoever kind, including, without limitations obligations under Swap Agreements) at any time owing by such Lender or Affiliate to or for the credit or the account of the Borrower or any Loan Party against any of and all the obligations of the

Borrower or any other Loan Party owed to such Lender now or hereafter existing under this Agreement or any other Loan Document, irrespective of whether or not such Lender shall have made any demand under this Agreement or any other Loan Document and although such obligations may be unmatured.  The rights of each Lender under this Section 12.08 are in addition to other rights and remedies (including other rights of setoff) which such Lender or its Affiliates may have.

Section 12.09  GOVERNING LAW; JURISDICTION; CONSENT TO SERVICE OF PROCESS.

(a)  THIS AGREEMENT AND THE NOTES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK EXCEPT TO THE EXTENT THAT UNITED STATES FEDERAL LAW PERMITS ANY LENDER TO CONTRACT FOR, CHARGE, RECEIVE, RESERVE OR TAKE INTEREST AT THE RATE ALLOWED BY THE LAWS OF THE STATE WHERE SUCH LENDER IS LOCATED.

(b)  ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THE LOAN DOCUMENTS SHALL BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK OR OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH PARTY HEREBY ACCEPTS FOR ITSELF AND (TO THE EXTENT PERMITTED BY LAW) IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE JURISDICTION OF THE AFORESAID COURTS.  EACH PARTY HEREBY IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING, WITHOUT LIMITATION, ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY SUCH ACTION OR PROCEEDING IN SUCH RESPECTIVE JURISDICTIONS.  THIS SUBMISSION TO JURISDICTION IS NON-EXCLUSIVE AND DOES NOT PRECLUDE A PARTY FROM OBTAINING JURISDICTION OVER ANOTHER PARTY IN ANY COURT OTHERWISE HAVING JURISDICTION.

(c)  EACH PARTY IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO IT AT THE ADDRESS SPECIFIED IN SECTION 12.01 OR SUCH OTHER ADDRESS AS IS SPECIFIED PURSUANT TO SECTION 12.01 (OR ITS ASSIGNMENT AND ASSUMPTION), SUCH SERVICE TO BECOME EFFECTIVE THIRTY (30) DAYS AFTER SUCH MAILING.  NOTHING HEREIN SHALL AFFECT THE RIGHT OF A PARTY OR ANY HOLDER OF A NOTE TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST ANOTHER PARTY IN ANY OTHER JURISDICTION.

(d)  EACH PARTY HEREBY (i) IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN; (ii) IRREVOCABLY WAIVES, TO THE MAXIMUM EXTENT NOT PROHIBITED BY LAW, ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY SUCH LITIGATION ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES, OR DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES; (iii) CERTIFIES THAT NO PARTY HERETO NOR ANY REPRESENTATIVE OR AGENT OF COUNSEL FOR ANY PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, OR IMPLIED THAT SUCH PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVERS,

AND (iv) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT, THE LOAN DOCUMENTS AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS CONTAINED IN THIS SECTION 12.09.

Section 12.10  Headings.  Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

Section 12.11  Confidentiality.  Each of the Administrative Agent and each Lender agrees to keep confidential all non-public information provided to it by the Borrower or any of their Subsidiaries, the Administrative Agent or any Lender pursuant to or in connection with this Agreement that is designated by the provider thereof as confidential; provided that nothing herein shall prevent the Administrative Agent or any Lender from disclosing any such information (a) to the Administrative Agent, any other Lender or any affiliate thereof, (b) subject to an agreement to comply with the provisions of this Section, to any actual or prospective Transferee or any direct or indirect counterparty to any Swap Agreement (or any professional advisor to such counterparty), (c) to its employees, directors, agents, attorneys, accountants and other professional advisors or those of any of its affiliates, (d) upon the request or demand of any Governmental Authority, (e) in response to any order of any court or other Governmental Authority or as may otherwise be required pursuant to any Governmental Requirement, (f) if requested or required to do so in connection with any litigation or similar proceeding, (g) that has been publicly disclosed, (h) to the National Association of Insurance Commissioners or any similar organization or any nationally recognized rating agency that requires access to information about a Lender’s investment portfolio in connection with ratings issued with respect to such Lender, or (i) in connection with the exercise of any remedy hereunder or under any other Loan Document.

Each Lender acknowledges that information furnished to it pursuant to this Agreement or the other Loan Documents may include material non-public information concerning the Borrower and its Affiliates and their related parties or their respective securities, and confirms that it has developed compliance procedures regarding the use of material non-public information and that it will handle such material non-public information in accordance with those procedures and applicable law, including Federal and state securities laws.

All information, including requests for waivers and amendments, furnished by the Borrower or the Administrative Agent pursuant to, or in the course of administering, this Agreement or the other Loan Documents will be syndicate-level information, which may contain material non-public information about the Borrower and its Affiliates and their related parties or their respective securities.  Accordingly, each Lender represents to the Borrower and the Administrative Agent that it has identified in its Administrative Questionnaire a credit contact who may receive information that may contain material non-public information in accordance with its compliance procedures and applicable law, including Federal and state securities laws.

Section 12.12  Interest Rate Limitation.  It is the intention of the parties hereto that each Lender shall conform strictly to usury laws applicable to it.  Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

Section 12.13  Intercreditor Agreement.  This Agreement and each Security Instrument shall be subject to the terms of the Intercreditor Agreement upon execution thereof.

Section 12.14  No Third Party Beneficiaries.  This Agreement, the other Loan Documents, and the agreement of the Lenders to make Loans hereunder are solely for the benefit of the Borrower, and no other Person (including, without limitation, any Restricted Subsidiary of the Borrower, any obligor, contractor, subcontractor, supplier or materialsman) shall have any rights, claims, remedies or privileges hereunder or under any other Loan Document against the Administrative Agent, any other Agent or any Lender for any reason whatsoever.  There are no third party beneficiaries.

Section 12.15  Acknowledgements.  The Borrower hereby acknowledges that:

(a)  it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;

(b)  neither the Administrative Agent nor any Lender has any fiduciary relationship with or duty to the Borrower arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between Administrative Agent and Lenders, on one hand, and the Borrower, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among the Borrower and the Lenders.

Section 12.16  USA Patriot Act Notice.  Each Lender hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Act.

[SIGNATURES BEGIN NEXT PAGE]

The parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

BORROWER:                                                                MCMORAN EXPLORATION CO.

By: ___________________________
Name:
Title:

ADMINISTRATIVE AGENT:                                                                JPMORGAN CHASE BANK, N.A.,
as Administrative Agent and as a Lender

By: ___________________________
Name:
Title:

SYNDICATION AGENT:	MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED, as Syndication Agent

By:_________________________________
Name:
Title:

MERRILL LYNCH CAPITAL CORPORATION, as a Lender

By: ________________________________
Name:
Title: